Exhibit 4.1

AMENDMENT AND RESTATEMENT AGREEMENT

This AMENDMENT AND RESTATEMENT AGREEMENT (this “Amendment and Restatement Agreement”) is made as of June 24, 2022, by and among:

AMERICAN EAGLE OUTFITTERS, INC., a Delaware corporation (the “U.S. Borrower”);

AMERICAN EAGLE OUTFITTERS CANADA CORPORATION, an unlimited liability company formed under the laws of Nova Scotia (the “Canadian Borrower” and, together with the U.S. Borrower, the “Borrowers”);

each of the other Loan Parties referred to on the signature pages hereof (collectively, with the Borrowers, the “Loan Parties”);

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the “Agent”) for the Credit Parties; and

the Lenders referred to on the signature pages hereof.

WITNESSETH:

A. Reference is made to that certain Amended and Restated Credit Agreement, dated as of January 30, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), by and among (i) the Borrowers, (ii) the other Loan Parties from time to time party thereto, (iii) the Existing Lenders (as defined below), and (iv) the Agent.

B. The Loan Parties, the Agent and the Continuing Lenders (as defined below) have agreed to amend and restate the Existing Credit Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

AMENDMENT AND RESTATEMENT OF THE EXISTING CREDIT AGREEMENT.

Section 1.1 Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Existing Credit Agreement, as amended and restated by this Amendment and Restatement Agreement (the “Amended and Restated Credit Agreement”).

Section 1.2 Amendment and Restatement of the Existing Credit Agreement. Subject to the satisfaction of the conditions precedent specified in Article 2 below, effective as of the Amendment and Restatement Effective Date (as defined below):

(a)	the Existing Credit Agreement is hereby amended and restated in its entirety in the form attached as Annex I hereto;

(b)	the Schedules to the Existing Credit Agreement are hereby amended and restated in their entirety in the form attached as Annex II hereto;

(c)	the Exhibits to the Existing Credit Agreement are hereby amended and restated in their entirety in the form attached as Annex III hereto; and

(d)

from and after the Amendment and Restatement Effective Date, the “Obligations” under the Existing Credit Agreement shall (i) continue as “Obligations” under the Amended and Restated Credit Agreement and the Loan Documents until otherwise paid in accordance with the terms thereof, (ii) be guaranteed by the Guarantors pursuant to the Amended and Restated Credit Agreement and (iii) be secured by the Liens granted to the Agent for the benefit of the Secured Parties under the Collateral Documents.

ARTICLE 2

CONDITIONS TO EFFECTIVENESS.

Section 2.1 Conditions Precedent to Effectiveness. This Amendment and Restatement Agreement and the obligations of the parties hereunder and under the Amended and Restated Credit Agreement shall be effective when each of the following conditions shall be satisfied (the date of such effectiveness, the “Amendment and Restatement Effective Date”):

(a) the Agent shall have received each of the following, each of which shall be originals, telecopies, other electronic image scan transmission (e.g., “pdf” or “tif” via electronic mail) or electronic signatures subject to Section 9.06 of the Amended and Restated Credit Agreement unless otherwise specified or permitted by the Amended and Restated Credit Agreement:

(i) this Amendment and Restatement Agreement, duly executed by the Borrowers, the Loan Parties, the Agent and the Continuing Lenders and acknowledged by the Exiting Lenders ;

(ii) a Borrowing Base Certificate which calculates the U.S. Borrowing Base and the Canadian Borrowing Base as of the end of the fiscal quarter immediately preceding the Amendment and Restatement Effective Date;

(iii) (a) a certificate of each Loan Party, dated as of the Amendment and Restatement Effective Date and executed by a Secretary, Assistant Secretary or other Responsible Officer of such Loan Party, which shall (x) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (y) identify by name and title and bear the signatures of the Responsible Officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (z) contain appropriate attachments, including the certificate or articles of incorporation, formation or organization (or the equivalent thereof) of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws, limited liability company, limited partnership, operating, management or partnership agreement (or the equivalent thereof), and (b) a good standing certificate for each Loan Party (to the extent such concept is applicable in each relevant jurisdiction) from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for each Loan Party from the appropriate governmental officer in such jurisdiction;

(iv) a certificate, signed by a Responsible Officer of the Borrower Representative, dated as of the Amendment and Restatement Effective Date and stating that, as of the Amendment and Restatement Effective Date, (a) no Default or Event of Default has occurred and is continuing and (b) the representations and warranties contained in Article 3 below are true and correct as of such date;

(v) a solvency certificate, dated as of the Amendment and Restatement Effective Date, from a Financial Officer of the U.S. Borrower;

(vi) a written opinion of (a) Wachtell, Lipton, Rosen & Katz, counsel to the Loan Parties, and (b) each of Osler, Hoskin & Harcourt LLP and McInnes Cooper, Canadian counsel to the Canadian Loan Parties, in each case addressed to the Agent, the Issuing Bank and the Lenders and in form and substance reasonably satisfactory to the Agent and its counsel;

(vii) subject to Schedule 5.19, a Joinder Agreement duly executed by Todd Snyder, Inc. and the Agent.

(viii) (a) to the extent requested by the Agent from the Borrower Representative at least (5) Business Days prior to the Amendment and Restatement Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and Proceeds of Crime Act, for each Loan Party, and (b) to the extent requested by any Lender or the Agent from the Borrower Representative at least five (5) Business Days prior to the Amendment and Restatement Effective Date, each Borrower, to the extent qualifying as a “legal entity customer” under the Beneficial Ownership Regulation, shall deliver to each such Lender or Agent a Beneficial Ownership Certification at least three (3) Business Days prior to the Amendment and Restatement Effective Date; and

(b) all reasonable and documented out-of-pocket expenses incurred by the Agent in connection with the preparation and negotiation of this Amendment and Restatement Agreement (including the reasonable and documented fees and expenses of counsel to the Agent) that have been invoiced at least two Business Days prior to the Amendment and Restatement Effective Date shall have been paid in full by the Borrowers as and to the extent required to be paid by, and in accordance with, the terms of Section 9.03 of the Amended and Restated Credit Agreement.

Section 2.2 Released Guarantors. The Borrower Representative represents and warrants to the Agent and the Lenders that each of AEO International Corp., AEO Israeli Services Co. and American Eagle CDN HoldCo. (the “Released Guarantors”) are Excluded Subsidiaries pursuant to clause (d) of the definition of “Excluded Subsidiaries”. The Agent and the Lenders agree that, automatically from and after the Amendment and Restatement Effective Date, but without prejudice to the obligation of each Released Guarantor to become a Guarantor pursuant to the terms of the Amended and Restated Credit Agreement if it ceases to constitute an Excluded Subsidiary, the Released Guarantors are hereby released from their obligations under the Loan Documents and any Guarantees and any liens granted by the Released Guarantors to the Agent under the Loan Documents are hereby released. The Lenders authorize the Agent to execute such documents and take such actions as the Borrower Representative may reasonably request to give effect to the foregoing releases with respect to the Released Guarantors.

Section 2.3 Commitments. Each Lender (as defined in the Existing Credit Agreement) under the Existing Credit Agreement immediately prior to the Amendment and Restatement Effective Date (collectively, the “Existing Lenders”) that (a) is not listed on the Commitment Schedule attached as Annex II hereto shall, upon payment in full of all Obligations owing to such Existing Lender as of the date hereof, cease to be a Lender under the Amended Credit Agreement on the Amendment and Restatement Effective Date (the “Exiting Lenders”) and be released from all of its obligations under the Existing Credit Agreement and the other Loan Documents, and (b) is listed on the Commitment Schedule shall continue to be a Lender under the Amended Credit Agreement on the Amendment and Restatement Effective Date (the “Continuing Lenders”). On the Amendment and Restatement Effective Date, the Agent will cause any outstanding Loans held by the Exiting Lenders to be purchased by the Continuing

Lenders such that the outstanding Loans and Commitments are held pro rata by the Continuing Lenders. Each of the Lenders hereby waives any right to a pro rata share of any prepayment made by the Borrowers to any Exiting Lender on the Amendment and Restatement Effective Date. For the avoidance of doubt, nothing herein shall be deemed to derogate from the Exiting Lenders’ rights in respect of indemnification and other provisions of the Credit Agreement that by their terms survive the termination of the Commitments of such Exiting Lenders.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES.

Section 3.1 On and as of the Amendment and Restatement Effective Date, after giving effect to this Amendment and Restatement Agreement, each Loan Party represents and warrants as follows:

(a) The representations and warranties of such Loan Party set forth in the Amended and Restated Credit Agreement and each other Loan Documents are true and correct in all material respects with the same effect as though made on and as of the Amendment and Restatement Effective Date (except that (A) any representation or warranty which by its terms is made as of a specified date are true and correct in all material respects only as of such specified date, and (B) any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).

(b) No Default or Event of Default has occurred and is continuing as of the Amendment and Restatement Effective Date.

(c) The execution, delivery and performance by such Loan Party of this Amendment and Restatement Agreement have been duly authorized by all necessary corporate or other organizational action and do not and will not (i) contravene the terms of any of such Loan Party’s organizational documents; (ii) violate any Requirement of Law applicable to such Loan Party or any Subsidiary; (iii) result in the creation or imposition of any Lien on any asset of any Loan Party under any material contractual obligation to which such Loan Party is a party (except Liens created pursuant to the Loan Documents) or (iv) violate or result in a default under any indenture, agreement or other instrument binding upon such Loan Party or any of its Subsidiaries or the assets of such Loan Party or any of its Subsidiaries, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, except in each case, individually or in the aggregate, as could not reasonably be expected to result in a Material Adverse Effect.

(d) This Amendment and Restatement Agreement has been duly executed and delivered by such Loan Party that is party hereto and constitutes a legal, valid and binding obligation of such Loan Party that is party hereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

ARTICLE 4

MISCELLANEOUS.

Section 4.1 This Amendment and Restatement Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment and Restatement Agreement by telecopy, emailed pdf, electronic signature or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment and Restatement Agreement. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 4.2 Subject to Section 4.5, this Amendment and Restatement Agreement (together with the attachments hereto and the Loan Documents executed on the date hereof) constitutes the entire contract among the parties hereto relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 4.3 Any provision of this Amendment and Restatement Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 4.4 This Amendment and Restatement Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York, without giving effect to the conflicts of laws principles thereof.

Section 4.5 Reaffirmation.

(a) The Amended and Restated Credit Agreement and the other Loan Documents, after giving effect to this Amendment and Restatement Agreement, shall be and remain in full force and effect in accordance with their terms as amended hereby and hereby are ratified and confirmed in all respects.

(b) Subject to Section 9.21, Article X and Article XI of the Amended and Restated Credit Agreement:

(i) each U.S. Loan Party hereto hereby expressly acknowledges as of the Amendment and Restatement Effective Date, (a) all of its obligations under the U.S. Security Agreements and the other Collateral Documents to which it is a party are reaffirmed and remain in full force and effect on a continuous basis, (b) its prior grant of Liens and security interests pursuant to the U.S. Security Agreements and the other Collateral Documents to which it is a party are reaffirmed and all such Liens and security interests shall remain and continue in full force and effect after giving effect to this Amendment and Restatement Agreement, to secure the Secured Obligations; (c) the execution of this Amendment and Restatement Agreement shall not operate as a waiver of any right, power or remedy of the Agent or Lenders, and (d) the Amendment and Restatement Agreement and the Amended and Restated Credit Agreement shall not be construed as, or be intended to be construed as, a novation of any of the Loan Documents to which it is a party or serve to effect a novation of the Obligations outstanding under the Existing Credit Agreement or instruments guaranteeing or securing the same, which instruments shall remain and continue in full force and effect.

(ii) each Canadian Loan Party hereto hereby expressly acknowledges as of the Amendment and Restatement Effective Date, (a) all of its obligations under the Canadian Security Agreements and the other Collateral Documents to which it is a party are reaffirmed and remain in full force and effect on a continuous basis, (b) its prior grant of Liens and security interests pursuant to the Canadian Security Agreements and the other Collateral Documents to which it is a party are reaffirmed and all such Liens and security interests shall remain and continue in full force and effect after giving effect to this Amendment and Restatement Agreement, to secure the Canadian Secured Obligations; (c) the execution of this Amendment and Restatement Agreement shall not operate as a waiver of any right, power or remedy of the Agent or Lenders, and (d) the Amendment and Restatement Agreement and the Amended and Restated Credit Agreement shall not be construed as, or be intended to be construed as, a novation of any of the Loan Documents to which it is a party or serve to effect a novation of the Obligations outstanding under the Existing Credit Agreement or instruments guaranteeing or securing the same, which instruments shall remain and continue in full force and effect.

(c) Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of the Obligations of the Loan Parties under the Amended and Restated Credit Agreement and the other Loan Documents as and to the extent set forth in such Collateral Documents; provided that none of the Canadian Loan Parties, nor any other Foreign Subsidiary, nor any Subsidiary of the Company that is a CFC Holdco, shall guarantee or pledge any assets as Collateral for any obligations (including principal, interest, fees, penalties, premiums, expenses, charges, reimbursements, indemnities or any other U.S. Obligations) in respect of any U.S. Loan Party or any other Domestic Subsidiary under the Loan Documents or any document with respect to Banking Services Obligations or Swap Agreement Obligations or any other agreement executed and/or delivered in connection with any of the foregoing that are not, with respect to Canadian Loan Parties only, also Canadian Secured Obligations; provided that, for the avoidance of doubt, the U.S. Loan Parties shall be jointly and severally liable for the U.S. Obligations and the Canadian Obligations.

(d) To the extent applicable, each Loan Party hereby acknowledges, confirms and agrees that any financing statements, fixture filings, control agreements or other instruments similar in effect to the foregoing under applicable law covering all or any part of the Collateral previously filed, recorded or delivered in favor of the Administrative Agent under the Loan Documents are in full force and effect as of the date hereof.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Amendment and Restatement Agreement to be duly executed and delivered by its proper and duly authorized officer as of the date first above written.

BORROWERS:

AMERICAN EAGLE OUTFITTERS, INC.

By:	/s/ Michael Mathias
Name:	Michael Mathias
Title:	Executive Vice President – Chief Financial
Officer

AMERICAN EAGLE OUTFITTERS CANADA
CORPORATION

By:	/s/ David Ovis
Name:	David Ovis
Title:	President

OTHER LOAN PARTIES:

AE ADMIN SERVICES CO LLC
AE CORPORATE SERVICES CO.
AE DIRECT CO. LLC
AE HOLDINGS CO.
AE NORTH HOLDINGS CO.
AE OUTFITTERS RETAIL CO.
AE RETAIL WEST LLC
AEO MANAGEMENT CO.
AEO REALTY CO LLC
BLUE HEART ENTERPRISES LLC
BLUE STAR IMPORTS, L.P.
BLUE STAR IMPORTS, LTD.
BSI IMPORTS COMPANY, LLC
LINMAR REALTY COMPANY II LLC
RETAIL DISTRIBUTION EAST LLC
RETAIL DISTRIBUTION WEST LLC

By:	/s/ Bethany Beal
Name:	Bethany Beal
Title:	Treasurer

[Signature Page to Amendment and Restatement Agreement]

QUIET LOGISTICS, INC.

By:	/s/ David Ovis
Name:	David Ovis
Title:	Secretary

QUIET PLATFORMS, INC.

By:	/s/ David Ovis
Name:	David Ovis
Title:	President

TODD SNYDER, INC.

By:	/s/ David Ovis
Name:	David Ovis
Title:	Vice President

AIRTERRA, INC.

By:	/s/ Bob Flannery
Name:	Bob Flannery
Title:	Vice President

RETAIL ROYALTY COMPANY

By:	/s/ Michael Rempell
Name:	Michael Rempell
Title:	President

[Signature Page to Amendment and Restatement Agreement]

PNC BANK, NATIONAL ASSOCIATION,
individually as a Lender and as Administrative Agent, an Issuing Bank and Swingline Lender

By:	/s/ Heath Hayes
Name: Heath Hayes
Title: Vice President

THE HUNTINGTON NATIONAL BANK,
as a Lender

By:	/s/ Christine Hutchinson
Name: Christine Hutchinson
Title: Managing Director

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Nicholas J Balta
Name: Nicholas J Balta
Title: Vice President

BANK OF AMERICA, N.A., CANADA BRANCH
as a Lender

By:	/s/ Sylwia Durkiewicz
Name: Sylwia Durkiewicz
Title: Vice President

JPMORGAN CHASE BANK, N.A.,
as a Lender and an Issuing Bank

By:	/s/ Stacey Zoland
Name:	Stacey Zoland
Title:	Authorized Officer

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,
as a Lender

By:	/s/ Michael Tam
Name:	Michael Tam
Title:	Authorized Officer

ROYAL BANK OF CANADA,
By its Attorneys,
as a Lender

By:	/s/ Michael Petersen
Name:	Michael Petersen
Title:	Director, Corporate Client Group – Asset Based Lending

HSBC BANK USA, N.A.,
as a Lender

By:	/s/ Joseph W. Burden
Name:	Joseph W. Burden
Title:	Vice President

TD BANK, N.A.,
as a Lender

By:	/s/ Jennifer Visconti
Name:	Jennifer Visconti
Title:	Vice President

[Signature Page to Amendment and Restatement Agreement]

The provisions of Section 2.3 of the foregoing
Amendment and Restatement Agreement
are hereby acknowledged and agreed:

EXITING LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Chanda Ruff
Name:	Chanda Ruff
Title:	Assistant Vice President

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA

By:	/s/ Carmela Massari
Name: Carmela Massari

[Signature Page to Amendment and Restatement Agreement]

Annex I

AMENDED AND RESTATED CREDIT AGREEMENT

(see attached)

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of June 24, 2022 among

AMERICAN EAGLE OUTFITTERS, INC.,

as the U.S. Borrower

AMERICAN EAGLE OUTFITTERS CANADA CORPORATION,

as the Canadian Borrower

The other LOAN PARTIES party hereto

The LENDERS party hereto

and

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent

and

PNC CAPITAL MARKETS LLC,

HUNTINGTON NATIONAL BANK,

BOFA SECURITIES, INC.,

JPMORGAN CHASE BANK, N.A.,

as Joint Bookrunners & Joint Lead Arrangers

and

HUNTINGTON NATIONAL BANK

BOFA SECURITIES, INC.,

JP MORGAN CHASE BANK, N.A.,

as Co-Syndication Agents

and

RBC CAPITAL MARKETS, LLC,

HSBC SECURITIES (USA) INC.,

as Co-Documentation Agents

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-ii-

-iii-

-iv-

SCHEDULES:

Commitment Schedule

Schedule 1.01(a)	–	Eligible Real Property
Schedule 1.01(b)	–	Existing Letters of Credit
Schedule 1.01(g)	–	Eligible Real Property Deliverables and Performance
Schedule 3.06	–	Disclosed Matters
Schedule 3.10	–	Canadian Benefit Plans and Canadian Pension Plans
Schedule 3.15	–	Capitalization and Subsidiaries
Schedule 3.14	–	Insurance
Schedule 5.17	–	Transactions with Affiliates
Schedule 5.19	–	Post-Closing Matters
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.04	–	Existing Investments
Schedule 9.01	–	Foreign Currency Notice Address

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Borrowing Base Certificate
Exhibit C	–	Form of Borrowing Request
Exhibit D	–	Form of Compliance Certificate
Exhibit E	–	Form of Interest Election Request
Exhibit F	–	Joinder Agreement
Exhibit G-1	–	U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-2	–	U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-3	–	U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-4	–	U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit H	–	Form of Intercompany Subordination Agreement

-v-

SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of June 24, 2022, among AMERICAN EAGLE OUTFITTERS, INC., a Delaware corporation (the “U.S. Borrower” or the “Company”), AMERICAN EAGLE OUTFITTERS CANADA CORPORATION, an unlimited liability company formed under the laws of Nova Scotia (the “Canadian Borrower”), the other Loan Parties party hereto, the Lenders party hereto, and PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent.

WITNESSETH:

WHEREAS, the Company, certain other Borrowers, certain Guarantors, the Lenders, and the Administrative Agent are party to that certain Amended and Restated Credit Agreement dated as of January 30, 2019 (as amended, modified and supplemented from time to time prior to the Restatement Effective Date, the “Existing Credit Agreement”), pursuant to which, among other things, the Lenders agreed to provide a revolving credit facility to such Borrowers on the terms and conditions set forth therein;

WHEREAS, as of the Restatement Effective Date, immediately prior to the effectiveness of the Restatement Agreement, (x) Revolving Loans in an aggregate principal amount of $115,000,000 were outstanding (the “Existing Revolving A Loans”), which bear interest as of the Restatement Effective Date in an amount per annum equal to 2.195000% (which represents the LIBOR Rate plus the Applicable Rate for LIBOR Rate Loans (each as defined in the Existing Credit Agreement)) (the “Existing Interest Rate A”) with an one-month Interest Period ending on July 1, 2022 (the “Existing Interest Period A Termination Date” and such Interest Period, the “Existing Interest Period A”) and (y) Revolving Loans in an aggregate principal amount of $125,000,000 were outstanding (the “Existing Revolving B Loans” and, together with the Existing Revolving A Loans, the “Existing Revolving Loans”), which bear interest as of the Restatement Effective Date in an amount per annum equal to 2.285000% (which represents the LIBOR Rate plus the Applicable Rate for LIBOR Rate Loans (each as defined in the Existing Credit Agreement)) (the “Existing Interest Rate B”) with an one-month Interest Period ending on July 8, 2022 (the “Existing Interest Period B Termination Date” and such Interest Period, the “Existing Interest Period B”). The Existing Revolving Loans shall remain outstanding upon effectiveness of the Restatement Agreement.

WHEREAS, the parties hereto desire to amend and restate the Existing Credit Agreement in its entirety as set forth herein.

The parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Intercreditor Agreement” shall mean an ABL/Term Intercreditor Agreement in form and substance reasonably satisfactory to the Administrative Agent among the Administrative Agent, the administrative or collateral agent under the Fixed Asset Priority Indebtedness (if any) and the Loan Parties.

“ABL Priority Collateral” has the meaning assigned to such term in the definition of “Permitted Debt”.

“ABR Borrowing” means a Borrowing comprised of ABR Loans.

“ABR Loan” means a Loan that bears interest based on the Alternate Base Rate.

“Account” means an “Account” as defined in Article 9 of the UCC or the PPSA, as applicable.

“Account Debtor” means any Person that is or may become obligated to any Loan Party under, with respect to or on account of an Account or Credit Card Account.

“Acquired EBITDA” means, with respect to any Pro Forma Entity for any period, the amount for such period of Adjusted Consolidated EBITDA of such Pro Forma Entity (determined as if references to the U.S. Borrower and the Subsidiaries in the definition of the term “Adjusted Consolidated EBITDA” were references to such Pro Forma Entity and its Subsidiaries which will become Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has the meaning assigned to such term in the definition of “Adjusted Consolidated EBITDA.”

“Adjusted Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense”,

(ii) provision for Taxes based on income, profits, revenue or capital, including federal, foreign, state, local and provincial income, franchise and similar Taxes and foreign withholding Taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such Taxes or arising from any Tax examinations and (without duplication) any payments to a Parent Entity pursuant to Section 6.06 in respect of such Taxes,

(iii) depreciation and amortization (including amortization of Capitalized Software Expenditures, internal labor costs and amortization of deferred financing fees and accelerated and other deferred financing costs, OID or other costs),

(iv) other non-cash charges (other than any accrual in respect of bonuses) (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the U.S. Borrower may elect not to add back such non-cash charges in the current period and (B) to the extent the U.S. Borrower elects to add back such non-cash charges in the current period, the cash payment in respect thereof in such future period shall be subtracted from Adjusted Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),

(v) the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back in such period to Consolidated Net Income) excluding cash distributions in respect thereof,

(vi) (A) [reserved], (B) the amount of monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued in such period to (or on behalf of) any holder of Equity Interests of any Parent Entity (including any termination fees payable in connection with the early termination of management and monitoring agreements), (C) the amount of payments made to option, phantom equity or profits interest holders of any Parent Entity in connection with, or as a result of, any distribution being made to shareholders of such person or its direct or indirect parent companies, which payments are being made to compensate such option, phantom equity or profits interest holders as though they were shareholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity, in each case to the extent permitted in the Loan Documents and (D) the amount of fees, expenses and indemnities paid or accrued to directors, including of any Parent Entity, in the case of clauses (B) – (D), attributable to such Parent Entities’ ownership of the U.S. Borrower,

(vii) [reserved],

(viii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Adjusted Consolidated EBITDA pursuant to paragraph (c) below for any previous period and not added back,

(ix) any costs or expenses incurred by the U.S. Borrower or any Subsidiary pursuant to any management equity plan or stock option or phantom equity plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the U.S. Borrower or Net Proceeds of an issuance of Equity Interests of the U.S. Borrower (other than Disqualified Stock),

(x) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature,

(xi) any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any expenses,

(xii) severance, relocation costs, integration and facilities’ or offices’ opening costs, start-up costs and other business optimization expenses (including related to new product introductions and other strategic or cost saving initiatives and any costs or expenses related or attributable to the commencement of a New Project and including any related employee hiring or retention costs), restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions consummated prior to or after the Closing Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses and other executive recruiting and retention costs,

(xiii) the amount of any loss or pre-opening expenses attributable to a New Project, until the date that is 12 months after the date of completing the construction, acquisition, assembling or creation of such New Project, as the case may be; provided that (A) such losses or pre-opening expenses are reasonably quantifiable and factually supportable and (B) losses or pre-opening expenses attributable to such New Project after 12 months from the date of completing such construction, acquisition, assembling or creation, as the case may be, shall not be included in this subclause,

(xiv) [reserved],

(xv) transition costs, costs related to closure/consolidation of facilities or offices, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments thereof),

(xvi) any expenses reimbursed in cash during such period by non-Affiliate third parties (other than the U.S. Borrower or any of its Subsidiaries),

(xvii) [reserved],

(xviii) (A) unrealized or realized foreign exchange losses resulting from the impact of foreign currency changes and (B) losses due to fluctuations in currency values and related tax effects, and

(xix) other add backs and adjustments, at the election of the U.S. Borrower, reflected in a quality of earnings report provided by a “big four” accounting firm or a nationally recognized accounting firm (or any other accounting firm reasonably acceptable to the Administrative Agent) with respect to any Permitted Acquisition or other Investment;

plus

(b) without duplication, the amount of “run rate” cost savings, operating expense reductions and cost synergies related to any Specified Transaction and any transaction in connection therewith, any restructuring, cost saving initiative or other initiative projected by the U.S. Borrower in good faith to be realized as a result of actions that have been taken or initiated or are expected to be taken or initiated (in the good faith determination of the U.S. Borrower) within 24 months after the relevant transaction, including any of the foregoing in connection with, or incurred by or on behalf of, any joint venture of the U.S. Borrower or any of the Subsidiaries (whether accounted for on the financial statements of any such joint venture or the U.S. Borrower) (collectively, “Projected Savings”) (which Projected Savings shall be added to Adjusted Consolidated EBITDA until fully realized and calculated on a Pro Forma Basis as though such Projected Savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) such Projected Savings are reasonably quantifiable and factually supportable, (B) no Projected Savings shall be added pursuant to this clause (b) to the extent duplicative of any expenses or charges relating to such Projected Savings above (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken) and (C) the share of any Projected Savings with respect to a joint venture that are to be allocated to the U.S. Borrower or any Subsidiaries shall not exceed the total amount thereof for any such joint venture multiplied by the percentage of income of such venture expected to be included in Adjusted Consolidated EBITDA for the relevant Test Period; provided that such Projected Savings shall not exceed 20% of Adjusted Consolidated EBITDA for the relevant Test Period (calculated prior to giving effect to such capped adjustments);

less

(c) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Adjusted Consolidated EBITDA in any prior period),

(ii) the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-Wholly Owned Subsidiary added (and not deducted in such period from Consolidated Net Income), and

(iii) (A) unrealized or realized foreign exchange gains resulting from the impact of foreign currency changes and (B) gains due to fluctuations in currency values and related tax effects,

(iv) in each case, as determined on a consolidated basis for the U.S. Borrower and the Subsidiaries in accordance with GAAP; provided that,

(I) there shall be included in determining Adjusted Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any person, property, business or asset acquired by the U.S. Borrower or any Subsidiary during such period (other than any Unrestricted Subsidiary) whether such acquisition occurred before or after the Closing Date to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related person, property, business or assets to the extent not so acquired) (each such person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Closing Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such pro forma entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis, and

(II) there shall be excluded in determining Adjusted Consolidated EBITDA for any period the Disposed EBITDA of any person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the U.S. Borrower or any Subsidiary during such period (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of, abandon, transfer, close or discontinue such operations, at the U.S. Borrower’s election only when and to the extent such operations are actually disposed of) (each such person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis.

“Administrative Agent” means PNC Bank, National Association, in its capacity as administrative agent hereunder and under the other Loan Documents, and including any of its Affiliates (including, without limitation, PNC Bank, Canada Branch) performing any of the functions of the Administrative Agent at any time, and their successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Affiliate Transaction” has the meaning assigned to such term in Section 5.17.

“Aggregate Borrowing Base” means, as of any date of determination, an amount equal to (a) the U.S. Borrowing Base as of such date plus (b) the lesser of (i) the Canadian Sublimit and (ii) the Canadian Borrowing Base as of such date.

“Aggregate Canadian Revolving Exposure” means, at any time, the aggregate Canadian Revolving Exposure of all the Lenders at such time.

“Aggregate Commitments” means, at any time, the aggregate Commitments of all Lenders.

“Aggregate Credit Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders at such time.

“Aggregate U.S. Revolving Exposure” means, at any time, the aggregate U.S. Revolving Exposure of all the Lenders at such time.

“Agreement” means this Amended and Restated Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.5%, (ii) the Prime Rate, and (iii) Daily Simple SOFR, plus 1.00%, so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Alternate Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Alternate Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 2.14(a) or Section 2.14(d), to the extent any such determination affects the calculation of Alternate Base Rate, the definition hereof shall be calculated without reference to clause (iii) above until the circumstances giving rise to such event no longer exist.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Percentage” means, with respect to any Lender, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitments provided that, if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Credit Exposure at that time); provided that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the calculations in this definition.

“Applicable Rate” means, for any day, with respect to any Loan, (i) the applicable rate per annum set forth below under the caption “ABR/Canadian Prime Rate Margin” or “Term SOFR/CDOR Margin,” as the case may be, based upon the daily average Gross Availability (the “Average Gross Availability”) for the fiscal quarter of the Company ending on the most recent Determination Date (as defined below), plus (ii) in the case of Term SOFR Loans, the SOFR Adjustment:

Level	Average Gross Availability	Term SOFR/ CDOR Margin	ABR/ Canadian Prime Rate Margin
I	≥ 66% of the Aggregate Commitments	1.125%	0.125%
II	< 66% of the Aggregate Commitments but ≥ 33% of the Aggregate Commitments	1.250%	0.250%
III	< 33% of the Aggregate Commitments	1.375%	0.375%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Company (each, a “Determination Date”) based upon the Borrowing Base Certificate(s) most recently delivered on or prior to such Determination Date and (b) each change in the Applicable Rate resulting from a change in the Average Gross Availability shall be effective during the period commencing on and including each Determination Date and ending on the date immediately preceding the effective date of the next such Determination Date; provided that if the Borrowers shall fail to deliver a Borrowing Base Certificate that was required to be delivered prior to any such Determination Date as and when due, at the option of the Administrative Agent or at the request of the Required Lenders, Average Gross Availability shall be deemed to be in Level III during the period from the expiration of the time for delivery thereof until the date on which such Borrowing Base Certificate is delivered (and thereafter the Level otherwise determined in accordance with this definition shall apply).

If any Borrowing Base Certificate shall prove to have been inaccurate (regardless of whether any Commitments are in effect or any amounts are outstanding hereunder when such inaccuracy is discovered), and such inaccuracy shall have resulted in the payment or accrual of any interest or fees at rates lower than those that would have been paid or accrued for any period, then the applicable Borrowers shall pay to the Administrative Agent promptly upon written demand, for distribution to the Lenders or Issuing Banks (or former Lenders or Issuing Banks) as their interests may appear, the interest and fees that would have accrued and would have been required to be paid but were not accrued or paid as a result of such inaccuracy. Notwithstanding anything to the contrary in this Agreement, any additional interest hereunder shall not be due and payable until written demand is made for such payment pursuant to this paragraph and accordingly, any nonpayment of such interest as a result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and no such amounts shall be deemed overdue (and no amounts shall accrue default interest pursuant to Section 2.13(g), at any time prior to the date that is five (5) Business Days following such written demand.

“Applicable Trigger Amount” means, with respect to any test of Availability hereunder by reference to the Applicable Trigger Amount at a specified Level, the following:

Level		Maximum Credit Amount	Floor
I	Greater of:	10.0% of the Maximum Credit Amount	$35,000,000
II	Greater of:	12.5% of the Maximum Credit Amount	$43,750,000
III	Greater of:	15.0% of the Maximum Credit Amount	$52,500,000

“Appraisals and Field Examinations” has the meaning assigned to such term in Section 5.11.

“Approved Bank” has the meaning assigned to such term in clause (b) of the definition of “Permitted Investments.”

“Approved Foreign Bank” has the meaning assigned to such term in clause (i) of the definition of “Permitted Investments.”

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability” means, at any time, an amount equal to the lesser of (a) the Aggregate Commitments minus the Aggregate Credit Exposure, and (b) the sum of (i) an amount equal to (A) the U.S. Borrowing Base minus (B) the Aggregate U.S. Revolving Exposure minus (C) the Canadian Over-Usage Amount, plus (ii) an amount not less than zero but otherwise equal to (A) the lesser of (1) the Canadian Borrowing Base and (2) the Canadian Sublimit, minus (B) the Aggregate Canadian Revolving Exposure.

“Attributable Receivables Indebtedness” means the principal amount of Indebtedness owed in connection with the transfer, sale and/or pledge of receivables pursuant to a receivables facility (other than any Indebtedness that is subordinated in right of payment to the Revolving Credit Facility) which (i) if such receivables facility is structured as a secured lending agreement or other similar agreement, constitutes the principal amount of such Indebtedness or (ii) if such receivables facility is structured as a purchase agreement or other similar agreement, would be outstanding (in the reasonable judgment of the Borrower Representative) at such time under such receivables facility if the same were structured as a secured lending agreement rather than a purchase agreement or such other similar agreement.

“Availability Period” means the period from and including the Restatement Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Commitment” means, at any time, the Aggregate Commitments minus the Aggregate Credit Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“Bail-In Action” means the exercise of any Write-down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to any Loan Party or its Subsidiaries by a Qualified Counterparty: (v) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (w) stored value cards, (x) merchant processing services, (y) treasury, depository and cash management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), and (z) foreign exchange and currency management services.

“Banking Services Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services/Swap Reserves” means, in respect of a specified Banking Service Obligation or Swap Agreement Obligation, all reserves, if any, (x) that the Borrower Representative and the applicable Qualified Counterparty providing such Banking Service Obligation or Swap Agreement Obligation agree shall be established with respect thereto, to the extent the Administrative Agent receives a written notice of such Banking Service Obligations or Swap Agreement Obligations in accordance with Section 2.22 specifying the amount of such agreed reserves or (y) in the case of Banking Services Obligations or Swap Agreement Obligations owing to the Administrative Agent or an Affiliate of the Administrative Agent, as the Borrower Representative and the Administrative Agent or such Affiliate of the Administrative Agent, as applicable, that is the applicable provider of such Banking Services Obligation or Swap Agreement Obligation agree shall be established with respect thereto.

“Bankruptcy Code” means title 11 of the United States Code, as amended.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, monitor, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Owner” means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BIA” means the Bankruptcy and Insolvency Act (Canada), as amended.

“Billing Statement” has the meaning assigned to such term in Section 2.18(g).

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Board of Directors” means, as to any person, the board of directors, the board of managers, the sole manager or other governing body of such person.

“Borrower” or “Borrowers” means, individually or collectively, the U.S. Borrower and the Canadian Borrower.

“Borrower Representative” has the meaning assigned to such term in Section 12.01.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Term SOFR Loans and CDOR Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, (c) a Protective Advance and (d) an Overadvance.

“Borrowing Base” means, individually and collectively as the context may require, the U.S. Borrowing Base and the Canadian Borrowing Base.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B (with such changes thereto as may be required by the Administrative Agent in its Permitted Discretion from time to time to reflect the components of and reserves against the Borrowing Base as provided for hereunder) or another form that is acceptable to the Administrative Agent in its Permitted Discretion.

“Borrowing Base Deposit Account” has the meaning set forth in the definition of “Eligible Cash/Cash Equivalents.”

“Borrowing Base Reporting Date” means (i) during any period in which Availability is less than twelve and one half percent (12.5%) of the Maximum Credit Amount for five (5) consecutive days (such date, the “Weekly Reporting Trigger”), within four (4) Business Days after the end of each calendar week (beginning from and after the end of the calendar week immediately following the Weekly Reporting Trigger), (ii) during any period in which clause (i) does not apply but Availability is less than fifty percent (50%) of the Maximum Credit Amount for five (5) consecutive days (such date, the “Monthly Reporting Trigger”), within fifteen (15) Business Days after each such fiscal month of the Company (beginning from and after the end of the fiscal month immediately following the Weekly Reporting Trigger), and (iii) during any period in which neither clause (i) nor (ii) applies, fifteen (15) Business Days after each of the end of each fiscal quarter of the Company.

“Borrowing Request” means a request by the Borrower Representative for a Borrowing in accordance with Section 2.03, which shall be, in the case of any such written request, in the form of Exhibit C or any other form approved by the Administrative Agent.

“Business Day” means any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in Pittsburgh, Pennsylvania (or, if otherwise, the state where the Administrative Agent’s lending office is located); provided that (a) when used in connection with a Term SOFR Loan or Daily Simple SOFR Loan, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day and (b) when used in connection with a CDOR Loan, an ABR Loan to a Canadian Borrower or a Canadian Prime Rate Loan (including any Swingline Loan denominated in Canadian Dollars), the term “Business Day” shall also exclude any day on which banks are authorized or required by law to remain closed in Toronto.

“Canada” means the country of Canada and any province or territory thereof.

“Canadian Banking Days” means any day which is, for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Canadian Dollars, any day on which banks are open for business in Canada.

“Canadian Benefit Plan” means any material plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including such medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Loan Party or any Subsidiary of any Loan Party has any liability with respect to any employee or former employee, but excluding any Canadian Pension Plans and excluding any stock option or share purchase plan that is an employee benefit plan that is required to be registered under any applicable Canadian federal or provincial employee benefit legislation, whether or not registered under any such laws, which is, or has been, maintained or contributed to by, or to which there is or may be an obligation to contribute by, a Loan Party or Subsidiary operating in Canada in respect of any Person’s employment in Canada with such Loan Party or Subsidiary.

“Canadian Blocked Person” means any Person that is a “politically exposed foreign person” or “terrorist group” or similar person whose property or interests in property are blocked or subject to blocking pursuant to, or as described in, any Canadian Economic Sanctions and Export Control Laws.

“Canadian Borrower” means American Eagle Outfitters Canada Corporation, an unlimited liability company formed under the laws of Nova Scotia.

“Canadian Borrowing” means a Borrowing by the Canadian Borrower.

“Canadian Borrowing Base” means, at any time, the sum of:

(a) at the election of the Borrower Representative or as otherwise provided pursuant to Section 2.20(c)(ii), the amount of Eligible Cash/Cash Equivalents of the Canadian Loan Parties at such time; plus

(b) the product of (i) 85% multiplied by (ii) the Eligible Trade Accounts of the Canadian Loan Parties at such time, plus

(c) the product of (i) 90% multiplied by (ii) the Eligible Credit Card Accounts of the Canadian Loan Parties at such time, plus

(d) the product of 90% (which shall be increased to 92.5% during a Seasonal Advance Period) multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered and received by the Administrative Agent multiplied by the Canadian Loan Parties’ Eligible Inventory (other than Eligible LC Inventory and Eligible In-Transit Inventory) at such time, valued at the lower of average cost or market, determined utilizing the retail method, as appropriate, or such other method approved in writing by the Administrative Agent at the request of the Borrower Representative (the amount resulting from the foregoing calculation, the “Canadian Inventory Availability”), plus

(e) the lesser of (i) ten percent (10%) of Canadian Inventory Availability or (ii) (1) the product of 90% (which shall be increased to 92.5% during a Seasonal Advance Period) multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered and received by the Administrative Agent multiplied by the Canadian Loan Parties’ Eligible In-Transit Inventory and Eligible LC Inventory at such time, valued at the lower of average cost or market, determined utilizing the retail method, as appropriate, or such other method approved in writing by the Administrative Agent at the request of the Borrower Representative minus (2) Reserves for in-transit delivery, minus

(f) applicable Reserves.

Subject to the provisions hereof expressly permitting the Administrative Agent to adjust Reserves, the Canadian Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 2.1(ii) of the Restatement Agreement or Section 5.01(g), as applicable.

“Canadian Collateral” means any and all property of any Canadian Loan Party covered by the Collateral Documents and any and all other property of any Canadian Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent to secure the Canadian Secured Obligations.

“Canadian Defined Benefit Plan” means a Canadian Pension Plan, which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the ITA.

“Canadian Dollars” and “Cdn$” mean dollars in the lawful currency of Canada.

“Canadian Economic Sanctions and Export Control Laws” means any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures.

“Canadian Guaranteed Obligation” has the meaning assigned to such term in Section 11.01.

“Canadian Guarantor” means each Subsidiary of the Canadian Borrower that is listed on the signature pages to the Existing Credit Agreement as a Canadian Guarantor or that becomes a party hereto as a Canadian Guarantor pursuant to Section 5.13, in each case, until such Subsidiary’s Canadian Guaranty is released in accordance herewith.

“Canadian Guaranty” means Article XI of this Agreement.

“Canadian Loan Parties” means, individually and collectively as the context may require, the Canadian Borrower and the Canadian Guarantors.

“Canadian Loans” means, individually and collectively as the context may require, the Canadian Revolving Loans and the Canadian Swingline Loans.

“Canadian MEPP” means any plan that is a multi-employer pension plan as defined under the applicable pension standards legislation.

“Canadian Obligated Party” has the meaning set forth in Section 11.02.

“Canadian Obligations” means all unpaid principal of and accrued and unpaid interest on the Canadian Loans to the Canadian Borrower, all accrued and unpaid fees and all expenses, reimbursements (including pursuant to Section 2.06(a)), indemnities and other obligations of the Canadian Loan Parties arising under the Loan Documents (including guarantee obligations and interest, costs, fees and other amounts accruing during the pendency of any proceeding under any Insolvency Laws, regardless of whether allowed or allowable in such proceeding).

“Canadian Overadvance” means any Overadvance made to or for the benefit of the Canadian Borrower.

“Canadian Over-Usage Amount” means, as of any date of determination, an amount not less than zero but otherwise equal to the amount (if any) by which the Aggregate Canadian Revolving Exposure on such date exceeds the Canadian Borrowing Base as of such date.

“Canadian Pension Plans” means any plan, program or arrangement that is a pension plan that is required to be registered under any applicable Canadian federal or provincial pension legislation, whether or not registered under any such laws, which is, or has been, maintained or contributed to by, or to which there is or may be an obligation to contribute by, a Loan Party or Subsidiary operating in Canada in respect of any Person’s employment in Canada with such Loan Party or Subsidiary, other than any Canadian MEPP or plans established by statute, which shall include the Canada Pension Plan maintained by the government of Canada and the Quebec Pension Plan maintained by the Province of Quebec.

“Canadian Prime Rate” means on any day, the greater of (a) the annual rate of interest announced from time to time by PNC Bank, Canada Branch as being its reference rate then in effect for determining interest rates on Canadian Dollar-denominated commercial loans made by it in Canada and which it refers to as its prime rate (or its equivalent or analogous rate) and (b) the yearly rate of interest to which the CDOR Rate for a one-month term in effect from time to time is equivalent plus 1.00% per annum.

“Canadian Prime Rate Borrowing” means a Borrowing denominated in Canadian Dollars comprised of Canadian Prime Rate Loans.

“Canadian Prime Rate Loan” means a Loan denominated in Canadian Dollars that bears interest based on the Canadian Prime Rate.

“Canadian Protective Advance” means a Protective Advance made to, on behalf of or in respect of the Canadian Borrower.

“Canadian Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Canadian Revolving Loans and Canadian Swingline Exposure at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Canadian Overadvances and Canadian Protective Advances outstanding at such time.

“Canadian Revolving Loan” means a Revolving Loan made by the Lenders to the Canadian Borrower.

“Canadian Secured Obligations” means all Canadian Obligations together with all (a) Banking Services Obligations of the Canadian Loan Parties owing to one or more Qualified Counterparties and (b) Swap Agreement Obligations of the Canadian Loan Parties owing to one or more Qualified Counterparties; provided that Excluded Swap Obligations with respect to any Loan Party shall not be Canadian Secured Obligations of such Loan Party.

“Canadian Security Agreements” means each of the Amended and Restated Canadian Security Agreement, dated as of January 30, 2019, among the Canadian Loan Parties and the Administrative Agent, the Deed of Hypothec, dated as of January 30, 2019, between American Eagle Outfitters Canada Corporation and the Administrative Agent, in its capacity as hypothecary representative for the Secured Parties, and, as the context requires, any other pledge or security agreement or deed of hypothec entered into, after the Closing Date by any other Canadian Loan Party (as required by this Agreement or any other Loan Document), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Canadian Sublimit” means $60,000,000.

“Canadian Subsidiary” means any Subsidiary of the Company that has been formed or is organized under the laws of Canada or any province or territory thereof.

“Canadian Swingline Exposure” means, at any time, the aggregate Dollar Amount of all outstanding Canadian Swingline Loans at such time. The Canadian Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Canadian Swingline Exposure at such time.

“Canadian Swingline Loan” means a Swingline Loan made to the Canadian Borrower.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

“Capitalized Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on the balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that all obligations that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on December 31, 2018 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease Obligation) for purposes of this Agreement regardless of any change in GAAP following December 31, 2018 (or any change in the implementation in GAAP for future periods that are contemplated as of December 31, 2018) that would otherwise require such obligation to be recharacterized as a Capitalized Lease Obligation.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the U.S. Borrower and the Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the U.S. Borrower and the Subsidiaries.

“Cash Collateralize” has the meaning assigned to such term in Section 2.06(j). Derivatives of such term have corresponding meanings.

“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. or Canada (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S. or Canada), in each case maturing within two years from the date of acquisition thereof;

(b) investments in commercial paper maturing within two hundred and seventy (270) days from the date of acquisition thereof each having, at such date of acquisition, a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services acceptable to the Administrative Agent);

(c) investments in certificates of deposit, bankers’ acceptances and time deposits maturing within ninety (90) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the U.S., Canada or any State or province thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000;

(d) repurchase agreements for securities described in clause (a) above and entered into with any Lender or any commercial bank satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(f) marketable direct obligations issued by any state of the U.S., or by the Canadian federal government, or any province, commonwealth or territory of Canada, or any political subdivision of any such state, province, commonwealth or territory or any public instrumentality thereof, in each case maturing within two years after the date of acquisition thereof and, at the time of acquisition, in each case having the highest rate obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services acceptable to the Administrative Agent), and in the case of any Foreign Subsidiary, other short-term investments that are (i) analogous to the foregoing, (ii) comparable credit quality and (iii) customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes;

(g) overnight investments with any Lender or any commercial bank satisfying the criteria described in clause (c) above; and

(h) other readily marketable instruments issued or sold by any Lender or any commercial bank satisfying the criteria described in clause (c) above.

“Casualty” means any material loss or damage to the Collateral resulting from fire, vandalism, malicious mischief or any other casualty or physical harm.

“Casualty Event” means any event that gives rise to the receipt by a Loan Party or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada), as amended.

“CDOR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the CDOR Rate.

“CDOR Rate” means, with respect to any CDOR Rate Loan for any Interest period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100 of 1%) (a) the rate per annum as determined by the Administrative Agent equal to the arithmetic average rate applicable to Canadian Dollar bankers’ acceptances (C$BAs) for the applicable Interest Period appearing on the Bloomberg page BTMM CA, rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100 of 1% per annum, at approximately 11:00 a.m. Eastern Time, two (2) Canadian Banking Days prior to the commencement of such Interest Period; provided that if by such time such rate does not appear on the Bloomberg page BTMM CA, the rate on such day shall be the rate for such period applicable to Canadian Dollar bankers’ acceptances quoted by a bank listed in Schedule I of the Bank Act (Canada), as selected by the Administrative Agent, as of 11:00 a.m. Eastern Time on such day or, if such day is not a Business Day, then on the immediately preceding Business Day; provided that if the CDOR Rate as determined above would be less than 0.00%, then the CDOR Rate shall be deemed to be 0.00%; provided, further, that any such rate so determined based on the immediately preceding Business Day shall be utilized for purposes of calculation of the CDOR Rate for no more than three (3) consecutive Business Days by (b) a number equal to 1.00 minus the CDOR Reserve Percentage.

“CDOR Rate Borrowing” means a Borrowing comprised of CDOR Rate Loans.

“CDOR Rate Loan” means a Loan that bears interest at a rate based on the CDOR Rate.

“CDOR Reserve Percentage” means, for any day during any Interest Period, the reserve percentage in effect on such day, whether or not applicable to any Lender, the reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans.

“CFC” means a Subsidiary of the U.S. Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means any Domestic Subsidiary with no material assets other than equity interests (or equity interests and Indebtedness) of one or more Foreign Subsidiaries or equity interests (or equity interests and Indebtedness) of one or more other CFC Holdcos.

“Change in Control” means the acquisition of beneficial ownership by any person or group of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the U.S. Borrower.

For purposes of this definition, including other defined terms used herein in connection with this definition and notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Exchange Act, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the Closing Date, (ii) the phrase person or group is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or group or its subsidiaries and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, (iii) person or group shall not be deemed to beneficially own Equity Interests to be acquired by such person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement unless such person or group has the right to control the voting of such Equity Interests before the consummation of such acquisition of the Equity Interests and (iv) a person or group will not be deemed to beneficially own the Equity Interests of another person as a result of its ownership of Equity Interests or other securities of such other person’s parent (or related contractual rights) unless it owns 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of such person’s parent.

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.17.

“CIP Regulations” has the meaning assigned to such term in Section 8.11.

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are U.S. Revolving Loans or Canadian Revolving Loans.

“Closing Date” and “Effective Date” mean January 30, 2019.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be, become or be intended to be, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, to secure the U.S. Secured Obligations or the Canadian Secured Obligations.

“Collateral Access Agreement” has the meaning assigned to such term in the U.S. Security Agreement or Canadian Security Agreement, as applicable.

“Collateral and Guaranty Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from the Company and each Designated Subsidiary either (i) (A) in the case of the Company and each Designated Subsidiary that is a Domestic Subsidiary, a counterpart of this Agreement and the U.S. Security Agreement, duly executed and delivered on behalf of such Person or (B) in the case of each Designated Subsidiary that is a Canadian Subsidiary, a counterpart of this Agreement and the Canadian Security Agreement, duly executed and delivered on behalf of such Person, or (ii) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, (A) a Joinder Agreement, duly executed and delivered on behalf of such Person, and (B) instruments in the form or forms specified in the applicable Security Agreement under which such Person becomes a party to the applicable Security Agreement, or new Security Agreements, duly executed and delivered on behalf of such Person, together with such certificates, documents and opinions with respect to such Designated Subsidiary as may reasonably be requested by the Administrative Agent;

(b) The Administrative Agent shall have received all Deposit Account Control Agreements, Securities Account Control Agreements and other Collateral Documents required to be provided to it hereunder or under the applicable Security Agreement;

(c) all documents and instruments, including UCC financing statements, PPSA registrations and recordations of deeds of hypothec required by the Collateral Documents or this Agreement with the priority required by the Collateral Documents shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(d) each Loan Party shall have obtained all material consents and approvals required in connection with the execution and delivery of all Collateral Documents to which it is a party and the performance of its obligations thereunder.

Notwithstanding the foregoing, any Designated Subsidiary formed or acquired after the Closing Date shall not be required to comply with the foregoing requirements prior to the time specified in Section 5.13. The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if and for so long as the Administrative Agent, in consultation with the Company, determines that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining legal opinions or other deliverables in respect of such assets, or providing such Guarantees, shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Administrative Agent may in its sole discretion grant extensions of time for the creation and perfection of security interests in, or the delivery of legal opinions or other deliverables with respect to, particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without unreasonable effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents. Notwithstanding the foregoing, no action required to be taken by any Person to effect compliance by the Administrative Agent and the Lenders with any applicable Requirement of Law shall be deemed to cause unreasonable effort or expense hereunder.

“Collateral Documents” means, collectively, the Security Agreements, the Mortgages, any Intercreditor Agreement, any Deposit Account Control Agreement, any Securities Account Control Agreement, and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, subordination agreements, pledges, and collateral assignments, whether theretofore, now or hereafter executed by any Borrower or any of its Subsidiaries and delivered to the Administrative Agent.

“Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding commercial Letters of Credit plus (b) the aggregate Dollar Amount of all LC Disbursements relating to commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers. The Commercial LC Exposure of an Issuing Bank (in its capacity as such) shall be the Commercial LC Exposure in respect of commercial Letters of Credit issued by such Issuing Bank. The Commercial LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Commercial LC Exposure at such time.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Overadvances, Protective Advances and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of all of the Lenders’ Commitments on the Restatement Effective Date is $700,000,000.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Company” means American Eagle Outfitters, Inc., a Delaware corporation.

“Compliance Certificate” means a certificate executed by a Financial Officer of the Borrower Representative in substantially the form of Exhibit D.

“Concentration Account” means (a) with respect to the U.S. Loan Parties, a “Concentration Account” as defined in the U.S. Security Agreement, and (b) with respect to the Canadian Loan Parties, a “Concentration Account” as defined in the Canadian Security Agreement.

“Conforming Changes” means, with respect to the CDOR Rate, Term SOFR Rate or Daily Simple SOFR or any Benchmark Replacement in relation thereto, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” “Canadian Prime Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of the CDOR Rate, Term SOFR Rate or Daily Simple SOFR or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the CDOR Rate, Term SOFR Rate or Daily Simple SOFR or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Debt” means, as of any date of determination, the sum of (without duplication) the principal amount of (x) all Indebtedness for borrowed money of the U.S. Borrower and the Subsidiaries and (y) guarantees by the U.S. Borrower and the Subsidiaries of Indebtedness for borrowed money, in each case determined on a consolidated basis on such date; provided that, in connection with the determination of Consolidated Debt as of any date of determination, the calculation of outstanding debt under the Revolving Credit Facility hereunder shall be deemed to equal the average daily outstanding amount thereunder during the applicable Test Period irrespective of the actual amount outstanding thereunder on such date.

“Consolidated Interest Expense” means the sum of (a) cash interest expense (including that attributable to Capitalized Lease Obligations), net of cash interest income, of the U.S. Borrower and the Subsidiaries with respect to all outstanding Indebtedness of the U.S. Borrower and the Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements plus (b) non-cash interest expense resulting solely from (i) the amortization of original issue discount from the issuance of Indebtedness of the U.S. Borrower and the Subsidiaries at less than par and (ii) pay in kind interest expense of the U.S. Borrower and the Subsidiaries, plus (c) the amount of cash dividends or distributions made by the U.S. Borrower and the Subsidiaries in respect of JV Preferred Equity Interests, and other preferred Equity Interests (including all Disqualified Stock), but excluding, for the avoidance of doubt, (i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest other than specifically referred to in clause (b) above (including as a result of the effects of acquisition method accounting or pushdown accounting), (ii) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (iii) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (iv) [reserved], (v) all non-recurring cash interest expense or “additional interest” for failure to timely comply with registration rights obligations, (vi) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect to any Investment, all as calculated on a consolidated basis in accordance with GAAP, (vii) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, (viii) penalties and interest relating to Taxes, (ix) accretion or accrual of discounted liabilities not constituting Indebtedness, (x) any interest expense attributable to a direct or indirect parent entity resulting from push down accounting and (xi) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting.

“Consolidated Net Income” means, for any period, the net income (loss) of the U.S. Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication:

(a) extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (other than as described in clause (a)(x) of the definition of Adjusted Consolidated EBITDA) (including any such accruals or reserves in respect of any extraordinary, non-recurring or unusual items),

(b) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period to the extent included in Consolidated Net Income,

(c) Transaction Costs,

(d) the net income for such period of any person that is an Unrestricted Subsidiary and any person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Permitted Investments (or, if not paid in cash or Permitted Investments, but later converted into cash or Permitted Investments, upon such conversion) by such person to the U.S. Borrower or a Subsidiary thereof during such period,

(e) any fees and expenses (including any transaction or retention bonus or similar payment, any earnout, contingent consideration obligation or purchase price adjustment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460),

(f) any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments,

(g) accruals and reserves that are established or adjusted as a result of the Transactions or within 12 months after the Restatement Effective Date in accordance with GAAP (including any adjustment of estimated payouts on existing earn-outs) or changes as a result of the adoption or modification of accounting policies during such period,

(h) all Non-Cash Compensation Expenses,

(i) any income (loss) attributable to deferred compensation plans or trusts,

(j) any income (loss) from investments recorded using the equity method of accounting (but including any cash dividends or distributions actually received by the U.S. Borrower or any Subsidiary in respect of such investment,

(k) any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or income (loss) from discontinued operations (provided that, notwithstanding anything to the contrary herein or in any classification under GAAP of any person, business, assets or operations in respect of which a definitive agreement for the disposition, abandonment, transfer, closure or discontinuation of operations thereof has been entered into as discontinued operations, at the U.S. Borrower’s option, no Pro Forma Effect shall be given to any discontinued operations (and the income or loss attributable to any such person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition, abandonment, transfer, closure or discontinuation of operations shall have been consummated),

(l) any non-cash gain (loss) attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments pursuant to FASB Accounting Standards Codification 815-Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification 825-Financial Instruments in such Test Period; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period,

(m) any non-cash gain (loss) related to currency remeasurements of Indebtedness, net loss or gain resulting from hedging agreements for currency exchange, interest rate or commodities risk and revaluations of intercompany balances and other balance sheet items,

(n) any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures or non-cash charges for deferred Tax asset valuation allowances (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made),

(o) any impairment charge or asset write-off or write-down (other than with respect to Inventory or Accounts but including related to intangible assets (including goodwill), long-lived assets and investments in debt and equity securities),

(p) to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within one hundred and eighty (180) days and (ii) in fact reimbursed within three hundred and sixty five (365) days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within three hundred and sixty five (365) days), expenses with respect to liability or casualty events or business interruption shall be excluded, and

(q) non-cash charges for deferred Tax asset valuation allowances shall be excluded (except to the extent reversing a previously recognized increase to Consolidated Net Income).

There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the U.S. Borrower and the Subsidiaries), as a result of any acquisition or Investment consummated prior to the Restatement Effective Date and any permitted write-off of any amounts thereof.

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include (i) the amount of proceeds received or due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification, insurance and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted hereunder or that occurred prior to the Restatement Effective Date (net of any amount so added back in any prior period to the extent not so reimbursed within a two (2)-year period) and (ii) the amount of any cash tax benefits related to the tax amortization of intangible assets in such period.

“Consolidated Total Net Debt” means, as of any date of determination, (i) Consolidated Debt on such date less (ii) the Unrestricted Cash Amount on such date.

“Contribution Indebtedness” means Indebtedness of the U.S. Borrower or any Subsidiary in an aggregate outstanding principal amount not greater than 200% of the aggregate amount of cash contributions (including such contributions in exchange for Equity Interests in the U.S. Borrower) (other than any such cash contributions that have been applied to increase the basket in Section 6.04(p) or clause (c) of the definition of “Junior Debt Restricted Payment”) made to the equity capital of the U.S. Borrower after the Restatement Effective Date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has the meaning correlative thereto.

“Controlled Disbursement Account” means any account of any Borrower maintained with the Administrative Agent as a zero balance, cash management account pursuant to and under any agreement between a Borrower and the Administrative Agent, as modified and amended from time to time, and through which all disbursements of a Borrower, any Loan Party and any Designated Subsidiary of a Borrower are made and settled on a daily basis with no uninvested balance remaining overnight.

“Converted Equity Amount” shall mean the number of shares of the U.S. Borrower’s Equity Interests issued as a result of the conversion all or any portion of the Convertible Notes into the U.S. Borrower’s Equity Interests.

“Converted Restricted Subsidiary” shall have the meaning assigned to such term in the definition of the term “Adjusted Consolidated EBITDA.”

“Convertible Notes” means up to $500,000,000 in aggregate principal amount of convertible senior notes issued by the Company on or after the Closing Date.

“Credit Card Accounts” means any “payment intangibles,” as defined in the UCC or PPSA, receivables or other rights to payment of a monetary obligation due to any Loan Party from a credit card issuer or a credit card processor in connection with purchases of Inventory of such Loan Party in the ordinary course of business on (a) credit cards issued by Visa, MasterCard, American Express, Discover, each of their respective Affiliates, and any other credit card issuers that are reasonably acceptable to the Administrative Agent, (b) private label credit cards of any Loan Party issued under non-recourse arrangements substantially similar to those in effect on the Closing Date or (c) debit cards and mall cards issued by issuers or providers that are reasonably acceptable to the Administrative Agent, in each case, which have been earned by performance by such Loan Party but not yet paid to such Loan Party by such credit card issuer or credit card processor.

“Credit Card Agreement” means any agreement between a Loan Party, on the one hand, and a credit card issuer or a credit card processor (including any credit card processor that processes purchases of Inventory from a Loan Party through debit cards or mall cards), on the other hand relating to any Credit Card Account included or intended to be included in the Borrowing Base.

“Credit Card Notifications” means each Credit Card Notification, in form and substance reasonably satisfactory to the Administrative Agent, executed by one or more Loan Parties and delivered by such Loan Parties to credit card issuers or credit card processors that are party to any Credit Card Agreement.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Currency” means U.S. Dollars or Canadian Dollars.

“Customary Bridge Financings” means any bridge financing (i) that is a 364-day facility or (ii) so long as the long-term debt into which such bridge financing is to be converted has a final maturity date (after giving effect to automatic rollovers and extensions, if any) no earlier than the Latest Maturity Date.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) (A) SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than 0.00%, then Daily Simple SOFR shall be deemed to be 0.00%. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR or the SOFR Reserve Percentage shall be adjusted automatically, without notice, and effective from and including the date such change is effective.

“Daily Simple SOFR Loan” means a Loan that bears interest based on Daily Simple SOFR.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder; (b) has notified any Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event or a Bail-In Action.

“Delaware Divided LLC” means any Delaware LLC which has been formed as a consequence of a Delaware LLC Division (excluding any dividing Delaware LLC that survives a Delaware LLC Division).

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two (2) or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Deposit Accounts” has the meaning assigned to such term in the applicable Security Agreement.

“Deposit Account Control Agreement” has the meaning assigned to such term in the applicable Security Agreement.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the U.S. Borrower or a Subsidiary in connection with a Disposition that is so designated as Designated Non-Cash Consideration, setting forth such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 6.09.

“Designated Subsidiary” means each Subsidiary other than any Excluded Subsidiary.

“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule 3.06.

“Dispose” or “Disposed of” means to convey, sell, lease, sell and lease-back, assign, farm-out, transfer or otherwise dispose of any property, business or asset (including to a Delaware Divided LLC pursuant to a Delaware LLC Division). The term “Disposition” shall have a correlative meaning to the foregoing. Notwithstanding anything to the contrary herein, “Dispose”, “Disposed of” and “Disposition” shall be deemed not to include any issuance by the U.S. Borrower of any of its Equity Interests to another person.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Adjusted Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the U.S. Borrower and the Subsidiaries in the definition of the term “Adjusted Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to such Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.

“Disqualified Stock” means any Equity Interests which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Qualified Equity Interests of the Borrower), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests of the Borrower), in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for ((i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time prior to the first anniversary of the Maturity Date. Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Stock solely because holders of the Equity Interests have the right to require the issuer of such Equity Interests to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Equity Interests provide that the issuer may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption is permitted under the terms of this Agreement. Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or consultant or to any plan for the benefit of employees or consultants of the Borrower or the Subsidiaries or by any such plan to such employees or consultants shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; and (ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of fs that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollar Amount” means (a) with regard to any Obligation or calculation denominated in U.S. Dollars, the amount thereof, and (b) with regard to any Obligation or calculation denominated in any other currency, the amount of U.S. Dollars which is equivalent to the amount so expressed in such currency at the Spot Rate on the relevant date of determination.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the U.S.

“Dominion Period” means (a) any period during which any Specified Event of Default has occurred and is continuing or (b) any period (i) commencing at any time when Availability shall be less than the Applicable Trigger Amount (Level I) for five (5) consecutive Business Days, and (ii) ending when Availability shall have been greater than the Applicable Trigger Amount (Level I) for a period of twenty (20) consecutive days.

“Drawing Date” has the meaning assigned to such term in Section 2.06(d).

“EBITDAR” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of Adjusted Consolidated EBITDA plus Rentals.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic System” means any electronic system, including email, Syndtrak, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Cash/Cash Equivalents” means cash and Cash Equivalents balances in U.S. Dollars or Canadian Dollars held in one or more Deposit Accounts or Securities Accounts with the Administrative Agent subject to a blocked account control agreement in form and substance reasonably satisfactory to the Administrative Agent over which the Administrative Agent has sole dominion and control, subject to the terms of Section 5.12 of this Agreement (each a “Borrowing Base Deposit Account”).

“Eligible Credit Card Accounts” means at the time of any determination thereof, each Credit Card Account of a Loan Party that at the time of creation and continuing to the time of such determination is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (p) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Account, such Credit Card Account shall indicate no Person other than a Loan Party as payee or remittance party. In determining the amount to be so included, the face amount of a Credit Card Account shall be reduced by, without duplication, to the extent not reflected in such face amount or reflected in a Reserve, (i) the amount of all accrued and actual fees and charges due to the credit card issuer or credit card processor by any Loan Party or Subsidiary, discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Loan Party may be obligated to rebate to a customer, a credit card issuer or credit card processor pursuant to the terms of any agreement or understanding), and (ii) the aggregate amount of all cash received in respect of such Credit Card Account but not yet applied by the Loan Parties to reduce the amount of such Credit Card Account. Any Credit Card Account included within any of the following categories shall not constitute an Eligible Credit Card Account:

(a) which is not earned or does not represent the bona fide amount due to a Loan Party from a credit card processor or a credit card issuer that originated in the ordinary course of business of the applicable Loan Party;

(b) which is not owned by a Loan Party or to which a Loan Party does not have good title;

(c) in which the payee of such Credit Card Account is a Person other than a Loan Party;

(d) which does not constitute an “Account” (as defined in the UCC or the PPSA) or a “payment intangible” (as defined in the UCC or the PPSA);

(e) which has been outstanding for more than five (5) Business Days (or, in the case of American Express, ten (10) Business Days) from the date of sale;

(f) with respect to which the applicable credit card issuer, credit card processor or debit card or mall card issuer or provider has (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, custodian, trustee, monitor, administrator, sequestrator or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, interim receiver, custodian, trustee, monitor, administrator, sequestrator or liquidator, (iii) filed, or had filed against it (but only so long as any such involuntary filing has not been stayed or vacated), any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any Insolvency Law, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent or (vi) ceased operation of its business;

(g) which is not a valid, legally enforceable obligation of the applicable credit card issuer or credit card processor with respect thereto;

(h) which is not subject to a duly perfected first priority security interest in favor of the Administrative Agent (for the benefit of the Secured Parties);

(i) which is subject to any Lien, other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Secured Parties), (ii) any Permitted Liens if either (x) such Liens are junior in priority to the Lien on such Credit Card Account in favor of the Administrative Agent (for the benefit of the Secured Parties) or (y) such Liens are contemplated by the applicable processor agreements and the Administrative Agent has established a Reserve in respect thereof in its Permitted Discretion, (iii) any Permitted Encumbrances for which appropriate Reserves (as determined by the Administrative Agent in its Permitted Discretion) have been established, and (iv) Liens in respect of Prior Claims that are unregistered and secure amounts that are not yet due and payable;

(j) with respect to which (i) the Credit Card Agreement relating to such Credit Card Account is not in full force and effect, and is not currently binding upon each Loan Party that is a party thereto, other than as a result of applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, (ii) the applicable Loan Party failed to comply in all material respects with its obligations under the Credit Card Agreements related thereto, or (iv) (A) any covenant has been breached or (B) any representation or warranty is not true in all material respects, in each case to the extent contained in this Agreement (to the extent relating to any such Credit Card Agreement), the applicable Security Agreement or in the Credit Card Agreements relating to such Credit Card Account; provided that each such representation and warranty shall be true and correct in all respects to the extent already qualified by a materiality standard;

(k) which is subject to risk of setoff, recoupment, non-collection or not being processed due to unpaid and/or accrued credit card processor fee balances, to the extent of the lesser of the balance of the applicable Credit Card Account or the unpaid credit card processor fees;

(l) which is evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Administrative Agent, and to the extent necessary or appropriate, endorsed to the Administrative Agent;

(m) which the Administrative Agent in its Permitted Discretion determines may not be paid by reason of the applicable credit card processor’s, credit card issuer’s or debit card or mall card issuer’s or provider’s inability to pay;

(n) which represents a deposit or partial payment in connection with the purchase of Inventory of such Loan Party; or

(o) which is not subject to a Credit Card Notification.

“Eligible In-Transit Inventory” means, as of the date of determination thereof, without duplication, Inventory of a Loan Party that, except as otherwise agreed by the Administrative Agent in its Permitted Discretion, meets each of the following criteria:

(a) the Administrative Agent shall have received (1) a true and correct copy of the bill of lading and other shipping documents for such Inventory and (2) evidence of satisfactory marine cargo and casualty insurance naming the Administrative Agent as lender loss payee and otherwise covering such risks as the Administrative Agent may reasonably request,

(b) if the bill of lading is non-negotiable, the inventory must be in transit within the U.S. or, solely in the case of a Canadian Loan Party, Canada, and the Administrative Agent shall have received, if requested, a duly executed Collateral Access Agreement, in form and substance satisfactory to the Administrative Agent, from the applicable customs broker, freight forwarder or carrier for such Inventory,

(c) except as otherwise approved in writing by the Administrative Agent, if the bill of lading is negotiable, the inventory must be in transit from outside the U.S. or Canada, and the Administrative Agent shall have received (1) confirmation that the bill is issued in the name of such Loan Party and consigned to the order of the Administrative Agent, and a reasonably acceptable agreement has been executed with such Loan Party’s customs broker and freight forwarder, as applicable, in which each of the customs broker and freight forwarder, as applicable, agrees that it holds the negotiable bill in the United States as agent for the Administrative Agent and has agreed to follow the instructions of the Administrative Agent in respect of the Inventory; and (2) confirmation that such Loan Party has paid for the goods or the payment obligations are assured by a Letter of Credit or a commercial letter of credit,

(d) the common carrier is not an Affiliate of the applicable vendor or supplier,

(e) the customs broker is not an Affiliate of any Loan Party,

(f) such Inventory has not been in-transit for more than 45 days from the date such Inventory first became Eligible Inventory, and

(g) such Inventory satisfies all of the criteria for Eligible Inventory (except the criteria in clause (g) of the definition of “Eligible Inventory”).

“Eligible Inventory” means, as of the date of determination thereof, without duplication, items of Inventory of a Loan Party that are finished goods inventory, merchantable and readily saleable in the ordinary course of such Loan Party’s business, in each case that is not excluded as ineligible by virtue of one or more of the criteria set forth below. Eligible Inventory shall not include any Inventory:

(a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent (for the benefit of the Secured Parties) and, in the case of any Inventory located in any province or territory of Canada, with respect to which the Administrative Agent has not received a perfection opinion either on the Closing Date or following the Closing Date which, in either case, is satisfactory to the Administrative Agent acting reasonably;

(b) which is subject to any Lien, other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Secured Parties), (ii) any Permitted Liens if either (x) such Liens are junior in priority to the Lien on such Inventory in favor of the Administrative Agent (for the benefit of the Secured Parties), (y) the relevant loan party has provided a Collateral Access Agreement pursuant to clause (i) or (j) below, or (ii) any Permitted Encumbrances for which appropriate Reserves (as determined by the Administrative Agent in its Permitted Discretion) have been established and (iv) Liens in respect of Prior Claims that are unregistered and secure amounts that are not yet due and payable;

(c) which is unmerchantable, defective, used, unfit for sale, unacceptable due to age, type, category and/or quantity or which was not able to be valued under any appraisal conducted from time to time;

(d) with respect to which any covenant, representation or warranty contained in this Agreement or in any Security Agreement has been breached or is not true in any material respect (or with respect to any representation or warranty that is already qualified by materiality, such representation and warranty is untrue) and which does not conform in all material respects to all standards imposed by any Governmental Authority;

(e) in which any Person other than such Loan Party shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f) which is not finished goods or which constitutes packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in- place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business (for the avoidance of doubt, sales in the ordinary course of business includes clearance sales);

(g) which (i) is not located in the U.S. or, solely in the case of Inventory of a Canadian Loan Party, Canada, or (ii) is In-Transit Inventory;

(h) which is located at any location that is not an operating retail store location, temporary storage locations under the exclusive control of a Loan Party, or distribution center owned or leased by a Loan Party or third party warehouse that has been disclosed to the Administrative Agent, other than (x) Inventory in transit between any of the foregoing locations, and (y) Eligible In-Transit Inventory;

(i) which is located in any location leased by such Loan Party (other than any retail store of such Loan Party located in a jurisdiction that does not provide for a common law or statutory landlord’s lien on the personal property of tenants that would be prior or superior to the Liens of the Administrative Agent) unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Rent Reserve has been established by the Administrative Agent in its Permitted Discretion;

(j) which is (A) located in any third party warehouse or is in the possession of a bailee (other than a third-party processor) unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion, provided that up to $10,000,000 at any one time of such Inventory described in this clause (A) and not meeting the requirements of the preceding subclauses (i) and (ii) may be included as Eligible Inventory to the extent such Inventory is being held for not more than 60 days in a warehouse pending delivery to a retail store upon the initial opening thereof (including the initial opening after the renovation or remodeling of a store), or (B) evidenced by a negotiable Document (as defined in the applicable Security Agreement) (other than bills of lading to the extent permitted pursuant to clause (g) above);

(k) which is being processed offsite at a third party location or outside processor, or is in-transit to or from such third party location or outside processor;

(l) which is the subject of a consignment by such Loan Party as consignor;

(m) which contains or bears any Intellectual Property rights licensed to such Loan Party unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(n) which is not reflected in a current perpetual inventory report of such Loan Party (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory or Eligible LC Inventory);

(o) for which reclamation rights have been asserted by the seller;

(p) [reserved]; or

(q) which has been designated or demanded to be returned to or retained by the applicable vendor or which has been recognized as damaged or off quality by the applicable Loan Party;

provided, further, that in determining the value of the Eligible Inventory, such value shall be reduced by, without duplication of amounts already accounted for in determining such value, any amounts representing (i) vendor rebates; (ii) costs included in Inventory relating to advertising; (iii) a shrink reserve; and (iv) the unreconciled discrepancy between the general inventory ledger and the perpetual inventory ledger, to the extent the general inventory ledger reflects less Inventory than the perpetual inventory ledger.

“Eligible LC Inventory” means, at any time, the value of the undrawn face amount of issued commercial Letters of Credit that (a) supports the purchase price of Inventory in-transit that would be Eligible In-Transit

Inventory but for the fact that the Loan Parties have not paid for such Inventory and (b) has an expiry within 90 days after the date of initial issuance of such commercial Letter of Credit, which value shall be subject to reduction based on eligibility criteria with respect to any such Inventory or Letter of Credit as the Administrative Agent in its Permitted Discretion may determine from time to time; provided, however, that the Administrative Agent shall not add any additional eligibility criteria (or amend any then-existing eligibility criteria to make the same more restrictive) without giving at least four (4) Business Days’ prior notice to the Borrower Representative; provided, further, that, if after the delivery of such notice the Borrower Representative notifies the Administrative Agent that it desires to discuss the changes described therein, then the Administrative Agent will discuss such changes with the Borrower Representative, provided that nothing in this proviso shall obligate the Administrative Agent to eliminate, reduce, or delay any such changes.

“Eligible Real Property” means each identified real property listed on Schedule 1.01(a) so long as:

(a) a U.S. Borrower has fee simple ownership of such real property free and clear of all Liens other than (x) any Permitted Encumbrances for which appropriate Reserves (as determined by the Administrative Agent in its Permitted Discretion) have been established or (y) Permitted Liens that secure Indebtedness so long as such Lien on such real property is subject to an Intercreditor Agreement and is junior in priority to the Lien on such real property in favor of the Administrative Agent;

(b) no covenant, representation or warranty contained in this Agreement or the Mortgages with respect to such real property has been breached or is not true in all material respects (or, to extent qualified by materiality, in not true in all respects);

(c) the Administrative Agent has, for the benefit of the Secured Parties, a perfected first priority Lien on such real property, including without limitation through the filing of a Mortgage with respect thereto;

(d) such real property is and remains adequately protected by (i) fully-paid valid title insurance with endorsements and in amounts that are acceptable to the Administrative Agent, insuring that the Administrative Agent, for the benefit of the Lenders and the other Secured Parties, shall have a perfected first priority Lien on such real property, evidence of which shall have been provided in form and substance satisfactory to the Administrative Agent, and (ii) casualty insurance as required hereunder;

(e) if such real property is located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the applicable Borrower has purchased and maintains flood insurance thereon in amounts reasonably satisfactory to the Administrative Agent and each Lender and in any event in compliance with applicable law, including the Flood Disaster Protection Act of 1973, as amended;

(f) no Material Event has occurred with respect thereto unless, in lieu of excluding such real property from the Borrowing Base the Administrative Agent has, in its Permitted Discretion, imposed a Reserve; provided that, with respect to any such real property with respect to which a Material Event has occurred and has, as a result, been excluded from the Borrowing Base (such real property, a “Subject Property”), such Subject Property may be later redesignated by the Borrower Representative as Eligible Real Property upon satisfaction of certain conditions satisfactory to the Administrative Agent, which may include any or all of the following conditions: (i) at the time of such redesignation, no Default or Event of Default has occurred and is continuing; (ii) the Borrower Representative notifies the Administrative Agent that the applicable Borrower intends to repair, refurbish, restore, replace or rebuild such Subject Property and such repair, refurbishment, restoration, replacement, or rebuilding occurs within 180 days after the applicable occurrence of the Material Event with respect thereto or such longer period as the Administrative Agent shall agree; (iii) such Subject Property otherwise constitutes Eligible Real Property under the other clauses of this definition; and (iv) upon completion of such repair, refurbishment, restoration, replacement, or rebuilding, the Administrative Agent shall have received (A) an appraisal with respect to such Subject Property in form and substance satisfactory to the Administrative Agent, which appraisal shall be at the sole cost and expense of the Loan Parties and shall not count against the number of appraisals able to be performed at the Loan Parties’ expense set forth in Section 5.12 and (B) all other documents and deliverables similar to those originally provided on or about the Closing Date with respect to such Subject Property as requested by the Administrative Agent, all of which shall be in form and substance satisfactory to the Administrative Agent. In the event such Subject Property becomes Eligible Real Property following a Material Event as provided in this clause (f), the Administrative Agent and the Borrower Representative shall be permitted to amend the definition of “Real Property Component,” in a manner satisfactory to the Administrative Agent and the Borrower Representative, but without the consent of any Lender, solely for the purposes of including such Subject Property as Eligible Real Property; and

(g) The Administrative Agent shall have received with respect to such real property all of the documents, instruments, agreements and other items specified, and in the respective form required as, and the applicable U.S. Borrower(s) shall have rendered all of the performance required, and in the form or pursuant to any other standard of conduct or delivery as, set forth on Schedule 1.01(g); provided that with respect to each Eligible Real Property as of the Restatement Effective Date, such deliverables shall have been delivered on or prior to the day that is ninety (90) days of the Restatement Effective Date (or such later date as the Administrative Agent may agree in its reasonable discretion).

“Eligible Trade Accounts” means, at any time, each Account (other than a Credit Card Account) of a Loan Party that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Account (i) has been earned by performance and represents the bona fide amounts due to a Loan Party and in each case is originated in the ordinary course of business of such Loan Party, and (ii) in each case is not ineligible for inclusion in the calculation of the applicable Borrowing Base pursuant to any of clauses (a) through (z) below. Without limiting the foregoing, to qualify as an Eligible Trade Account, such Account shall indicate no Person other than a Loan Party as payee or remittance party. Any Account included within any of the following categories shall not constitute an Eligible Trade Account:

(a) which is not subject to a first priority perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties);

(b) which is subject to any Lien, other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Secured Parties), (ii) any Permitted Liens such Liens are junior in priority to the Lien on such Account in favor of the Administrative Agent (for the benefit of the Secured Parties), (iii) any Permitted Encumbrances for which appropriate Reserves (as determined by the Administrative Agent in its Permitted Discretion) have been established, and (iv) Liens in respect of Prior Claims that are unregistered and secure amounts that are not yet due and payable;

(c) (i) with respect to which the scheduled due date is more than 90 days after the date of the original invoice therefor, (ii) which is unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date therefor (in determining the aggregate amount from the same Account Debtor that is unpaid hereunder there shall be excluded the amount of any net credit balances relating to Accounts due from such Account Debtor which are unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date therefor) (iii) which has been written off the books of such Loan Party or otherwise designated as uncollectible;

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to all Loan Parties exceeds 25% of the aggregate amount of Eligible Trade Accounts of all Loan Parties;

(f) with respect to which any covenant, representation or warranty contained in this Agreement or in any Security Agreement has been breached or is not true in all material respects (or, to the extent qualified by materiality, in all respects);

(g) which (i) does not arise from the sale of Inventory in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation (the form of which is reasonably satisfactory to the Administrative Agent) which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon such Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Loan Party or if such Account was invoiced more than once;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any Insolvency Laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the Administrative Agent), (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k) which is owed by any Account Debtor which has sold all or substantially all of its assets;

(l) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S. or the District of Columbia, Canada, or any province or territory of Canada unless, in any such case, such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent, provided that the Administrative Agent may make up to $5,000,000 of such Accounts eligible in its Permitted Discretion;

(m) which is owed in any currency other than U.S. Dollars or Canadian Dollars;

(n) which is owed by (i) any Governmental Authority of any country other than the U.S. or Canada unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent, or (ii) any Governmental Authority of the U.S. or Canada, or any department, agency, public corporation, or instrumentality thereof, unless the Financial Administration Act (Canada), as amended (or the equivalent law of any province of Canada, if any, in the case of a Governmental Authority of such province) or the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), as applicable, and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction;

(o) which is owed by any Affiliate of any Loan Party or any employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates;

(p) which, for any Account Debtor, exceeds a credit limit determined by the Administrative Agent in its Permitted Discretion, to the extent of such excess;

(q) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(r) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(s) which is evidenced by any promissory note, chattel paper or instrument;

(t) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Loan Party has filed such report or qualified to do business in such jurisdiction;

(u) with respect to which such Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business but only to the extent of any such reduction, or any Account which was partially paid and such Loan Party created a new receivable for the unpaid portion of such Account;

(v) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal (U.S. or Canadian), state, provincial or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(w) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Loan Party has or has had an ownership interest in such goods, or which indicates any party other than such Loan Party as payee or remittance party;

(x) which was created on cash on delivery terms;

(y) which the Administrative Agent determines in its Permitted Discretion may not be paid by reason of the Account Debtor’s inability to pay; or

(z) which the Account Debtor is a Sanctioned Person or Sanctioned Country. In determining the amount of an Eligible Trade Account of a Loan Party, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments or finance charges (including any amount that such Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Loan Party to reduce the amount of such Account.

“Environmental Indemnity” means each environmental indemnity made by each Loan Party with respect to Eligible Real Property, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, and all binding orders, decrees, judgments, injunctions, notices or agreements passed, adopted, issued, promulgated or entered into by any Governmental Authority, relating to protection of the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters to the extent related to exposure to Hazardous Materials.

“Environmental Liability” means (i) any obligation or responsibility to comply with the terms of any order, decree, injunction, claim, notice or obligation of an agreement (including an Environmental Indemnity); or (ii) any obligation or responsibility for damages, costs of environmental investigations or remediation, fines, or penalties of any Borrower or Subsidiary resulting from or based upon (a) a violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials resulting in physical injury or property damage or a claim of such injury or property damage, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed by or imposed upon any Borrower or Subsidiary with respect to any of the foregoing.

“Equity Interests” of any person means any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock (including any preferred equity certificates (and any other similar instruments)), any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing, but excluding (i) the Convertible Notes and any other Indebtedness convertible into or exchangeable for any of the foregoing and (ii) any Permitted Call Spread Swap Agreements.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination or partial termination of any Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal (including under Section 4062(e) of ERISA) of any Loan Party or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition upon any Loan Party or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Erroneous Payment” has the meaning assigned to it in Section 8.12(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 8.12(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 8.12(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 8.12(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 8.12(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“European Union” means the region comprised of member states of the European Union pursuant to the Treaty on the European Union.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Asset” has the meaning assigned to such term in the applicable Security Agreement.

“Excluded Restricted Payment” means (x) Restricted Payments made prior to the Restatement Effective Date in an aggregate amount not to exceed $200,000,000 that were paid in cash directly or indirectly to redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) the U.S. Borrower’s

Equity Interests and (y) any Restricted Payment paid in cash to directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of the U.S. Borrower’s Equity Interests in an aggregate amount not to exceed the Converted Equity Amount, solely to the extent such redemption, purchase, retirement or acquisition (i) was funded with the proceeds of long-term Indebtedness from a Person that is not an Affiliate of the Borrower and (ii) is immediately retired following such redemption, purchase or acquisition; provided that (x) the aggregate amount of Excluded Restricted Payments that may be funded using the proceeds of Loans shall be $100,000,000 and (y) a Restricted Payment funded using the proceeds of Loans that meets the requirements set forth in this definition shall only constitute “Excluded Restricted Payments” to the extent that the Payment Conditions (disregarding subclause (B) of clause (b) thereof for purposes of this provision) are satisfied immediately before and after the making of such Restricted Payment.

“Excluded Subsidiary” means each (a) Unrestricted Subsidiary, (b) Immaterial Subsidiary, (c) solely with respect to the Loans to the U.S. Borrower, Domestic Subsidiary that is a Subsidiary of a CFC, (d) Foreign Subsidiary (other than, solely in the case of a Loan to the Canadian Borrower, a Canadian Loan Party or a Canadian Subsidiary of a Canadian Loan Party) or CFC Holdco, (e) Subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or existing at the time of acquisition thereof after the Closing Date, in each case from guaranteeing the U.S. Obligations or Canadian Obligations, as applicable, or that would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received, (f) solely with respect to a Loan to the U.S. Borrower, Subsidiary whose provision of a guarantee would result in an adverse Tax consequence to the U.S. Borrower or one of its Subsidiaries (including as a result of the operation of Section 956 of the Code or any similar Requirement of Law or regulation in any applicable jurisdiction) as reasonably determined by the U.S. Borrower in consultation with the Administrative Agent, (g) any special purpose securitization entity permitted under this Agreement, (h) any captive insurance Subsidiary and any not-for-profit Subsidiary; (i) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Company), the cost or other consequences of becoming a Guarantor shall be excessive in view of the benefits to be obtained by the Lenders therefrom and (j) any Subsidiary that is not a Wholly Owned Subsidiary; provided that no Subsidiary of the Company that guarantees the obligations of the U.S. Borrower or a Domestic Subsidiary under the Fixed Asset Priority Indebtedness shall be an Excluded Subsidiary, and any such Subsidiary will be required to guarantee and grant security to secure the Secured Obligations pursuant to arrangements and documentation reasonably satisfactory to the Administrative Agent (it being understood and agreed that arrangements and documentation substantially similar to that entered into in connection with the guarantee and pledges in respect of such Fixed Asset Priority Indebtedness shall be satisfactory to the Administrative Agent).

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, solely with respect to a Loan to the U.S. Borrower, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the applicable Commitment (or, in the case of a Loan not acquired pursuant to a prior Commitment, acquires such interest in such Loan) other than pursuant to an assignment request by the Borrowers under Section 2.19(b) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f); (d) solely with respect to a Loan to the Canadian Borrower (including, for the avoidance of doubt, any guarantee thereof), Canadian federal withholding Taxes imposed on the payment as a result of having been made to a Recipient that, at the time of making such payment, (i) is a person with which the Canadian Borrower does not deal at arm’s length (for the purposes of the ITA), or (ii) is a “specified shareholder” (as defined in subsection 18(5) of the ITA) of a Loan Party or does not deal at arm’s length (for the purposes of the ITA) with such a “specified shareholder” (other than where the non-arm’s length relationship arises, or where the Recipient is a “specified shareholder” or does not deal at arm’s length with a “specified shareholder”, in connection with or as a result of the Recipient having become a party to, received or perfected a security interest under or received or enforced any rights under, a Loan Document; and (e) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning assigned to such term in the recitals.

“Existing Interest Period” has the meaning assigned to such term in the recitals.

“Existing Interest Period Termination Date” has the meaning assigned to such term in the recitals.

“Existing Interest Rate” has the meaning assigned to such term in the recitals.

“Existing Revolving Loans” has the meaning assigned to such term in the recitals.

“Existing Letters of Credit” means each of the letters of credit described on Schedule 1.01(b).

“Fair Market Value” means, with respect to any asset or property, the price (as determined in good faith by the management of the U.S. Borrower) that could be negotiated in an arm’s-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above), and any intergovernmental agreement, treaty or convention among Governmental Authorities (and any related legislation, rules or official administrative guidance) implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) calculated by the Federal Reserve Bank of New York (or any successor), based on such day’s federal funds transactions by depositary institutions, as determined in such manner as such Federal Reserve Bank (or any successor) shall set forth on its public website from time to time, and as published on the next succeeding Business Day by such Federal Reserve Bank as the “Federal Funds Effective Rate”; provided, if such Federal Reserve Bank (or its successor) does not publish such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“FILO Tranche” has the meaning specified in Section 2.09.

“Financial Officer” means the chief financial and administrative officer; senior vice president, general counsel; chief financial officer; vice president, controller; vice president, financial planning and analysis / treasury; senior director treasury; treasurer or controller of the Borrower Representative, and solely for purposes of certifying information as required in this Agreement, any of the other individual designated in writing to the Administrative Agent by an existing Financial Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder.

“Fixed Amounts” has the meaning assigned to such term in Section 1.09(b).

“Fixed Asset Priority Indebtedness” means any secured Indebtedness incurred by the U.S. Loan Parties after the Restatement Effective Date pursuant to Section 6.01(p).

“Fixed Charge Coverage Ratio” means, at any date, the ratio of (a) the sum of (i) EBITDAR minus (ii) the unfinanced portion of Capital Expenditures (excluding replacement Capital Expenditures made (x) with the proceeds of insurance or (y) in anticipation of the receipt of insurance proceeds (an “Insurance Anticipation Capital Expenditure”), to the extent that the anticipated insurance proceeds are actually received within 180 days after the date of such Insurance Anticipation Capital Expenditure, and otherwise the amount of such Insurance Anticipation Capital Expenditure (if no insurance proceeds are timely received) or the excess of such Insurance Anticipation Capital Expenditure (if insurance proceeds are timely received but in an amount less than such Insurance Anticipation Capital Expenditure) over the related insurance proceeds received shall be deemed to be part of the unfinanced portion of Capital Expenditures in the fiscal quarter in which such 180-day period expires) in excess of $15,000,000; to (b) Fixed Charges, all calculated for the period of four (4) consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date).

“Fixed Charges” means, for any period, without duplication, (a) cash Consolidated Interest Expense, plus (b) Rentals, plus (c) scheduled principal payments on Consolidated Debt actually made (other than payments made by the U.S. Borrower to any Subsidiary or any Subsidiary to another Subsidiary), plus (d) expenses for taxes paid in cash, plus (e) solely in connection with any calculation of the Fixed Charge Coverage Ratio for purposes of determining satisfaction of the Payment Conditions, Restricted Payments paid in cash, other than any Excluded Restricted Payments, plus (f) the principal portion of purchase money Indebtedness and scheduled Capitalized Lease Obligation payments actually made, all calculated on a consolidated basis for the Company and its Subsidiaries for such period in accordance with GAAP.

“Flood Laws” has the meaning assigned to such term in Section 8.10.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Accounts” means the deposit account(s) of the Borrowers to which the Administrative Agent or the Swingline Lender is authorized by the Borrowers (or by the Borrower Representative on their behalf) to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

“GAAP” means generally accepted accounting principles in the U.S., consistently applied.

“Gift Card Reserve” means, at any time, the sum of (a) 50% of the aggregate remaining amount at such time of outstanding gift certificates and gift cards sold, and merchandise credits issued, by the Loan Parties, in each case entitling the holder thereof to use all or a portion of the certificate, gift card or credit to pay all or a portion of the purchase price of Inventory and (b) 100% of the aggregate amount at such time of outstanding customer deposits entitling the holder thereof to use all or a portion of such deposit to pay all or a portion of the purchase price of Inventory.

“Governmental Authority” means the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether provincial, territorial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Gross Availability” means, as of any date of determination, (a) the sum of (i) the U.S. Borrowing Base as of such date, plus (ii) the Canadian Borrowing Base as of such date, minus (b) the Aggregate Credit Exposure as of such date.

“Guarantee” of or by any person (the “guarantor”) means (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries); provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Restatement Effective Date or entered into in connection with any acquisition or Disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness or other obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith. The amount of the Indebtedness or other obligation subject to any Guarantee provided by any person for purposes of clause (b) above shall (unless the applicable Indebtedness has been assumed by such person or is otherwise recourse to such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness or other obligation and (B) the Fair Market Value of the property encumbered thereby.

“Guaranteed Obligations” means U.S. Guaranteed Obligations or Canadian Guaranteed Obligations, as the context requires.

“Guarantors” means all U.S. Guarantors and Canadian Guarantors.

“Hazardous Material” means: (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is (i) petroleum, petroleum derivative or fraction, or a petroleum by-product, (ii) asbestos or asbestos-containing material, (iii) polychlorinated biphenyls, (iv) ozone depleting substances, (v) radon, or (vi) a pesticide, herbicide, or other substance regulated under the Federal Insecticide, Fungicide and Rodentide Act, 7 U.S.C. §136 et seq.

“IFRS” means the International Financial Reporting Standards set by the International Accounting Standards Board (or the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or the SEC, as the case may be) or any successor thereto, as in effect from time to time.

“Immaterial Subsidiary” means any Subsidiary (other than a Borrower) designated by the Borrower Representative to the Administrative Agent as an “Immaterial Subsidiary” that did not, as of the last day of the most recent fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Sections 5.01(a) or (b), as applicable, (a) (x) have assets with a value in excess of 5.0% of the Total Assets of the U.S. Borrower and its Subsidiaries on a consolidated basis as of such date and (y) contribute to Adjusted Consolidated EBITDA in excess of 5.0% of the Adjusted Consolidated EBITDA of the U.S. Borrower and its Subsidiaries for the most recent four fiscal quarter period ending on such date and (b) when taken together with all such Subsidiaries as of such applicable date, (x) have assets with a value in excess of 10.0% of Total Assets of the U.S. Borrower and the Subsidiaries on a consolidated basis as of such date and (y) contribute to Adjusted Consolidated EBITDA for the four most recently ended fiscal quarters in excess of 10.0% of the Adjusted Consolidated EBITDA of the U.S. Borrower and its Subsidiaries for the most recent four fiscal quarter period ending on such date; provided that no Subsidiary shall be or be designated as an “Immaterial Subsidiary” if such

Subsidiary has provided a guaranty of, or pledged any Collateral as security for, any Fixed Asset Priority Indebtedness.

“Increased Amount” of any Indebtedness means any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common stock of the U.S. Borrower, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Increased Appraisal Trigger” means any time when Availability is less than 75.0% of the Maximum Credit Amount for three consecutive Business Days.

“Incurrence-Based Amounts” has the meaning assigned to such term in Section 1.09(b).

“Indebtedness of any person means, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments (except any such obligation issued in the ordinary course of business with a maturity date of no more than six (6) months in a transaction intended to extend payment terms of trade payables or similar obligations to trade creditors incurred in the ordinary course of business), (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person (except any such obligation that constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business), (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such person in accordance with GAAP and if not paid within 60 days after being due and payable, (iii) liabilities accrued in the ordinary course of business) which purchase price is due more than six (6) months after the date of placing the property in service or taking delivery and title thereto, (e) all Guarantees by such person of Indebtedness of others, (f) all Capitalized Lease Obligations of such person, (g) obligations under any Swap Agreements, to the extent the foregoing would appear on a balance sheet of such person as a liability, (h) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (i) the principal component of all obligations of such person in respect of bankers’ acceptances, (j) the principal component of all obligations, or liquidation preference, of such person with respect to any Disqualified Stock (but excluding any accrued dividends), (k) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries), whether or not the Indebtedness secured thereby has been assumed and (l) all Attributable Receivables Indebtedness. The amount of Indebtedness of any person for purposes of clause (k) above shall (unless such Indebtedness has been assumed by such person or is otherwise recourse to such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby. For all purposes hereof, the Indebtedness of the U.S. Borrower and the Subsidiaries shall exclude intercompany liabilities arising from their cash management, Tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business. For the avoidance of doubt, and without limitation of the foregoing, Indebtedness convertible into or exchangeable for Equity Interests shall at all times prior to the repurchase, conversion or payment thereof be valued at the full stated principal amount thereof and shall not include any reduction or appreciation in value of the shares and/or cash deliverable upon conversion thereof. Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, (i) [reserved], (ii) deferred or prepaid revenue, (iii) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (iv) Indebtedness of any Parent Entity appearing on the balance sheet of the U.S. Borrower solely by reason of push down accounting under GAAP, (v) accrued expenses and royalties and (vi) the effects of Financial Accounting Standards Board Accounting Standards Codification 825 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed an incurrence of Indebtedness under this Agreement.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in subsection (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Insolvency Laws” means each of the Bankruptcy Code, the BIA, the CCAA, the Winding-Up and Restructuring Act (Canada), in each case as amended, and any other applicable state, provincial, territorial or federal bankruptcy laws, each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any corporate law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it and including any rules and regulations pursuant thereto.

“Inspection Rights” has the meaning assigned to such term in Section 5.06.

“Insurance Anticipation Capital Expenditure” has the meaning assigned to such term in the definition of “Fixed Charge Coverage Ratio.”

“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, customer lists, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, in substantially the form of Exhibit H hereto, or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Intercreditor Agreement” means (i) any ABL Intercreditor Agreement and (ii) any other customary intercreditor or subordination agreement in form and substance reasonably satisfactory to the Administrative Agent that is entered into by the Administrative Agent pursuant to this Agreement.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Borrowing in accordance with Section 2.08, which shall be, in the case of any such written request, in the form of Exhibit E or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan or Canadian Prime Rate Loan (other than a Swingline Loan), the first Business Day of each calendar quarter and the Maturity Date, (b) with respect to any Term SOFR Loan or CDOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term SOFR Borrowing or CDOR Borrowing with an Interest Period of more than three months’ duration, at the end of each three-month period during such Interest Period, (c) with respect to any Swingline Loan, the first Business Day of each calendar quarter and the Maturity Date, and (d) the Maturity Date.

“Interest Period” means, (i) with respect to any Term SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one or three months thereafter, as the Borrower Representative may elect and (ii) with respect to any CDOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one or three months thereafter, as the Borrower Representative may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“In-Transit Inventory” means Inventory of a Loan Party which is in transit with a common carrier from vendors or suppliers of the Loan Party.

“Inventory” has the meaning assigned to such term in each Security Agreement, as applicable.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (a) PNC, (b) JPMorgan Chase Bank, N.A., and (c) any other Lender from time to time designated by the Borrower Representative as an Issuing Bank, with the consent of such Lender and upon notice to the Administrative Agent, in which case the term “Issuing Bank” means PNC, JPMorgan Chase Bank, N.A. and each such Lender, individually or collectively as the context shall require and their respective successors. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit). At any time there is more than one Issuing Bank, all singular references to the Issuing Bank means any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.

“ITA” means the Income Tax Act (Canada), as amended.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit F.

“Junior Debt Restricted Payment” means, any payment or other distribution (whether in cash, securities or other property), directly or indirectly made by the Borrower or any if its Subsidiaries, of or in respect of principal of or interest on any Indebtedness that is by its terms subordinated in right of payment to the Obligations (each of the foregoing, a “Junior Financing”); provided that the following shall not constitute a Junior Debt Restricted Payment:

(a) Refinancings with any Permitted Refinancing Indebtedness permitted to be incurred under Section 6.01;

(b) payments of regularly scheduled interest and fees due thereunder, other non-principal payments thereunder, any mandatory prepayments of principal, interest and fees thereunder, scheduled payments thereon necessary to avoid the Junior Financing from constituting “applicable high yield discount obligations” within the meaning of Section 163(i)(l) of the Code, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing;

(c) payments or distributions in respect of all or any portion of the Junior Financing with the proceeds from the issuance, sale or exchange by the Borrower of Qualified Equity Interests within eighteen (18) months prior thereto; provided that such proceeds are not included in any determination of Contribution Indebtedness or applied to increase the basket in Section 6.04(p);

(d) the prepayment, redemption, purchase, defeasance or other satisfaction of any Junior Financing (x) existing at the time a person becomes a Subsidiary or (y) assumed in connection with the acquisition of assets, in each case so long as such Junior Financing was not incurred in contemplation of such person becoming a Subsidiary or such acquisition; or

(e) the conversion of any Junior Financing to Qualified Equity Interests of the Borrower.

“Junior Financing” has the meaning assigned to such term in the definition of “Junior Debt Restricted Payment.”

“JV Preferred Equity Interests” means preferred Equity Interests of any Subsidiary (other than Disqualified Stock) issued to and held by joint venture partners after the Restatement Effective Date.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, in each case as extended in accordance with this Agreement from time to time.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Designated Currency” means (a) Canadian Dollars, (b) with respect to Letters of Credit issued by PNC or its Affiliates in their capacity as Issuing Bank, Pesos, or (c) any other lawful currency (other than U.S. Dollars) acceptable to the Administrative Agent and the applicable Issuing Bank which are, in the case of this clause (c), freely transferable and convertible into U.S. Dollars and freely available to the applicable Issuing Bank.

“LC Disbursement” means any payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure.

“LC Individual Sublimit” means, with respect to any Issuing Bank, an amount equal to (a) with respect to Letters of Credit issued by the Issuing Banks as of the Restatement Effective Date, the respective amounts set forth on the Commitment Schedule, and (b) with respect to Letters of Credit issued by any other Issuing Bank, the amount agreed to by the Issuing Bank and the Borrower Representative upon notice to the Administrative Agent, in each case, as such amount may be increased for an Issuing Bank as agreed to by such Issuing Bank and the Borrower Representative upon notice to the Administrative Agent.

“LCT Election” has the meaning assigned to such term in Section 1.09.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to Section 2.09 or an Assignment and Assumption, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Bank.

“Letter of Credit Application” has the meaning assigned to such term in Section 2.06(b).

“Letter of Credit Borrowing” has the meaning assigned to such term in Section 2.06(d)(v).

“Letter of Credit Fees” has the meaning assigned to such term in Section 2.12(b).

“Letters of Credit” has the meaning assigned to such term in Section 2.06, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require. “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, security interest, security transfer, security assignment in, on or of such asset, (b) the interest of a lessor under any capital lease or any financing lease having substantially the same economic effect as any of the foregoing relating to such asset; provided that in no event shall an operating lease be deemed to constitute a Lien, and (c) any conditional sale agreement or title retention arrangement with a vendor of such asset (for the period of time before title transfers to the purchaser).

“Limited Condition Acquisition” means any acquisition (including by means of a merger, amalgamation or consolidation) of, or Investment by one or more of the U.S. Borrower and its Subsidiaries (other than intercompany Investments) in, any assets, business or person the consummation of which is not conditioned on the availability of, or on obtaining, financing.

“Limited Condition Transaction” means any (a) Limited Condition Acquisition, (b) redemption or repayment of Indebtedness requiring irrevocable advance notice or any irrevocable offer to purchase Indebtedness that is not subject to obtaining financing or (c) any declaration of a distribution or dividend in respect of, or irrevocable advance notice of, or any irrevocable offer to, purchase, redeem or otherwise acquire or retire for value, any Equity Interests of the U.S. Borrower that is not subject to obtaining financing.

“Loan Documents” means, collectively, this Agreement, any Intercreditor Agreement, any promissory notes issued pursuant to this Agreement and the Collateral Documents. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guaranty” means the U.S. Guaranty and the Canadian Guaranty.

“Loan Parties” means, collectively, the Borrowers and the Guarantors and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns, and the term “Loan Party” means any one of them or all of them individually, as the context may require.

“Loans” means the loans and advances made by the Lenders or the Administrative Agent pursuant to this Agreement, including Swingline Loans, Overadvances and Protective Advances.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in U.S. Dollars or any Letter of Credit, New York City time, and (b) with respect to a Borrowing denominated in Canadian Dollars, Toronto time.

“Margin Stock” shall have the meaning assigned to such term in Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business or financial condition of the Company and its Restricted Subsidiaries taken as a whole or (b) the rights or remedies available to the Administrative Agent, the Issuing Banks or the Lenders under any of the Loan Documents, taken as a whole.

“Material Event” means, with respect to any Real Estate subject to a Mortgage (a) any portion thereof (the loss of which shall have, in the Permitted Discretion of the Administrative Agent, a material and adverse impact on the use, operation or value of thereof) has been damaged by a Casualty or taken through a Taking, either temporarily or permanently, or (b) any waste, impairment, deterioration or abandonment of such Real Estate has occurred (which shall have, in the Permitted Discretion of the Administrative Agent, a material and adverse impact on the use, operation or value of thereof) other than as a result of (i) ordinary wear and tear and (ii) depreciation in accordance with GAAP.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Company and its Restricted Subsidiaries in an aggregate principal amount exceeding the greater of (i) $140,000,000 and (ii) 20% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time.

“Material Intellectual Property” has the meaning assigned to such term in Section 5.14.

“Material Subsidiary” means any Subsidiary, other than an Immaterial Subsidiary.

“Maturity Date” means (a) June 24, 2027, or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof and (b) in the case of any commitments or loans under a FILO Tranche, the maturity date applicable to such FILO Tranche in accordance with the terms hereof.

“Maximum Credit Amount” means the lesser of (a) the Aggregate Commitments and (b) the Aggregate Borrowing Base.

“Maximum Rate” has the meaning assigned to such term in Section 9.18.

“Monthly Reporting Trigger” has the meaning assigned to such term in the definition of Borrowing Base Reporting Date.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent by an appraiser reasonably acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“Net Proceeds” means:

(a) with respect to any Casualty Event or any Taking, sale, transfer, disposition or similar event in respect of Collateral (other than any Permitted Sale Lease-Back Transaction): 100% of the cash proceeds actually received by the U.S. Borrower or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) from any Disposition, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) required payments of Indebtedness and required payments of other obligations relating to the applicable asset to the extent such Indebtedness or other obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents and other than obligations secured by a junior Lien to the Liens securing the U.S. Secured Obligations), (iii) [reserved], (iv) Taxes paid or payable (in the good faith determination of the U.S. Borrower) as a result thereof, and (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any Taxes deducted pursuant to clause (i) or (iv) above) (x) related to any of the applicable assets and (y) retained by the U.S. Borrower or any of the Subsidiaries including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided that (1) the amount of any reduction of such reserve (other than in connection with a payment in respect of any such liability), prior to the date occurring eighteen (18) months after the date of the respective Disposition, shall be deemed to be cash proceeds of such Disposition occurring on the date of such reduction and (2) the amount of any such reserve that is maintained as of the date occurring eighteen (18) months after the date of the applicable Disposition shall be deemed to be Net Proceeds from such Disposition as of such date); provided that, if the U.S. Borrower shall deliver a certificate of a Responsible Officer of the U.S. Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the U.S. Borrower’s intention to use any portion of such proceeds, within eighteen (18) months of such receipt, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the U.S. Borrower and the Subsidiaries or to make Permitted Acquisitions and other Investments permitted hereunder (excluding Permitted Investments or intercompany Investments in Subsidiaries) or to reimburse the cost of any of the foregoing incurred on or after the date on which the

Disposition giving rise to such proceeds was contractually committed (other than inventory), such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within eighteen (18) months of such receipt ((or prior to such receipt, but no earlier than the earliest of (i) 90 days prior to consummation of the relevant Disposition, (ii) notice to the Administrative Agent of the relevant Disposition, and (iii) execution of a definitive agreement for the relevant Disposition), so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such eighteen (18)-month period but within such eighteen (18)-month period are contractually committed to be used, then such remaining portion if not so used within six (6) months following the end of such eighteen (18)-month period shall constitute Net Proceeds as of such date without giving effect to this proviso); in each case, other than the amount of any such proceeds required to be placed in escrow to secure any indemnification obligations or adjustments to the purchase price of such sale, transfer or other disposition.

(b) With respect to the incurrence, issuance or sale of any Indebtedness or Equity Interests: 100% of the cash proceeds from the incurrence, issuance or sale of any Indebtedness or Equity Interests (to the extent such incurrence, issuance or sale is not prohibited under this Agreement), net of all customary fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

“New Project” means (a) each facility, branch, office or business unit which is either a new facility, branch, office or business unit or an expansion, relocation, remodeling or substantial modernization of an existing facility, branch, office or business unit owned by the U.S. Borrower or the Subsidiaries which in fact commences operations and (b) each creation (in one or a series of related transactions) of a business unit, product line or information technology offering to the extent such business unit commences operations or such product line or information technology is offered or each expansion (in one or a series of related transactions) of business into a new market.

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Obligated Party” means a U.S. Obligated Party or a Canadian Obligated Party, as the context requires.

“Obligations” means, individually and collectively as the content may require, the U.S. Obligations and the Canadian Obligations.

“Official Body” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Order” has the meaning assigned to such term in Section 2.06(i).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overadvances” has the meaning assigned to such term in Section 2.05(b).

“Overnight Bank Funding Rate” means for any day, (a) with respect to any amount denominated in U.S. Dollars, the rate comprising both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the Federal Reserve Bank of New York (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided, further, that if the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero, and (b) with respect to any amount denominated in Canadian Dollars, the Bank of Canada overnight rate. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrowers.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Parent Entity” means any person that is a direct or indirect parent of the U.S. Borrower.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participation Advance” has the meaning assigned to such term in Section 2.06(d).

“Payment Conditions” means, at any applicable time of determination with respect to a specified transaction, event, or payment, that (a) no Event of Default then exists or would arise as a result of the entering into of such transaction, the occurrence of such event, or the making of such payment, and (b) (i) immediately prior to such transaction, the occurrence of such event, or such payment and (ii) on a Pro Forma Basis, the occurrence of such event, or payment and any incurrence or repayment of Indebtedness in connection therewith, either clause (A) or (B) below is satisfied:

(A) Availability is greater than the Applicable Trigger Amount (Level III) both (i) on an average basis for a period of 30 consecutive calendar days immediately preceding such specified transaction, event, or payment and (ii) immediately upon giving effect to such specified transaction, event, or payment; or

(B) if the requirements in clause (A) are not satisfied, then (I) Availability is greater than the Applicable Trigger Amount (Level II) both (i) on an average basis for a period of 30 consecutive calendar days immediately preceding such specified transaction, event, or payment and (ii) immediately upon giving effect to such specified transaction, event, or payment, and (II) the Fixed Charge Coverage Ratio for the most recently ended four fiscal quarter period for which financial statements have been, or have been required to be, delivered to the Administrative Agent pursuant to Section 5.01(a) or (b), calculated on a Pro Forma Basis, is at least 1.0 to 1.0 both (i) immediately preceding such specified transaction, event, or payment and (ii) immediately upon giving effect to such specified transaction, event, or payment;

provided that, in each case, the Borrower Representative shall have delivered to the Administrative Agent an updated Borrowing Base Certificate, a reasonably detailed calculation of such Availability with respect thereto, and, if applicable, the Fixed Charge Coverage Ratio.

“Payment Office” means initially PNC Firstside Center, 500 First Avenue, 4th Floor, Attn: Agency Services, Pittsburgh, PA 15219; thereafter, such other office of Administrative Agent, if any, which it may designate by notice to the U.S. Borrower and to each Lender to be the Payment Office.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any acquisition by the U.S. Borrower or a Subsidiary of all or a portion of the assets or business of, or all or a portion of the Equity Interests not previously held by the U.S. Borrower and its Subsidiaries in, or merger, consolidation or amalgamation with, a person or business unit or division or line of business of a person (or any subsequent investment made in a person or business unit or division or line of business previously acquired in a Permitted Acquisition), if (i) subject to Section 1.09, no Event of Default shall have occurred and be continuing immediately after giving effect thereto or would result therefrom; (ii) any person acquired in such acquisition shall become a Restricted Subsidiary upon consummation of such acquisition and (iii) to the extent required by Section 5.13, any person acquired in such acquisition shall be merged into or amalgamated with a Loan Party or become, following the consummation of such acquisition, a Guarantor; provided that with respect to any acquisitions of entities that are not or do not become Loan Parties, either (x) such Investment in such entities that are not Loan Parties is permitted by Section 6.04 or (y) the aggregate outstanding amount of consideration for acquisitions of entities that are not or do not become Loan Parties, together with the aggregate outstanding amount of Investments by Loan Parties in Subsidiaries that are not Loan Parties pursuant to the proviso to Section 6.04(b), shall not exceed the greater of (i) $700,000,000 and (ii) 100% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time.

“Permitted Call Spread Swap Agreements” means (a) a Swap Agreement pursuant to which a person acquires a call or a capped call option requiring the counterparty thereto to deliver to such person shares of common stock of person (or other Equity Interests, securities, property or assets following a merger event or other event or circumstance resulting in the common stock of such person generally being converted into, or exchanged for, other Equity Interests, securities, property or assets), the cash value thereof or a combination thereof from time to time upon exercise of such option and (b) if entered into by such person in connection with any Swap Agreement described in clause (a) above, a Swap Agreement pursuant to which such person issues to the counterparty thereto warrants or other rights to acquire common stock of such person (or other Equity Interests, securities, property or assets following a merger event or other event or circumstance resulting in the common stock of such person generally being converted into, or exchanged for, other Equity Interests, securities, property or assets), whether such warrant or other right is settled in shares (or such other Equity Interests, securities, property or assets), cash or a combination thereof, in each case entered into by such person in connection with the issuance of convertible notes permitted by Section 6.01; provided that the terms, conditions and covenants of each such Swap Agreement shall be customary or more favorable to than customary for Swap Agreements of such type (as determined by the Borrower in good faith).

“Permitted Debt” means Indebtedness for borrowed money incurred by the U.S. Borrower or any Domestic Subsidiary; provided that:

(i)	with respect to any such Permitted Debt incurred by any U.S. Loan Party that is secured by assets of any U.S. Loan Party, the Liens, if any, on the following types of assets of any Loan Party:

(A)	Accounts;
(B)	Credit Card Accounts;

(C)

all other rights to payment of money or funds, whether or not earned by performance, (a) for Inventory that has been or is to be sold, leased, used or otherwise disposed of, (b) for services rendered or to be rendered, or (c) owed by a credit card issuer or by a credit card processor resulting from purchases by customers using credit or debit cards issued by such issuer in connection with the transactions described in clauses (a) and (b) above, whether such rights to payment constitute General Intangibles (as defined in the UCC), Payment Intangibles (as defined in the UCC), Letter-of-Credit Rights (as defined in the UCC), guarantees, supporting obligations, or any other classification of property, or are evidenced in whole or in part by Instruments (as defined in the UCC), Chattel Paper (as defined in the UCC) or Documents (as defined in the UCC);

(D)	(x) Inventory and all rights of an unpaid vendor with respect to Inventory,

(E)

cash, Cash Equivalents, Deposit Accounts, Securities Accounts and Commodity Accounts including all cash, other funds, securities entitlements and Investment Property (as defined in the UCC) (excluding any Investment Property constituting Equity Interests of Subsidiaries) on deposit therein or credited thereto (other than, in each case, identifiable proceeds of intellectual property, intercompany indebtedness, equipment, and Equity Interests of Subsidiaries and, in each case, Deposit Accounts, Securities Accounts and Commodity Accounts containing only such proceeds);

(F)

Instruments (as defined in the UCC), Chattel Paper (as defined in the UCC) and General Intangibles (other than intellectual property and Equity Interests of Subsidiaries) and Commercial Tort Claims (as defined in the UCC), in each case, to the extent evidencing, governing or arising from, the other items of property included within clauses (A), (B), (C), (D) and (E) of this clause (i) of this definition;

(G)	Documents (as defined in the UCC) related to any Inventory;

(H)	all Supporting Obligations (as defined in the UCC), documents and books and records relating to any of the foregoing;

(I)	all substitutions, replacements, accessions, products or Proceeds (including, without limitation, insurance proceeds) of any of the foregoing; and

(J)

all other assets described in the definition of ABL Priority Collateral (or similar term) in the ABL Intercreditor Agreement (the foregoing items described in clauses (i)(A) through (i)(J), “ABL Priority Collateral”);

in each case, securing such Permitted Debt shall be junior in priority to the Liens thereon securing the Secured Obligations and shall be subject to an ABL Intercreditor Agreement;

(ii) with respect to any such Permitted Debt incurred by any U.S. Loan Party that is secured, such Permitted Debt shall not be secured by Liens on any assets that are not pledged pursuant to the Collateral Documents in favor of the Administrative Agent to secure the Secured Obligations;

(iii) with respect to any such Permitted Debt incurred by any U.S. Loan Party that is secured by Real Estate Assets, if the Lien on such Real Estate Assets is not junior to the Lien of the Administrative Agent granted under the Collateral Documents to secure the Secured Obligations, (i)(x) the Borrower Representative shall have confirmed in writing to the Administrative Agent that from and after the date of incurrence of such Permitted Debt, no assets shall constitute Eligible Real Estate Assets, (y) the Borrower Representative shall have delivered to the Administrative Agent an updated Borrowing Base Certificate which shall include a reasonably detailed calculation of Availability immediately before and after giving effect to clause (x), and (z) immediately before and after giving effect to clause (x) the Payment Conditions shall have been satisfied and the Loan Parties shall be in compliance with the Revolving Exposure Limitations, and the Borrower Representative shall have delivered a certificate to the Administrative Agent certifying that each of the foregoing conditions has been satisfied, and the Administrative Agent shall be entitled to conclusively rely on such certificate; and

(iv) such Permitted Debt (other than Permitted Earlier Maturity Debt) shall not mature prior to the Latest Maturity Date of the Loans existing at the time of such incurrence.

“Permitted Discretion” means a determination made by the Administrative Agent in the exercise of its reasonable (from the perspective of a secured asset-based lender) credit judgment, exercised in good faith in accordance with customary business practices in the retail industry. Any Reserve established or modified by the Administrative Agent shall have a reasonable relationship to circumstances, conditions, events or contingencies which are the basis for such reserve, as reasonably determined, without duplication, by the Administrative Agent in good faith; provided that circumstances, events or contingencies known to the Administrative Agent as of the Restatement Effective Date shall not be the basis for any such establishment or modification after the Restatement Effective Date.

“Permitted Earlier Maturity Debt” means (x) Indebtedness in an aggregate principal amount at any time outstanding not to exceed $200,000,000; provided that a Reserve is implemented in an amount equal to the principal amount outstanding of such Indebtedness from time to time from and after the date that is 91 days prior to such Indebtedness’ maturity date and (y) Customary Bridge Financings or Indebtedness issued subject to customary escrow arrangements that have redemption requirements related to such escrow release (so long as subject to such escrow).

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, and other social security laws or regulations, and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d) deposits and pledges to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) (i) easements, zoning restrictions, rights-of-way, site plan agreements, development agreements, cross-easement or reciprocal agreements, and similar encumbrances on real property (including, in the case of any Canadian Subsidiary, the reservations, limitations, provisos and conditions expressed in any original grants from the Crown) imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrower or any Subsidiary or the ordinary operation of such real property or (ii) title defects or irregularities with respect to Real Estate which are of a minor nature and which in the aggregate do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrower or any Subsidiary or the ordinary operation of such real property;

(g) Liens arising from precautionary UCC or PPSA financing statement filings (or similar filings under applicable law) regarding “true” operating leases or, to the extent permitted under the Loan Documents, the consignment of goods to a Loan Party;

(h) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than Capitalized Lease Obligations), license or sublicense or concession agreement permitted by this Agreement;

(i) Liens arising in the ordinary course of business in favor of customs brokers, custom and forwarding agents and similar Persons in respect of imported goods and merchandise in the custody of such Persons;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(k) Liens or rights of setoff against credit balances of the Company or any Restricted Subsidiary with credit card issuers or credit card processors to secure obligations of the Company or such Restricted Subsidiary, as the case may be, to any such credit card issuer or credit card processor incurred in the ordinary course of business as a result of fees and chargebacks;

(l) Bankers’ liens, rights of setoff and other similar Liens in the ordinary course of business in favor of a bank or institution with which accounts or deposits are maintained, liens in favor of collecting banks arising under the UCC (or similar statutes or equivalents thereof under foreign jurisdictions, including Canada) in the ordinary course of business, and other Liens that are contractual rights of setoff;

(m) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Restatement Effective Date and Cash Equivalents, provided that such liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(n) statutory Liens of landlords and lessors in respect of rent not past due more than 60 days unless being contested in good faith pursuant to the provisions of Section 5.04 hereof, and customary restrictions on subletting and assignments thereof;

(o) inchoate or statutory Liens that are related to obligations incurred in the ordinary course of business and not due or delinquent;

(p) deposits in connection with sweepstakes offerings conducted in the ordinary course of business and consistent with past practice; and

(q) Liens in favor of consignors of inventory and proceeds (other than Accounts or Credit Card Accounts) thereof consigned by such consignors to a Borrower or a Subsidiary thereof, in each case granted in the ordinary course of business and with prior written consent of the Administrative Agent, which consent may, at the Administrative Agent’s Permitted Discretion, be conditioned upon the execution of an Intercreditor Agreement between the consignor and the Administrative Agent;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America, Canada, any member of the European Union or, in the case of Foreign Subsidiaries or foreign operations, any country that is a member of the OECD, or in each case any agency or instrumentality thereof, with maturities not exceeding two years from the date of acquisition thereof;

(b) (i) time deposits with, or certificates of deposit, money market deposits or banker’s acceptances and other bank deposits of, any commercial bank or (ii) overnight federal funds transactions that are issued or sold by any bank or its holding company or by a commercial banking institution that (A)(1)(x) is a Lender or (y) is organized under the laws of the United States of America, any state thereof or the District of Columbia, Canada, or any member of the European Union or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, Canada, or any member of the European Union and is a member of the Federal Reserve System, (2) issues (or the parent of which issues) commercial paper rated as described in clause (d)(i) of this definition and (3) has combined capital and surplus of at least $250,000,000 or (B) a non-U.S. commercial banking institution organized under the laws of any country (I) that has a combined capital and surplus of at least $100,000,000 (or the dollar equivalent as of the date of determination, as determined by the U.S. Borrower) or (II) whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof, in each case with maturities of not more than one year from the date of acquisition thereof (any such bank meeting the requirements of this clause (b) that is organized in the U.S., an “Approved Bank”);

(c) repurchase obligations for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) (i) commercial paper, and variable or fixed rate notes, maturing not more than two years after the date of acquisition thereof, issued by any person organized under the laws of any state of the United States of America, Canada, or any member of the European Union with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act)) or (ii) tax exempt variable rate commercial paper, tax-exempt adjustable rate option tender bonds and other tax-exempt bonds or notes issued by municipalities in the United States of America, Canada, or any member of the European Union, having a short term rating of at least MIG-1 or VMIG-1 or SP-1 or a long-term rating of at least AA by S&P or Aa2 by Moody’s;

(e) securities with maturities of two years or less from the date of acquisition, issued or fully guaranteed by any State, commonwealth or territory of the United States of America, Canada, any member of the European Union or in each case by any political subdivision or taxing authority thereof, or by any corporation, or any asset backed securities of such maturity, in each case rated at least investment grade by S&P or by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(f) (i) shares of mutual funds whose investment guidelines restrict 90% of such funds’ investments to those satisfying the provisions of clauses (a) through (l) and (ii) investments with average maturities of 24 months or less from the date of acquisition in mutual funds rated AAA (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(g) Investments, classified in accordance with GAAP as current assets of the U.S. Borrower or any of its Subsidiaries, in money market investment programs that are (i) registered under the Investment Company Act of 1940, (ii) rated AA by S&P or Aa2 by Moody’s or (iii) that are administered by financial institutions having capital of at least $250,000,000;

(h) time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits in an aggregate face amount not in excess of 0.5% of the Total Assets of the U.S. Borrower and the Subsidiaries, on a consolidated basis, as of the end of the U.S. Borrower’s most recently completed fiscal year;

(i) with respect to any Foreign Subsidiary or foreign operations: (i) readily marketable obligations issued by the national government of the country in which such Foreign Subsidiary maintains its chief executive office or such Foreign Subsidiary or foreign operations conduct business provided such country is a member of the OECD, in each case maturing within two years after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office or such Foreign Subsidiary or foreign operations conduct business provided such country is a member of the OECD, and whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than two years from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(j) instruments equivalent to those referred to in clauses (a) through (i) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by the U.S. Borrower or any Subsidiary organized in such jurisdiction;

(k) U.S. Dollars, Euro, Sterling, Australian dollars, Swiss Francs, Canadian Dollars, Yuan or such other currencies held by it from time to time in the ordinary course of business; and

(l) other financial instruments or investments as agreed by the U.S. Borrower and the Administrative Agent from time to time.

“Permitted Liens” has the meaning assigned to such term in Section 6.02.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the Net Proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) except with respect to Section 6.01(i), the final maturity date of such Permitted Refinancing Indebtedness is on or after the earlier of (x) the final maturity date of the Indebtedness being Refinanced and (y) the 91st day following the Maturity Date in effect at the time of incurrence thereof, (c) if the Indebtedness being Refinanced is by its terms subordinated in right of payment to any Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms in the aggregate not materially less favorable to the applicable Lenders as those contained in the documentation governing the Indebtedness being Refinanced (as determined by the U.S. Borrower in good faith), (d) no Permitted Refinancing Indebtedness shall have any borrower which is different than the borrower of the Indebtedness being so Refinanced or have guarantors that are not (or would not have been required to become) guarantors with respect to the Indebtedness being so Refinanced (except that one or more Loan Parties may be added as additional guarantors), (e) if the Indebtedness being Refinanced is secured (and permitted to be secured), such Permitted Refinancing Indebtedness may be secured by Liens on the same (or any subset of the) assets as secured (or would have been required to secure) the Indebtedness being Refinanced on terms in the aggregate that are no less favorable to the Secured Parties than the Indebtedness being refinanced or on terms otherwise permitted by Section 6.02 (as determined by the U.S. Borrower in good faith) and (f) if the Indebtedness being Refinanced was subject to the ABL Intercreditor Agreement, Permitted Refinancing Indebtedness shall be subject to the ABL Intercreditor Agreement, or may be secured by the Collateral on a junior basis pursuant to an Intercreditor Agreement or may be unsecured.

“Permitted Sale Lease-Back Transaction” means (i) any sale and lease-back transaction entered into prior to the Restatement Effective Date, (ii) any other sale and lease-back transaction, the proceeds of which do not constitute Net Proceeds pursuant to the proviso of the definition thereof, (iii) any sale and lease-back transaction with aggregate net proceeds not to exceed the greater of (i) $300,000,000 and (ii) 40% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time and (iv) any other sale and lease-back transaction, the proceeds of which shall constitute Net Proceeds.

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pesos” means the lawful money of the Estados Unidos Mexicanos (United Mexican States).

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“PNC” means PNC Bank, National Association., a national banking association, and shall include its branches, as applicable, and its successors.

“PPSA” means the Personal Property Security Act (Ontario) or such other applicable legislation in effect from time to time in such other jurisdiction in Canada (including the Civil Code (Quebec)) for purposes of the provisions hereof relating to perfection, effect of perfection or non-perfection or priority.

“primary obligor” has the meaning assigned to such term in the definition of “Guarantee.”

“Prime Rate” means the base commercial lending rate of PNC as publicly announced to be in effect from time to time. Each change in the Prime Rate shall be adjusted automatically, without notice, and effective from and including the date such change is publicly announced as being effective. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Prior Claims” means all liabilities and obligations of any Canadian Loan Party secured by any Liens, choate or inchoate, which rank or are capable of ranking pari passu or in priority to the Liens granted to the Administrative Agent to secure the Canadian Secured Obligations, including, (a) any such amounts due and not paid for wages or vacation pay (including amounts protected by the Wage Earner Protection Program Act (Canada)), amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due with respect to Taxes including amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or moveable property); and (b) (i) all amounts currently or past due and not yet contributed, remitted or paid to or under any Canadian Pension Plan or under the Canada Pension Plan, the Quebec Pension Plan, the Pension Benefits Act (Ontario) or any similar legislation, and (ii) any solvency deficiency or wind-up deficiency with respect to Canadian Defined Benefit Plans that are registered in Ontario.

“Pro Forma Basis” and “Pro Forma Effect” means, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the most recent Test Period ended on or before the occurrence of such event (the “Reference Period”): (i) any Disposition and any asset acquisition, Investment (or series of related Investments), merger, amalgamation, consolidation (including the Transactions) (or any similar transaction or transactions), any dividend, distribution or other similar payment, in each case in excess of $25,000,000, (ii) any operational changes or restructurings of the business of the U.S. Borrower or any of its Subsidiaries that the U.S. Borrower or any of its Subsidiaries has determined to make and/or made during or subsequent to the Reference Period (including in connection with a Disposition or asset acquisition described in clause (i)) and which are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and other operational changes and other cost savings in connection therewith, (iii) the designation of any Subsidiary as an Unrestricted Subsidiary or of any Unrestricted Subsidiary as a Subsidiary and (iv) any incurrence, repayment, repurchase or redemption of Indebtedness (or any issuance, repurchase or redemption of Disqualified Stock or preferred stock), other than fluctuations in revolving borrowings in the ordinary course of business (and not resulting from a transaction as described in clause (i) above). Pro forma calculations made pursuant to the definition of this term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the U.S. Borrower. Any such pro forma calculation may include adjustments to reflect operating expense reductions, other operating improvements, cost synergies or such operational changes or restructurings described in clause (ii) of the immediately preceding paragraph that are (a) reasonably quantifiable, factually supportable and projected by the U.S. Borrower in good faith to result from actions that have been taken or initiated or are expected to be taken (in the good faith determination of the U.S. Borrower) in connection with the Transactions or any other pro forma event; provided that (x) no amount shall be included in any pro forma calculations made pursuant to the definition of this term “Pro Forma Basis” to the extent duplicative of any amount that are otherwise included in computing Adjusted Consolidated EBITDA for such Reference Period and (y) such pro forma adjustments attributable to “run rate” cost savings, operating expense reductions and cost synergies, restructuring, cost saving initiative or other initiative, together with any such Projected Savings included in Adjusted Consolidated EBITDA for such Reference Period pursuant to the definition of “Adjusted Consolidated EBITDA”, shall not exceed 20% of Adjusted Consolidated EBITDA for the relevant Test Period (calculated prior to giving effect to such capped adjustments). The U.S. Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the U.S. Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements or cost synergies and information and calculations supporting them in reasonable detail.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date on which the relevant calculation is being made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligation has a remaining term in excess of twelve (12) months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the U.S. Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a Pro Forma Basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, except to the extent the outstandings thereunder are reasonably expected to increase as a result of any transactions described in clause (i) of the first paragraph of this definition of “Pro Forma Basis” which occurred during the respective period or thereafter and on or prior to the date of determination. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the U.S. Borrower may designate.

“Pro Forma Entity” means any Acquired Entity or Business or any Converted Restricted Subsidiary.

“Pro Forma Event” means any event that requires the satisfaction of the Payment Conditions to be permitted under this Agreement.

“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Finance Act (Canada), as amended.

“Projections” has the meaning assigned to such term in Section 5.01(f).

“Protective Advances” has the meaning assigned to such term in Section 2.04(a).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Sider” means any representative of a Lender that does not want to receive material non-public information within the meaning of federal and state securities laws.

“Qualified Counterparties” means each Person that is the Administrative Agent, an Affiliate of the Administrative Agent, a Lender or an Affiliate of a Lender, in its capacity as a provider of Banking Services or counterparty to a Swap Agreement and each Person that was, at the time of its entry into the agreement giving rise to obligations of any Loan Party or any of its Subsidiaries in respect of Banking Services or a Swap Agreement, as applicable, was the Administrative Agent, an Affiliate of the Administrative Agent, a Lender or an Affiliate of a Lender, in each case, in its capacity as a provider of Banking Services or counterparty to a Swap Agreement.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interest other than Disqualified Stock.

“Real Estate” means all real property owned or leased by the Company and its Restricted Subsidiaries.

“Real Property Advance Rate” means, as of the Restatement Effective Date, 75.0%, which percentage will be reduced by 1.25% on the first day of each fiscal quarter, commencing with the fiscal quarter beginning July 31, 2022.

“Real Property Component” means at any time of determination, the lesser of (a) thirty percent (30%) of the Maximum Credit Amount and (b) the Real Property Advance Rate of the Fair Market Value of U.S. Loan Parties’ Eligible Real Property, as set forth in the most recent appraisal of such Eligible Real Property as determined from time to time by an independent appraiser engaged by the Administrative Agent; provided that, at the Borrower Representative’s request from time to time, the Administrative Agent shall select an independent appraiser to conduct an appraisal at the expense of the Loan Parties, which appraisal shall use a methodology reasonably acceptable to the Administrative Agent.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).

“Reference Period” has the meaning assigned to such term in the definition of “Pro Forma Basis”.

“Register” has the meaning assigned to such term in Section 9.04.

“Reimbursement Obligation” has the meaning assigned to such term in Section 2.06(d).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of any Hazardous Material into the environment.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Loans denominated in U.S. Dollars, the Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board or the Federal Reserve Bank of New York, or any successor thereto, and (b) with respect to a Benchmark Replacement in respect of Loans denominated in any Currency other than U.S. Dollars, (1) the central bank for the Currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such Benchmark Replacement is denominated, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Rent Reserve” means, with respect to any store, warehouse distribution center, regional distribution center or depot where any Inventory subject to Liens arising by operation of law is located and no Collateral Access Agreement for such location has been obtained, a reserve equal to three (3) months’ rent at such store, warehouse distribution center, regional distribution center or depot.

“Rentals” means, for any period, for the Company and its Subsidiaries calculated on a consolidated basis in accordance with GAAP, minimum rent, plus contingent rent, plus rent for office space, distribution facilities, information technology and office equipment, in each case as presented in the Company’s public filings on form 10-K or 10-Q.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Exposures and unused Commitments representing more than 50% of the sum of the Aggregate Credit Exposure and unused Commitments at such time.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means (a) without duplication of any other Reserves or items that are otherwise addressed through eligibility criteria, any reserves which the Administrative Agent deems necessary, in its Permitted Discretion, (i) to reflect impediments to the Administrative Agent’s ability to realize upon the Collateral, (ii) to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the Collateral or (iii) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party, including, for example, reserves for accrued and unpaid interest on the Obligations, Rent Reserves, Gift Card Reserves, reserves for loyalty programs, reserves for consignee’s, warehousemen’s, mortgagee’s and bailee’s charges, reserves for dilution of Accounts or Credit Card Accounts, reserves for layaway deposits, reserves for customs charges and shipping charges and other foreign landing costs related to any Inventory in transit, reserves for expenses associated with merchandise repurpose processing, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, unindemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges, reserves for Prior Claims, and reserves in connection with Material Events, and (b) Banking Services/Swap Reserves.

The Administrative Agent may, in its Permitted Discretion and with no less than four (4) Business Days’ prior written notice to the Borrower Representative (other than during a Dominion Period in which case notice shall not be required), adjust Reserves, provided that, if after the delivery of such notice the Borrower Representative notifies the Administrative Agent that it desires to discuss the Reserves described therein, then the Administrative Agent will promptly discuss such Reserves with the Borrower Representative, and the Borrower may take such action as may be required to address the proposed Reserve so that the Reserve is no longer needed as determined by the Administrative Agent in its Permitted Discretion; provided that nothing in this proviso shall obligate the Administrative Agent to eliminate, reduce, or delay any such Reserves, unless the Administrative Agent shall have determined in its Permitted Discretion that the event, condition or other matter that is the basis for such new Reserve no longer exists or has otherwise been adequately addressed by the Borrower; provided, further, that no Borrowings shall be permitted (or Letters of Credit issued) against the newly proposed Reserves during any such four (4) Business Day period.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, any vice president, any Financial Officer, or any corporate secretary. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party in their capacity as an officer of such Loan Party and not in any individual capacity.

“Restatement Agreement” means that certain Amendment and Restatement Agreement dated as of June 24, 2022, between the Borrowers, each other Loan Party party thereto, the Administrative Agent, and the Lenders party thereto.

“Restatement Effective Date” means June 24, 2022.

“Restricted Payments” has the meaning assigned to such term in Section 6.06. The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the Fair Market Value thereof.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Revaluation Date” means (a) with respect to any Loan denominated in Canadian Dollars, each of the following: (i) each date of a Borrowing, (ii) each date of a continuation of such Loan pursuant to Section 2.08, (iii) the date any Borrowing Base Certificate is delivered, and (iv) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require, (b) [reserved], and (c) with respect to any Letter of Credit denominated in any LC Designated Currency, each of the following: (i) each date of issuance of such Letter of Credit, (ii) each date of an amendment of such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the applicable Issuing Bank under such Letter of Credit, (iv) the date any Borrowing Base Certificate is delivered and (v) such additional dates as the Administrative Agent or the applicable Issuing Bank shall determine or the Required Lenders shall require.

“Revolving Credit Facility” means the Revolving Loans, Swingline Loans, Letters of Credit, Protective Advances and Overadvances provided under this Agreement.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure, Participation Advances, and Swingline Exposure at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Overadvances and Protective Advances outstanding at such time.

“Revolving Exposure Limitations” has the meaning set forth in Section 2.01.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions, including, currently, the Crimea, Donetsk and Luhansk regions of Ukraine, Cuba, Iran, North Korea and Syria.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union or any EU member state, (b) a Canadian Blocked Person, (c) any Person operating, organized or resident in a Sanctioned Country or (d) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a)-(c), or (e) any Person otherwise the subject of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time (a) by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, or (c) by the federal government of Canada, including pursuant to Canadian Economic Sanctions and Export Control Laws.

“Securities Account” has the meaning assigned to such term in the applicable Security Agreement.

“Securities Account Control Agreement” has the meaning assigned to such term in the applicable Security Agreement.

“Seasonal Advance Period” means a single period of up to four consecutive months in any 12 month period, during the “mid” or “high” demand period specified in the most recently completed inventory appraisal, to be determined by the Borrower Representative in a written notice to the Administrative Agent at least 15 days prior to the commencement of such Seasonal Advance Period; provided that (i) in no event may the Seasonal Advance Period designated by the Borrower Representative for any particular year commence earlier than 90 days after the last day of the most recently ended Seasonal Advance Period, there shall be no more than one Seasonal Advance Period in any 12 month period and (iii) there shall be no more than four total months of Seasonal Advance Periods in any calendar year.

“SEC” means the Securities and Exchange Commission of the U.S.

“Secured Obligations” means all U.S. Secured Obligations and Canadian Secured Obligations; provided, however, Banking Services Obligations and Swap Agreement Obligations shall be Secured Obligations solely to the extent there is sufficient Collateral following satisfaction of all other Obligations in accordance with Section 2.18.

“Secured Parties” means (a) the Administrative Agent, (b) the Lenders, (c) each Issuing Bank, (d) Qualified Counterparties to whom any Banking Services Obligations are owing, (e) Qualified Counterparties to whom Swap Agreement Obligations constituting Secured Obligations hereunder are owing, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (g) the successors and assigns of each of the foregoing.

“Security Agreement” means and refers to each of the U.S. Security Agreement and the Canadian Security Agreement.

“Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (A) (i) Consolidated Total Net Debt outstanding as of the last day of the Test Period most recently ended as of such date that is then secured, to (B) Adjusted Consolidated EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided that the Senior Secured Net Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Settlement” has the meaning assigned to such term in Section 2.05(d).

“Settlement Date” has the meaning assigned to such term in Section 2.05(d).

“Similar Business” means (i) any business the majority of whose revenues are derived from business or activities conducted by the U.S. Borrower and its Subsidiaries on the Restatement Effective Date, (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business that in the U.S. Borrower’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the U.S. Borrower and its Subsidiaries.

“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Adjustment” means 10 basis points (0.10%).

“SOFR Reserve Percentage” means, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding.

“Sold Entity or Business” has the meaning assigned to such term in clause (c) of the definition of “Adjusted Consolidated EBITDA.”

“Specified Environmental Order” means that certain Consent Order and Agreement letter dated April 16, 1998 between the Commonwealth of Pennsylvania, Department of Environmental Protection and the Urban Redevelopment Authority of Pittsburgh.

“Specified Event of Default” means an Event of Default arising under Article VII, clause (a), (b), (c) (solely as it pertains to any representation or warranty made or deemed made in any Borrowing Base Certificate), (d) (solely as it pertains to Section 6.10), (e) (solely as it pertains to Section 5.01(g), Section 5.01(h) and Section 5.12), (h), (i) and (j).

“Specified Transaction” means, with respect to any period, any acquisition, Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation, New Project or other event or occurrence that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”

“Spot Rate” means, on any date, as determined by the Administrative Agent, the spot selling rate posted by Reuters on its website for the sale of the applicable currency for U.S. Dollars at approximately 11:00 a.m., New York City time, on such date (the “Applicable Quotation Date”); provided that if, for any reason, no such spot rate is being quoted, the spot selling rate shall be determined by reference to such publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent, or, in the event no such service is selected, such spot selling rate shall instead be the rate reasonably determined by the Administrative Agent as the spot rate of exchange in the market where its foreign currency exchange operations in respect of the applicable currency are then being conducted, at or about 11:00 a.m., New York City time, on the Applicable Quotation Date for the purchase of the relevant currency for delivery two Business Days later.

“Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all standby Letters of Credit outstanding at such time plus (b) the aggregate Dollar Amount of all LC Disbursements relating to standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Standby LC Exposure of an Issuing Bank (in its capacity as such) shall be the Standby LC Exposure in respect of standby Letters of Credit issued by such Issuing Bank. The Standby LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Standby LC Exposure at such time.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent.

“subsidiary” means, with respect to any person (referred to in this definition as the “parent”), any corporation, limited liability company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means, unless the context otherwise requires, a subsidiary of the U.S. Borrower. Notwithstanding the foregoing (and except for purposes of the definition of “Unrestricted Subsidiary” contained herein) an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the U.S. Borrower or any of its

Subsidiaries for purposes of this Agreement and any reference to Subsidiary hereunder shall refer to a Restricted Subsidiary unless such Subsidiary is expressly referred to as an Unrestricted Subsidiary.

“Subsidiary Redesignation” shall have the meaning assigned to such term in the definition of “Unrestricted Subsidiary”.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions and any and all transactions of any kind, and related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. and any International Foreign Exchange Master Agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Qualified Counterparty and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means PNC, in its capacity as lender of Swingline Loans hereunder and shall include any foreign branch or Affiliate of PNC who makes Swingline Loans denominated in Canadian Dollars. Any consent required of the Administrative Agent or the Issuing Bank shall be deemed to be required of the Swingline Lender and any consent given by PNC in its capacity as Administrative Agent or Issuing Bank shall be deemed given by PNC in its capacity as Swingline Lender.

“Swingline Loan” has the meaning assigned to such term in Section 2.05(a).

“Taking” means any exercise of the power of condemnation or eminent domain or similar action relating to the Collateral or any transfer by private sale in lieu thereof.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Borrowing” means a Borrowing comprised of Term SOFR Loans.

“Term SOFR Determination Date” has the meaning found in the definition of “Term SOFR Rate.”

“Term SOFR Loan” means a Loan that bears interest based on the Term SOFR Rate.

“Term SOFR Rate” means, with respect to any Term SOFR Borrowing, for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) (A) the Term SOFR Reference Rate for a tenor comparable to such Interest Period, as such rate is published by the Term SOFR Administrator on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes of clause (A) in the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than 0.00%, then the Term SOFR Rate shall be deemed to be 0.00%. The Term SOFR Rate shall be adjusted automatically without notice to the Borrower on and as of (i) the first day of each Interest Period, and (ii) the effective date of any change in the SOFR Reserve Percentage.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Term SOFR U.S. Revolving Loan” has the meaning assigned to such term in Section 1.02.

“Termination Date” means the date on which (i) the Commitments shall have expired or been terminated, (ii) the principal of and interest on each Loan and all fees, expenses, other amounts payable under any Loan Document and the other Secured Obligations (other than (x) contingent or indemnity obligations for which no claim has been made and (y) any Banking Services Obligations and Swap Agreement Obligations) shall have been paid in full, (iii) all outstanding Letters of Credit shall have expired or been terminated, or have been Cash Collateralized pursuant to the terms hereof, or a back up standby letter of credit has been issued on account of any such Letter of Credit reasonably satisfactory to the applicable Issuing Bank, and (iv) all LC Disbursements shall have been reimbursed.

“Termination Event” means (a) the withdrawal of a Canadian Borrower or any other Canadian Subsidiary from a Canadian Defined Benefit Plan which is a Canadian MEPP during a plan year; or (b) the filing of a notice of interest to terminate in whole or in part a Canadian Defined Benefit Plan or the filing of an amendment with the applicable Governmental Authority which terminates a Canadian Defined Benefit Plan, in whole or in part, or the treatment of an amendment as a termination or partial termination of a Canadian Defined Benefit Plan; or (c) the institution of proceedings by any Governmental Authority to terminate a Canadian Defined Benefit Plan in whole or in part or have a replacement administrator or trustee appointed to administer a Canadian Defined Benefit Plan; or (d) any other event or condition or declaration or application which might constitute grounds for the termination or winding up of a Canadian Defined Benefit Plan, in whole or in part, or the appointment by any Governmental Authority of a replacement administrator or trustee to administer a Canadian Defined Benefit Plan.

“Test Period” means, on any date of determination, the period of four consecutive fiscal quarters of the U.S. Borrower then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 5.01(a) or 5.01(b); provided that prior to the first date financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b), the Test Period in effect shall be the most recently ended full four fiscal quarter period prior to the Restatement Effective Date for which financial statements would have been required to be delivered hereunder had the Restatement Effective Date occurred prior to the end of such period. A Test Period may be designated by reference to the last day thereof, and a Test Period shall be deemed to end on the last day of the applicable fiscal quarter.

“Third Party Funds” means any accounts or funds, or any portion thereof, received by the U.S. Borrower or any of its Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon the U.S. Borrower or one or more of its Subsidiaries to collect and remit those funds to such third parties.

“Total Assets” means, at any date of determination, the consolidated total assets of the Company and its Subsidiaries as of the last day of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) as adjusted to give effect to any Pro Forma Event occurring since such date.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Net Debt outstanding as of the last day of the Test Period most recently ended as of such date to (b) Adjusted Consolidated EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided that Adjusted Consolidated EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Transaction Costs” means any fees or expense incurred or paid by the U.S. Borrower or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents, and the transactions contemplated hereby and thereby.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Treaty on the European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (signed February 7, 1992), as amended from time to time.

“Type” means (i) with respect to Existing Revolving Loans, whether such Existing Revolving Loans are Existing Revolving A Loans or Existing Revolving B Loans and (ii) when used in reference to any other Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate, Term SOFR Rate, the CDOR Rate or Daily Simple SOFR.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UCP” has the meaning assigned to such term in Section 2.06(b)(ii).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfunded Pension Liability” means, at a point in time, the excess of a Canadian Defined Benefit Plan’s benefit liabilities, over the current value of that Canadian Defined Benefit Plan’s assets, determined in accordance with the assumptions used for funding the Canadian Defined Benefit Plan pursuant to applicable laws for the applicable plan year and includes any unfunded liability or solvency deficiency as determined for the purposes of the Pension Benefits Act (Ontario) or other equivalent provincial legislation.

“Unrestricted Cash Amount” means, on any date, the amount of cash or Permitted Investments of the U.S. Borrower or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the U.S. Borrower or any of its Subsidiaries.

“Unrestricted Subsidiary” means (1) any Subsidiary that is designated as an “Unrestricted Subsidiary” on Schedule 3.15 as of the Restatement Effective Date, (2) any Subsidiary of the U.S. Borrower, whether now owned or acquired or created after the Restatement Effective Date, that is designated on or after the Restatement Effective Date by the Borrower Representative as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the Borrower Representative shall only be permitted to so designate a new

Unrestricted Subsidiary on or after the Restatement Effective Date so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) [reserved], (c) all Investments in such Unrestricted Subsidiary at the time of designation (as contemplated by the immediately following sentence) are permitted in accordance with the relevant requirements of Section 6.04, (d) such Subsidiary being designated as an “Unrestricted Subsidiary” shall also, concurrently with such designation and thereafter, constitute an “unrestricted subsidiary” under any Material Indebtedness issued or incurred on or after the Restatement Effective Date and (e) if such designation is made on the Restatement Effective Date, the designation shall not occur until the Restatement Effective Date shall have occurred; and (3) any subsidiary of an Unrestricted Subsidiary (unless transferred to such Unrestricted Subsidiary or any of its subsidiaries by the Borrower Representative or one or more of its Subsidiaries after the date of the designation of the parent entity as an “Unrestricted Subsidiary” hereunder, in which case the subsidiary so transferred would be required to be independently designated in accordance with preceding clause (2)).

The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the U.S. Borrower (or its Subsidiaries) therein at the date of designation in an amount equal to the Fair Market Value of the U.S. Borrower’s (or its Subsidiaries’) Investments therein, which shall be required to be permitted on such date in accordance with Section 6.04 (and not as an Investment permitted thereby in a Subsidiary).

The Borrower Representative may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that other than with respect to Unrestricted Subsidiaries designated on the Restatement Effective Date, (i) no Default or Event of Default has occurred and is continuing or would result therefrom (after giving effect to the provisions of the immediately succeeding sentence), (ii) [reserved] and (iii) the Borrower Representative shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower Representative, certifying to the best of such officer’s knowledge, compliance with the requirements of the preceding clause (i). The designation of any Unrestricted Subsidiary as a Subsidiary on or after the Restatement Effective Date shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the applicable Loan Party (or its relevant Subsidiaries) in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of such Loan Party’s (or its relevant Subsidiaries’) Investment in such Subsidiary.

“U.S.” means the United States of America.

“U.S. Borrower” means the Company.

“U.S. Borrowing” means a Borrowing by the U.S. Borrower.

“U.S. Borrowing Base” means, at any time, the sum of:

(a) at the election of the Borrower Representative or as otherwise provided pursuant to Section 2.20(c)(ii), the amount of Eligible Cash/Cash Equivalents of the U.S. Loan Parties at such time; plus

(b) the product of (i) 85% multiplied by (ii) the Eligible Trade Accounts of the U.S. Loan Parties at such time, plus

(c) the product of (i) 90% multiplied by (ii) the Eligible Credit Card Accounts of the U.S. Loan Parties at such time, plus

(d) the product of 90% (which shall be increased to 92.5% during a Seasonal Advance Period) multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered and received by the Administrative Agent multiplied by the U.S. Loan Parties’ Eligible Inventory (other than Eligible LC Inventory and Eligible In-Transit Inventory) at such time, valued at the lower of average cost or market, determined utilizing the retail method, as appropriate, or such other method approved in writing by the Administrative Agent at the request of the Borrower Representative (the amount resulting from the foregoing calculation, the “U.S. Inventory Availability”), plus

(e) the lesser of (i) ten percent (10%) of U.S. Inventory Availability or (ii) (1) the product of 90% (which shall be increased to 92.5% during a Seasonal Advance Period) multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered and received by the Administrative Agent multiplied by the U.S. Loan Parties’ Eligible In-Transit Inventory and Eligible LC Inventory at such time, valued at the lower of average cost or market, determined utilizing the retail method, as appropriate, or such other method approved in writing by the Administrative Agent at the request of the Borrower Representative minus (2) Reserves for in-transit delivery, plus

(f) the Real Property Component at such time, minus

(g) applicable Reserves.

Subject to the provisions hereof expressly permitting the Administrative Agent to adjust Reserves, the U.S. Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 2.1(ii) of the Restatement Agreement or Section 5.01(g), as applicable.

“U.S. Collateral” means any and all property owned, leased or operated by a U.S. Loan Party covered by the Collateral Documents and any and all other property of any U.S. Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent to secure the Secured Obligations.

“U.S. Dollar” or “$”means the lawful money of the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Guaranteed Obligations” has the meaning set forth in Section 10.01.

“U.S. Guarantor” means each Domestic Subsidiary of a Borrower that is listed on the signature pages to the Existing Credit Agreement as a Guarantor or that becomes a party hereto as a Guarantor pursuant to Section 5.13 or in connection with the Restatement Agreement, in each case, until such Subsidiary’s U.S. Guaranty is released in accordance herewith.

“U.S. Guaranty” means Article X of this Agreement.

“U.S. Inventory Availability” has the meaning set forth in clause (d) of the definition of “U.S. Borrowing Base.”

“U.S. Loan Parties” means the U.S. Borrower and the U.S. Guarantors.

“U.S. Obligated Party” has the meaning set forth in Section 10.02.

“U.S. Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans to the U.S. Borrower, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements (including pursuant to Section 2.06(a)), indemnities and other obligations of the U.S. Loan Parties under the Loan Documents (including guarantee obligations and interest, costs, fees and other amounts accruing during the pendency of any proceeding under any Insolvency Laws, regardless of whether allowed or allowable in such proceeding) but, in each case, excluding any obligations of the U.S. Loan Parties in respect of the Canadian Obligations.

“U.S. Overadvance” means any Overadvance made to or for the benefit of a U.S. Borrower.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Protective Advance” means a Protective Advance made to, on behalf of or in respect of a U.S. Borrower.

“U.S. Revolving Borrowing” has the meaning assigned to such term in Section 1.02.

“U.S. Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s U.S. Revolving Loans, LC Exposure and U.S. Swingline Exposure at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of U.S. Overadvances and U.S. Protective Advances outstanding at such time.

“U.S. Revolving Loan” means a Revolving Loan made by the Lenders to the U.S. Borrower.

“U.S. Secured Obligations” means all U.S. Obligations, together with all (a) Banking Services Obligations of the U.S. Borrower or any Subsidiary (other than a Canadian Loan Party) of a U.S. Borrower owing to one or more Qualified Counterparties; and (b) Swap Agreement Obligations of the U.S. Borrower or any Subsidiary (other than a Canadian Loan Party) of a U.S. Borrower owing to one or more Qualified Counterparties; provided that Excluded Swap Obligations with respect to any Loan Party shall not be U.S. Secured Obligations of such Loan Party.

“U.S. Security Agreement” means that certain Amended and Restated Security Agreement, dated as of the January 30, 2019, among the U.S. Loan Parties and the Administrative Agent, and, as the context requires, any other pledge or security agreement entered into, after the Closing Date by any other U.S. Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“U.S. Swingline Exposure” means, at any time, the sum of the aggregate principal amount of all outstanding U.S. Swingline Loans at such time. The U.S. Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total U.S. Swingline Exposure at such time.

“U.S. Swingline Loan” means a Swingline Loan made to a U.S. Borrower.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Weekly Reporting Trigger” has the meaning assigned to such term in the definition of Borrowing Base Reporting Date.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any person means a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person. Unless the context otherwise requires,

“Wholly Owned Subsidiary” means a Subsidiary of the U.S. Borrower that is a Wholly Owned Subsidiary of the U.S. Borrower.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Terms Generally; GAAP.

The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Any reference herein to any person shall be construed to include such person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if at any time, any change in GAAP would affect the computation of any financial ratio or requirement in the Loan Documents and the Borrower notifies the Administrative Agent that the Borrower requests an amendment (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment), the Administrative Agent, the Lenders and the Borrower Representative shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such financial ratio or requirement shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such provision is amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the U.S. Borrower or any Subsidiary at “fair value,” as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) for the avoidance of doubt, except as provided in the definition of the term “Consolidated Net Income,” without giving effect to the financial condition, results and performance of the Unrestricted Subsidiaries.

The Borrower Representative may notify the Administrative Agent at any time that it has elected to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean IFRS as in effect from time to time; provided that, to the extent that such election would affect any financial ratio or related definition set forth in this Agreement, (i) the Borrower Representative shall provide to the Administrative Agent financial statements and other documents reasonably requested by the Administrative Agent setting forth a reconciliation with respect to such ratio or definition made before and after giving effect to such election and (ii) if the Borrower Representative, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Required Lenders and the Borrowers shall negotiate in good faith to amend such ratio or related definition to preserve the original intent thereof in light of such change.

For purposes of any Collateral located in the Province of Québec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “priority” shall be deemed to include “rank” or “prior claim,” as applicable, (b) “beneficial ownership” shall be deemed to include “ownership,” (c) “leasehold interest” shall be deemed to include “valid rights resulting from a lease,” (d) “lease” shall be deemed to include a “contract of leasing (crédi-bail),” (e) “personal property” shall be deemed to include “movable property,” (f) “real property” shall be deemed to include “immovable property,” (g) “tangible property” shall be deemed to include “corporeal property,” (h) “intangible property” shall be deemed to include “incorporeal property,” (i) “security interest,” “lien” and “mortgage” shall be deemed to include a “hypothec,” “prior claim,” “reservation of ownership” and a “resolutory clause,” as applicable, (j) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (k) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (l) any “right of offset,” “right of setoff” or similar expression shall be deemed to include a “right of compensation,” (m) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (n) an “agent” shall be deemed to include a “mandatary.”

Section 1.03 [Reserved].

Section 1.04 Status of Obligations. Each of the representations and warranties of the Loan Parties contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions.

Section 1.05 Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.06 Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to Local Time.

Section 1.07 Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “U.S. Revolving Loan” or a “U.S. Revolving Borrowing”) or by Type (e.g., a “Term SOFR Loan” or a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR U.S. Revolving Loan”).

Section 1.08 Exchange Rates; Currency Equivalents.

(a) Without limiting the other terms of this Agreement, the calculations and determinations under this Agreement of any amount in any currency other than U.S. Dollars shall be deemed to refer to the Dollar Amount thereof, as the case may be, and all Borrowing Base Certificates delivered under this Agreement shall express such calculations or determinations in U.S. Dollars or the Dollar Amount thereof, as the case may be. Each requisite currency translation shall be based on the Spot Rate.

(b) For purposes of this Agreement and the other Loan Documents, the Dollar Amount of any Borrowings, Loans, Letters of Credit and other Obligations shall be determined in accordance with the terms of this Agreement in respect of the most recent Revaluation Date. Such Dollar Amount shall become effective as of such Revaluation Date for such Borrowings, Loans, Letters of Credit and other Obligations and shall be the Dollar Amount employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur for such Borrowings, Loans, Letters of Credit and other Obligations.

Section 1.09 Limited Condition Transactions; Certain Calculations and Tests.

(a) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i) determining compliance with any provision of this Agreement which requires the calculation of Adjusted Consolidated EBITDA (including, without limitation, tests measured as a percentage of Adjusted Consolidated EBITDA), the Fixed Charge Coverage Ratio (other than for purposes of determining satisfaction of the Payment Conditions), the Senior Secured Net Leverage Ratio, and the Total Net Leverage Ratio; or

(ii) determining the accuracy of representations and warranties and/or whether a Default or Event of Default shall have occurred and be continuing (or any subset of Defaults or Events of Default) (other than for purposes of Section 4.02); or

(iii) testing availability under baskets set forth in this Agreement (including, without limitation, baskets measured as a percentage of Adjusted Consolidated EBITDA but excluding testing of Availability), in each case, at the option of the U.S. Borrower (the U.S. Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be (i) in the case of a Limited Condition Acquisition, the date of the definitive agreements or other binding arrangement for such Limited Condition Acquisition are entered into or solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer is published on a regulatory information service in respect of a target of a Limited Condition Transaction, (ii) in the case of any redemption or repayment of Indebtedness requiring irrevocable advance notice or any irrevocable offer to purchase Indebtedness that is not subject to obtaining financing, the date of such irrevocable advance notice or irrevocable offer and (iii) in the case of any declaration of a distribution or dividend in respect of, or irrevocable advance notice of, or any irrevocable offer to, purchase, redeem or otherwise acquire or retire for value any Equity Interests of, the U.S. Borrower that is not subject to obtaining financing, the date of such declaration, irrevocable advance notice or irrevocable offer (each, an “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ended prior to the LCT Test Date, the U.S. Borrower could have taken such action on the relevant LCT Test Date in compliance with such test, ratio or basket, calculated on a Pro Forma Basis, then such test, ratio or basket shall be deemed to have been complied with. If the U.S. Borrower has made an LCT Election and any of the tests, ratios or baskets for which compliance was determined or tested as of the LCT Test Date are subsequently exceeded as a result of fluctuations in any such test, ratio or basket, including due to fluctuations in Adjusted Consolidated EBITDA of the U.S. Borrower and its Subsidiaries, at or prior to the consummation of the relevant transaction or action, such tests, baskets or ratios will be deemed not to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken; however, if any ratios improve or baskets increase as a result of such fluctuations, such improved ratios or baskets may be utilized. If the U.S. Borrower has made an LCT Election for any Limited Condition Transaction, then (x) in connection with any subsequent calculation of any test, ratio or basket availability (other than the testing of any ratio for purposes of the definition of “Applicable Rate”) on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement/announcement or other binding arrangement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or amount shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or discharge of Indebtedness and/or Liens and the use of proceeds thereof) have been consummated.

In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that no Event of Default or Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the U.S. Borrower, be deemed satisfied, so long as no Event of Default or Default, as applicable, exists on the LCT Test Date. If the U.S. Borrower has exercised its option under this Section 1.09 and any Event of Default or Default occurs following the LCT Test Date and prior to the consummation of the applicable transaction, any such Event of Default or Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(b) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision or covenant of this Agreement that does not require compliance with a financial ratio or test (including any Fixed Charge Coverage Ratio, Senior Secured Net Leverage Ratio, and/or Total Net Leverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently or in a series of related transactions with any amounts incurred or transactions entered into (or consummated) in reliance on a provision or covenant of this Agreement that does require compliance with any such financial ratio or test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (x) the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts, in connection with such incurrence and (y) the entire transaction (or series of related transactions) shall be calculated on a Pro Forma Basis (including the use of proceeds of all Indebtedness to be incurred and any repayments, repurchases, redemptions or other retirements of Indebtedness). Notwithstanding anything herein to the contrary, if at any time any applicable ratio or financial test for any category based on an Incurrence-Based Amount permits Indebtedness, Liens, Restricted Payments, Junior Debt Restricted Payments, and Investments, as applicable, previously incurred under a category based on a Fixed Amount, such Indebtedness, Liens, Restricted Payments, Junior Debt Restricted Payments, Investments, as applicable, shall be deemed to have been automatically reclassified as incurred under such category based on an Incurrence-Based Amount; provided that for purposes of this sentence, “Incurrence-Based Amounts” shall not include any provision of this Agreement that requires satisfaction of the Payment Conditions.

Section 1.10 Benchmark Replacement Notification. This Agreement provides a mechanism for determining an alternative rate of interest in the event that the Term SOFR Rate, Daily Simple SOFR or CDOR Rate is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the Term SOFR Rate, Daily Simple SOFR or CDOR Rate, or with respect to any alternative or successor rate thereto, or replacement rate therefor.

Section 1.11 Status of Obligations. In the event that any Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, such Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

ARTICLE II.

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees, from time to time during the Availability Period, to make U.S. Revolving Loans to the U.S. Borrower and Canadian Revolving Loans to the Canadian Borrower, in an aggregate principal amount that will not result in:

(i) such Lender’s Revolving Exposure exceeding such Lender’s Commitment;

(ii) the Aggregate Credit Exposure exceeding the Aggregate Commitments;

(iii) the sum of (A) the Aggregate U.S. Revolving Exposure plus (B) the Canadian Over-Usage Amount, exceeding the U.S. Borrowing Base;

(iv) the Aggregate Credit Exposure of all Lenders exceeding the Aggregate Borrowing Base; or

(v) the Aggregate Canadian Revolving Exposure exceeding the Canadian Sublimit;

subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Sections 2.04 and 2.05. The limitations on Borrowings referred to in clauses (i) through (vi) are referred to collectively as the “Revolving Exposure Limitations.” Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

Section 2.02 Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Protective Advance, any Overadvance and any Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05.

(b) All U.S. Borrowings shall be denominated in U.S. Dollars or Canadian Dollars, and all Canadian Borrowings shall be denominated in U.S. Dollars or Canadian Dollars. Subject to Section 2.14, (i) each Borrowing that is denominated in U.S. Dollars shall be comprised entirely of ABR Loans or Term SOFR Loans as the Borrower Representative may request in accordance herewith; and (ii) each Borrowing denominated in Canadian Dollars shall be comprised entirely of either CDOR Loans or Canadian Prime Rate Loans. Each Swingline Loan denominated in U.S. Dollars shall be an ABR Loan, and each Swingline Loan denominated in Canadian Dollars shall be a Canadian Prime Rate Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided, however, (i) the exercise of such option shall be recorded in the Register in accordance with Section 9.04(b)(iv) and such Affiliate shall have provided the tax forms required by Section 2.17(f) to the Administrative Agent, and (ii) any that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Term SOFR Borrowing or CDOR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of 1,000,000 U.S. Dollars or Canadian Dollars, as applicable and not less than 1,000,000 U.S. Dollars or Canadian Dollars, as applicable. At the time that each ABR Borrowing or Canadian Prime Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 or Cdn$100,000, as applicable, and not less than $1,000,000 or Cdn$1,000,000, as applicable; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(d). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 or Cdn$100,000, as applicable and not less than $1,000,000 or Cdn$1,000,000, as applicable. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be, collectively, more than a total of fifteen (15) Term SOFR Borrowings and CDOR Borrowings under the Revolving Credit Facility outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower Representative shall notify the Administrative Agent of such request in writing (whether through Administrative Agent’s pinnacle system or other form of electronic submission acceptable to the Administrative Agent) in a form approved by the Administrative Agent and signed by the Borrower Representative not later than (a) in the case of a Term SOFR Borrowing or CDOR Borrowing, 11:00 a.m., Local Time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing (other than a Swingline Borrowing) or Canadian Prime Rate Borrowing (other than a Swingline Borrowing), noon, Local Time, on the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York time, on the date of such proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile, or emailed pdf to the Administrative Agent of a written Borrowing Request signed by the Borrower Representative. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the name of the applicable Borrower(s) and whether such Borrowing is a U.S. Borrowing or Canadian Borrowing;

(ii) the currency and aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) the Type of such Borrowing; and

(v) in the case of a Term SOFR Borrowing or CDOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

Any Borrowing Request that shall fail to specify any of the information required by the preceding provisions of this paragraph may be rejected by the Administrative Agent if such failure is not corrected promptly after the Administrative Agent shall give written or telephonic notice thereof to the Borrower Representative and, if so rejected, will be of no force or effect. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Protective Advances.

(a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the U.S. Borrower or the Canadian Borrower, as applicable, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the applicable Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that (i) the aggregate principal amount of outstanding Protective Advances shall not, at any time, exceed (x) 5% of the Aggregate Commitments then in effect or (y) when aggregated with the aggregate outstanding principal amount of Overadvances, 10% of the Aggregate Commitments then in effect; provided, further, that no Protective Advance shall be made if after giving effect thereto, any Lender’s Revolving Exposure shall exceed such Lender’s Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. Subject to Section 9.21, the Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the applicable Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings or Canadian Prime Rate Borrowings, as applicable. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time the making of such Revolving Loan would not violate the Revolving Exposure Limitations and the conditions precedent set forth in

Section 4.02 have been satisfied, the Administrative Agent may request the Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral (subject to Section 9.21) received by the Administrative Agent in respect of such Protective Advance; provided that no Lender holding a Commitment shall be obligated in any event to make Revolving Loans in an amount in excess of its Commitment minus its Applicable Percentage (taking into account any reallocations under Section 2.20) of the LC Exposure of all outstanding Letters of Credit.

Section 2.05 Swingline Loans and Overadvances.

(a) The Administrative Agent, the Swingline Lender and the Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative requests an ABR Borrowing or Canadian Prime Rate Borrowing, the Swingline Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, have the terms of this Section 2.05(a) apply to such Borrowing Request by advancing, on behalf of the Lenders and in the amount requested, same day funds to the applicable Borrower, on the date of the applicable Borrowing to the applicable Funding Account(s) (each such Loan made solely by the Swingline Lender pursuant to this Section 2.05(a) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(d). Each Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans and Canadian Prime Rate Loans, respectively, funded by the Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account. In addition, the Borrowers hereby authorize the Swingline Lender to, and the Swingline Lender shall, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 2:00 p.m., New York time, on each Business Day, make available to the Borrowers by means of a credit to the Funding Account(s), the proceeds of a Swingline Loan to the extent necessary to pay items to be drawn on any Controlled Disbursement Account that Business Day; provided that, if on any Business Day there is insufficient borrowing capacity to permit the Swingline Lender to make available to the Borrowers a Swingline Loan in the amount necessary to pay all items to be so drawn on any such Controlled Disbursement Account on such Business Day, then the Borrower Representative shall be deemed to have requested an ABR Borrowing pursuant to Section 2.03 in the amount of such deficiency to be made on such Business Day. The aggregate Dollar Amount of Swingline Loans outstanding at any time (a) drawn under the U.S. Borrowing Base, shall not exceed $60,000,000 and (b) drawn under the Canadian Borrowing Base, shall not exceed $6,000,000. The Swingline Lender shall not make any Swingline Loan if, after giving effect thereto, the Borrowers would not be in compliance with the Revolving Exposure Limitations. All Swingline Loans in U.S. Dollars shall be ABR Borrowings and all Swingline Loans in Canadian Dollars shall be Canadian Prime Rate Borrowings. Swingline Lender’s agreement to make Swingline Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swingline Loans by Swingline Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swingline Lender shall thereafter be obligated to make Swingline Loans in the future.

(b) Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower Representative, the Administrative Agent may in its sole discretion (but with absolutely no obligation), make Revolving Loans to the Borrowers, on behalf of the Lenders, in amounts that exceed Availability (any such excess Revolving Loans are herein referred to collectively as “Overadvances”); provided that, no Overadvance shall result in a Default due to Borrowers’ failure to comply with Section 2.01 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance; provided, further, that the aggregate amount of outstanding Overadvances shall not, at any time, exceed (x) 5% of the Aggregate Commitments then in effect or (y) when aggregated with the aggregate outstanding amount of Protective Advances then outstanding, 10% of the Aggregate Commitments then in effect; provided, further, that no Overadvance shall be made if after giving effect thereto, any Lender’s Revolving Exposure shall exceed such Lender’s Commitment. Overadvances may be made even if the condition precedent set forth in Section 4.02(c) has not been satisfied. All Overadvances in U.S. Dollars shall be ABR Borrowings and all Overadvances in Canadian Dollars shall be Canadian Prime Rate Borrowings. The applicable Borrowers shall be required to repay each Overadvance no later than the 30th day after the date of the making thereof. The Administrative Agent’s authorization to make Overadvances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

(c) Upon the making of a Swingline Loan or an Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan or Overadvance), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Overadvance in proportion to its Applicable Percentage of the Commitment. The Swingline Lender or the Administrative Agent may, at any time, require the Lenders to fund their participations. From and after the date, if any, on which any Lender is required to fund its participation in any Swingline Loan or Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral (subject to Section 9.21) received by the Administrative Agent in respect of such Loan; provided that no Lender holding a Commitment shall be obligated in any event to make Revolving Loans in an amount in excess of its Commitment minus its Applicable Percentage (taking into account any reallocations under Section 2.20) of the LC Exposure of all outstanding Letters of Credit.

(d) The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis or on any date that the Administrative Agent elects or that Swingline Lender at its own option exercisable for any reason may request, by notifying the Lenders of such requested Settlement by facsimile, telephone, or electronic transmission no later than 3:00 p.m. on the date of such requested Settlement (the “Settlement Date”). Each Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan (plus interest accrued thereon to the extent requested by Administrative Agent) with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 5:00 p.m. on such Settlement Date if requested by 3:00 p.m., otherwise not later than 5:00 p.m. the next Business Day. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied or the Commitments have otherwise been terminated. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Lender on such Settlement Date, the Swingline Lender shall be entitled to recover from such Lender on demand such amount, together with interest thereon, as specified in Section 2.07.

Section 2.06 Letters of Credit.

(a) General. Subject to the terms and conditions hereof, an Issuing Bank shall issue or cause the issuance of standby and/or commercial letters of credit denominated in U.S. Dollars or an LC Designated Currency (“Letters of Credit”) for the account of the U.S. Borrower, either for its support or the support of any of its Subsidiaries’ obligations, so long as, after the issuance thereof, (i) the LC Exposure shall not exceed $60,000,000, (ii) LC Exposure of any Issuing Bank shall not exceed such Issuing Bank’s LC Individual Sublimit, and (iii) the U.S. Borrower will be in compliance with the Revolving Exposure Limitations. All disbursements or payments related to Letters of Credit shall be deemed to be U.S. Revolving Loans and shall bear interest at the Applicable Rate for ABR Loans. Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 2.12(b) hereof). Notwithstanding any other provision of this Agreement, no Issuing Bank shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing any Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of

Credit in particular or shall impose upon the Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement, and which the Issuing Bank in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally. The U.S. Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this paragraph, subject to Section 9.21, the U.S. Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under this Agreement to the same extent as if it were the sole account party in respect of such Letter of Credit (the U.S. Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit).

(b) Issuance of Letters of Credit.

(i) The Borrower Representative, on behalf of the U.S. Borrower, either for the support of any obligations of the U.S. Borrower’s or any Subsidiary thereof, may request an Issuing Bank to issue or cause the issuance, amendment, or extension of a Letter of Credit by delivering to the Issuing Bank, with a copy to Administrative Agent at the Payment Office, prior to 1:00 p.m., at least five (5) Business Days prior to the proposed date of issuance, amendment, or extension (or such shorter period as may be agreed to by the Issuing Bank and Administrative Agent), such Issuing Bank’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Administrative Agent and the Issuing Bank (which shall include, among other things, the amount and currency of such Letter of Credit); and, such other certificates, documents and other papers and information as Administrative Agent or the Issuing Bank may reasonably request. No Issuing Bank shall issue any requested Letter of Credit if such Issuing Bank has received notice at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, from Administrative Agent or any Lender that one or more of the applicable conditions set forth in Section 4.02 of this Agreement have not been satisfied or the commitments of Lenders to make Revolving Loans hereunder have been terminated for any reason.

(ii) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance, provided that a Letter of Credit may include a provision for the automatic extension of the Letter of Credit, but in no event expire later than the Maturity Date (except that a Letter of Credit may expire up to one year beyond the expiration date if such Letter of Credit has been Cash Collateralized on or prior to date of issuance thereof). Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (International Chamber of Commerce Publication Number 590), or any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Issuing Bank, and each commercial Letter of Credit shall be subject to the UCP. In addition, no commercial Letter of Credit may permit the presentation of an ocean bill of lading that includes a condition that the original bill of lading is not required to claim the goods shipped thereunder.

(iii) The Administrative Agent shall use its reasonable efforts to notify Lenders of the request by the Borrower Representative for a Letter of Credit hereunder.

(c) Requirements For Issuance of Letters of Credit.

(i) The Borrower Representative shall authorize and direct any Issuing Bank to name the U.S. Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Administrative Agent is not the Issuing Bank of any Letter of Credit, the Borrower Representative shall authorize and direct the applicable Issuing Bank to deliver to Administrative Agent all instruments, documents, and other writings and property received by such Issuing Bank pursuant to the Letter of Credit and to accept and rely upon Administrative Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, and the application therefor.

(ii) In connection with all commercial Letters of Credit issued or caused to be issued by an Issuing Bank under this Agreement, the U.S. Borrower hereby appoints the Issuing Bank, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred and for as long as such Event of Default is continuing: (i) to sign and/or endorse the U.S. Borrower’s name upon any warehouse or other receipts, and acceptances; (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of the U.S. Borrower or Issuing Bank or Issuing Bank’s designee, and to sign and deliver to Customs officials powers of attorney in the name of the U.S. Borrower for such purpose; and (iv) to complete in the U.S. Borrower’s name or Issuing Bank’s, or in the name of Issuing Bank’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Administrative Agent, Issuing Bank nor their attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Administrative Agent’s, Issuing Bank’s or their respective attorney’s willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

(d) Disbursements, Reimbursement.

(i) Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Applicable Percentage of the LC Exposure (as in effect from time to time) and the amount of such drawing, respectively.

(ii) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Bank will promptly notify the Administrative Agent and the Borrower Representative. Regardless of whether the Borrower Representative shall have received such notice, the U.S. Borrower shall reimburse (such obligation to reimburse the Issuing Bank shall sometimes be referred to as a “Reimbursement Obligation”) the Issuing Bank prior to 12:00 Noon, on each date that an amount is paid by the Issuing Bank under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the Dollar Amount of such LC Disbursement so paid by the Issuing Bank. In the event the applicable Borrowers or Guarantors fail to reimburse the Issuing Bank for the full amount of any drawing under any Letter of Credit by 12:00 Noon, on the Drawing Date, the Issuing Bank will promptly notify the Administrative Agent and each Lender holding a Commitment thereof, and the U.S. Borrower shall be automatically deemed to have requested that a U.S. Revolving Loan in U.S. Dollars in an amount equal to the Dollar Amount of such payment to be maintained as a Term SOFR Loan be made by the Lenders to be disbursed on the Drawing Date under such Letter of Credit, and Lenders holding the Commitments shall be unconditionally obligated to fund such Revolving Loan (all whether or not the conditions specified in Section 4.02 are then satisfied or the commitments of the Lenders to make Revolving Loans hereunder have been terminated for any reason) as provided for in Section 2.06(d)(iii) below. Any notice given by the Issuing Bank pursuant to this Section 2.06(d)(ii) may be oral if promptly confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.

(iii) Each Lender holding a Commitment shall upon any notice pursuant to Section 2.06(d)(ii) make available to the Issuing Bank through the Administrative Agent at the Payment Office an amount in immediately available funds equal to its Applicable Percentage (subject to any contrary provisions of Section 2.20) of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.06(d)(iv)) each be deemed to have made a U.S. Revolving Loan maintained as an ABR Loan to the U.S. Borrower in that amount. If any Lender holding a Commitment so notified fails to make available to the Administrative Agent, for the benefit of the Issuing Bank, the amount of such Lender’s Applicable Percentage of such amount by 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (1) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (2) at a rate per annum equal to the rate applicable to U.S. Revolving Loans maintained as an ABR Loan on and after the fourth day following the Drawing Date. The Administrative Agent and the Issuing Bank will promptly give notice of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Bank to give any such notice on the Drawing Date or in sufficient time to enable any Lender holding a Commitment to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.06(d)(iii), provided that such Lender shall not be obligated to pay interest as provided in Section 2.06(d)(iii)(1) and (2) until and commencing from the date of receipt of notice from Administrative Agent or Issuing Bank of a drawing.

(iv) With respect to any unreimbursed drawing that is not converted into a U.S. Revolving Loan maintained as an ABR Loan to the U.S. Borrower in whole or in part as contemplated by Section 2.06(d)(ii), for any reason, the U.S. Borrower shall be deemed to have incurred from Administrative Agent a borrowing (each, a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a U.S. Revolving Loan maintained as an ABR Loan. Each applicable Lender’s payment to the Administrative Agent pursuant to Section 2.06(d)(iii) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its obligation to participate in respect of the applicable Letter of Credit under this Section 2.06(d).

(v) Each applicable Lender’s obligations hereunder to participate in respect of the Letters of Credit shall continue until the last to occur of any of the following events: (x) the Issuing Bank ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (z) all Persons (other than the U.S. Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit.

(e) Repayment of Participation Advances. Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Bank of immediately available funds from the U.S. Borrower (i) in reimbursement of any payment made by the Issuing Bank or the Administrative Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by the Issuing Bank or the Administrative Agent under such a Letter of Credit, the Administrative Agent will pay to each Lender holding a Commitment, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Applicable Percentage of such funds, except the Administrative Agent shall retain the amount of the Applicable Percentage of such funds of any Lender holding a Commitment that did not make a Participation Advance in respect of such payment by the Administrative Agent (and, to the extent that any of the other Lender(s) holding the Commitment have funded any portion of such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.20, the Administrative Agent will pay over to such non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender). If the Issuing Bank or Administrative Agent is required at any time to return to the U.S. Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by the U.S. Borrower to the Issuing Bank or the Administrative Agent pursuant to Section 2.06(e) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each applicable Lender shall, on demand of the Administrative Agent, forthwith return to the Issuing Bank or the Administrative Agent the amount of its Applicable Percentage of any amounts so returned by the Issuing Bank or the Administrative Agent plus interest at the Federal Funds Effective Rate.

(f) Documentation. Each Borrower agrees to be bound by the terms of the Letter of Credit Application and, with respect to any Letter of Credit, by Issuing Bank’s written regulations and customary practices relating to letters of credit shared in writing with the Borrowers prior to the issuance of such Letter of Credit. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence, willful misconduct or material breach of its obligations under this Agreement or any other Loan Document (as determined by a court of competent jurisdiction in a final non-appealable judgment), Issuing Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrower Representative’s or any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

(g) Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

(h) Nature of Participation and Reimbursement Obligations. The obligation of each Lender holding a Commitment in accordance with this Agreement to make the Revolving Loans or Participation Advance as a result of a drawing under a Letter of Credit, and the obligations of U.S. Borrower to reimburse the Issuing Bank upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.06(h) under all circumstances, including the following circumstances:

(i) any setoff, counterclaim, recoupment, defense or other right which such Lender or any Borrower, as the case may be, may have against the Issuing Bank, the Administrative Agent, any Borrower or Lender, as the case may be, or any other Person for any reason whatsoever;

(ii) the failure of the U.S. Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of Lenders to make Participation Advances under Section 2.06(d);

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by any Borrower, the Administrative Agent, the Issuing Bank or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, setoff, recoupment, counterclaim, cross-claim, defense or other right which any Borrower, the Administrative Agent, the Issuing Bank or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), the Issuing Bank, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Bank or any of the Issuing Bank’s Affiliates has been notified thereof;

(vi) payment by the Issuing Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse Issuing Bank from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by the Issuing Bank or any of the Issuing Bank’s Affiliates to issue any Letter of Credit in the form requested by the Borrower Representative, unless the Administrative Agent and the Issuing Bank have each received written notice from the Borrower Representative of such failure within six (6) Business Days after the Issuing Bank shall have furnished the Administrative Agent and the Borrower Representative a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) the occurrence of any Material Adverse Effect;

(x) any breach of this Agreement or any other Loan Document by any party thereto;

(xi) the occurrence or continuance of an insolvency proceeding with respect to any Borrower or any Guarantor;

(xii) the fact that a Default or an Event of Default shall have occurred and be continuing;

(xiii) the fact that it may be past the Maturity Date, or the fact that this Agreement or the obligations of Lenders to make Revolving Loans have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(i) Liability for Acts and Omissions.

(i) As between the U.S. Borrower and the Issuing Bank, the Swingline Lender, the Administrative Agent and the Lenders, the U.S. Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (unless the Issuing Bank or any of its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Bank’s rights or powers hereunder. In no event shall the Issuing Bank or the Issuing Bank’s Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit. Nothing in the preceding sentences shall relieve the Issuing Bank from liability for the Issuing Bank’s gross negligence, willful misconduct or material breach of its obligations under this Agreement or any other Loan Document (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of the second sentence of this Section 2.06(i)(i).

(ii) Without limiting the generality of the foregoing, Issuing Bank and each of its Affiliates: (i) may rely on any oral or other communication believed in good faith by Issuing Bank or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Issuing Bank or its Affiliates; provided that Issuing Bank shall not honor such a previously dishonored presentation under a Letter of Credit if it has knowledge of such dishonor; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Issuing Bank or its

Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each, an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

(iii) In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence, willful misconduct or material breach of its obligations under this Agreement or any other Loan Document (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Issuing Bank under any resulting liability to any Borrower, Administrative Agent or any Lender.

(j) Cash Collateral. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the U.S. Borrower shall Cash Collateralize all Letters of Credit; provided that the obligation to Cash Collateralize all Letters of Credit shall become effective immediately, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. For the purposes of this Agreement, “Cash Collateralize” shall mean, with respect to any Letter of Credit, the deposit in U.S. Dollars in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the amount of the LC Exposure in respect of such Letter of Credit issued and outstanding on such date plus accrued and unpaid interest thereon. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the U.S. Borrower hereby grant the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the U.S. Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the U.S. Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders), be applied to satisfy other Secured Obligations. If the U.S. Borrower is required to Cash Collateralize Letters of Credit solely as a result of the occurrence of an Event of Default, the cash collateral (to the extent not applied as aforesaid) shall be returned to the U.S. Borrower within three (3) Business Days after all such Events of Default have been waived as confirmed in writing by the Administrative Agent.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the U.S. Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The U.S. Borrower hereby acknowledges that the issuance of Letters of Credit requested by the Borrower Representative for the account of Subsidiaries inures to the benefit of the U.S. Borrower, and that the U.S. Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l) Existing Letters of Credit. Each Existing Letter of Credit shall be deemed to be a Letter of Credit issued for the account of the U.S. Borrower on the Restatement Effective Date for all purposes hereof and of the other Loan Documents (whether or not the U.S. Borrower was the applicant with respect thereto or otherwise responsible for reimbursement obligations with respect thereto prior to the Restatement Effective Date), and no issuance or similar fees (as distinguished from ongoing participation or fronting fees) will be required in connection with the deemed issuance of the Existing Letters of Credit on the Restatement Effective Date.

Section 2.07 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m., Local Time, to the account of the

Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the applicable Funding Account; provided that ABR Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(d) shall be remitted by the Administrative Agent to the applicable Issuing Bank and (ii) a Protective Advance shall be retained by the Administrative Agent.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.07 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans or Canadian Prime Rate Loans, as applicable. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term SOFR Borrowing or CDOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing or CDOR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.08, the Borrower Representative shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative. Notwithstanding any other provision of this Section, a Borrower shall not be permitted to change the currency of any Borrowing.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) the Type of Borrowing; and

(iv) if the resulting Borrowing is a Term SOFR Borrowing or CDOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Term SOFR Borrowing or CDOR Borrowing, but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing or CDOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Term SOFR Borrowing, such Borrowing shall be continued as a Term SOFR Borrowing with an Interest Period of one (1) month’s duration and (ii) in the case of a CDOR Borrowing, such Borrowing shall be continued as a CDOR Borrowing with an Interest Period of one (1) month’s duration.

(f) Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative (provided that no such notice shall be required in the case of an Event of Default under clause (h) or (i) of Article VII), then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in U.S. Dollars may be converted to or continued as a Term SOFR Borrowing and no outstanding Borrowing may be converted to or continued as a CDOR Borrowing, and (ii) unless repaid (A) each Term SOFR Borrowing denominated in U.S. Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, and (B) each CDOR Borrowing shall be converted to a Canadian Prime Rate Borrowing at the end of the Interest Period applicable thereto.

Section 2.09 Termination and Reduction of Commitments; Increase in Commitments.

(a) Unless previously terminated the Commitments shall terminate on the Maturity Date.

(b) The Borrowers may at any time, without premium or penalty, terminate the Commitments in full upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any LC Exposure, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the Cash Collateralization (or at the discretion of the Administrative Agent a backup standby letter of credit satisfactory to the Administrative Agent and the Issuing Bank) of all outstanding Letters of Credit, (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all non-contingent reimbursable expenses and other non-contingent Obligations then due and payable, together with accrued and unpaid interest thereon.

(c) The Borrowers may from time to time, without premium or penalty, reduce any portion of the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and (ii) the Borrowers shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Borrowers would not be in compliance with the Revolving Exposure Limitations.

(d) The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities or other financing, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(e) The Borrowers shall have the right to increase any Class of the Commitments or establish a separate Class of Commitments in the form of a “first-in, last-out” or “last-out” tranche (a “FILO Tranche” and together with any increase to an existing Class of Commitments, a “Commitment Increase”) by obtaining additional Commitments, either from one or more of the Lenders or another lending institution provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, (ii) the Commitments may be increased pursuant hereto on no more than five (5) occasions, (iii) the aggregate amount of all additional Commitments obtained under this clause (e) shall not exceed $150,000,000; provided that any FILO Tranches incurred pursuant to this clause (e) shall reduce Availability by a corresponding amount, (iv) the Administrative Agent and the Issuing Bank have approved the identity of any such new Lender, such approvals not to be unreasonably withheld or delayed, (v) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (vi) the procedure described in Section 2.09(f) have been satisfied. Nothing contained in this Section 2.09 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.

(f) Any amendment hereto for such an increase or addition shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and each Lender being added or increasing its Commitment, subject only to the approval of the Required Lenders if any such increase or addition would cause the Commitments to exceed $750,000,000. As a condition precedent to such an increase or addition, the Borrowers shall deliver to the Administrative Agent (i) a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase or addition, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects (except that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects) and (2) no Default exists, and (ii) legal opinions and documents consistent with those delivered on the Restatement Effective Date, to the extent reasonably requested by the Administrative Agent.

(g) Any FILO Tranche may have interest rate margins, rate floors, upfront fees, funding discounts and original issue discounts, in each case to be agreed upon (which, for the avoidance of doubt, shall not require any adjustment to the Applicable Rate of other Loans to be set forth in the incremental agreement) among the Borrowers and the Lenders providing the FILO Tranche so long as (i) any loans and related obligations in respect of the FILO Tranche are not to be guaranteed by any Person other than the Guarantors; (ii) as between (x) the Revolving Credit Facility (other than the FILO Tranche) and (y) the FILO Tranche, all proceeds from the liquidation or other realization of the Collateral shall be applied, as set forth in Section 2.18(b); (iii) the Borrowers may not prepay Loans under the FILO Tranche or terminate or reduce the commitments in respect thereof at any time that other Loans (including Swingline Loans) and/or unreimbursed LC Disbursements are outstanding; (iv) the Maturity Date of such FILO Tranche is no earlier than the Maturity Date of the Revolving Credit Facility (other than the FILO Tranche), and (v) no advance rates applicable to such FILO Tranche, when aggregated with the applicable advance rates set forth in the definition of “Borrowing Base” for the Revolving Credit Facility, shall be greater than 100%.

(h) On the effective date of any such increase or addition, (i) any Lender increasing (or, in the case of any newly added Lender, extending) its Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its revised Applicable Percentage of such outstanding Revolving Loans, and the Administrative Agent shall make such other adjustments among the Lenders with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation and (ii) the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase (or addition) in the Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower Representative, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Term SOFR Loan and CDOR Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. Within a reasonable time after the effective date of any increase or addition, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase or addition and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrower Representative, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.

Section 2.10 Repayment and Amortization of Loans; Evidence of Debt.

(a) Subject to Section 9.21, the Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent, and (iii) to the Administrative Agent the then unpaid principal amount of each Overadvance on the earlier of the Maturity Date and the 30th day after such Overadvance is made.

(b) On each Business Day during any Dominion Period, the Administrative Agent shall apply all funds credited to any Concentration Account or a Borrowing Base Deposit Account of the U.S. Loan Parties on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available), first, to prepay any U.S. Protective Advances and U.S. Overadvances that may be outstanding, second, to prepay the U.S. Revolving Loans and U.S. Swingline Loans, third, to prepay any Loans outstanding under any FILO Tranche incurred by the U.S. Borrower, fourth, to prepay any Canadian Protective Advance and Canadian Overadvance that may be outstanding, fifth, to prepay any Canadian Revolving Loans and Canadian Swingline Loans, sixth, to prepay any Loans outstanding under any FILO Tranche incurred by the Canadian Borrower and seventh, as the Borrower Representative may direct. The Administrative Agent shall apply all funds credited to a Concentration Account or a Borrowing Base Deposit Account of the Canadian Loan Parties on such Business Day or the immediately preceding Business Day in the order specified in subclauses fourth through seventh above.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender (including the Swingline Lender) may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11 Prepayment of Loans.

(a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section 2.11 and, if applicable, payment of any break funding expenses under Section 2.16.

(b) Except for Overadvances permitted under Section 2.05, in the event and on each occasion that the Borrowers are not in compliance with the Revolving Exposure Limitations (including following any Revaluation Date), the Canadian Borrower and the U.S. Borrower shall, subject to Section 9.21, severally prepay the Revolving Loans and/or Swingline Loans (or, if no such Loans are outstanding, Cash Collateralize outstanding Letters of Credit) in an aggregate amount that, after giving effect to such prepayments or Cash Collateralization the Borrowers shall be in compliance with the Revolving Exposure Limitations.

(c) The Borrower Representative shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder not later than (i) 11:00 a.m., New York time, (A) in the case of prepayment of a Term SOFR Borrowing or CDOR Borrowing, three (3) Business Days before the date of prepayment, or (B) in the case of prepayment of an ABR Borrowing or Canadian Prime Rate Borrowing, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02 and shall be the same currency as the Revolving Borrowing being repaid. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments, if any, pursuant to Section 2.16.

Section 2.12 Fees.

(a) The U.S. Borrower agree to pay to the Administrative Agent for the ratable account of each Lender a commitment fee, which shall accrue at the rate of 0.20% per annum on the aggregate daily amount of the Available Commitment during the period from and including the Restatement Effective Date to but excluding the date on which the Commitments terminate. Accrued commitment fees shall be payable in arrears on the first Business Day of each January, April, July and October and on the date on which the Commitments terminate, commencing on the first such date to occur after the Restatement Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed, (including the first day but excluding the last day).

(b) U.S. Borrower shall pay (x) to Administrative Agent, for the ratable benefit of Lenders holding Commitments, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to (A) with respect to Standby LC Exposure, the same Applicable Rate used to determine the interest rate applicable to Term SOFR Loans on the aggregate daily amount of such Lender’s Standby LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), and (B) with respect to Commercial LC Exposure, 0.50% less than the Applicable Rate used to determine the interest rate applicable to Term SOFR Loans on the aggregate daily amount of such Lender’s Commercial LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), in each case such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each calendar quarter on the Maturity Date, and (y) to Issuing Bank, a fronting fee of 0.125% per annum times the aggregate daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable quarterly in arrears on the first day of each calendar quarter and on the Maturity Date (all of the foregoing fees, the “Letter of Credit Fees”). In addition, the U.S. Borrower shall pay to Issuing Bank, for the benefit of such Issuing Bank customary fees and administrative expenses payable with respect to the Letters of Credit as such Issuing Bank may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit, to be payable on demand. All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Issuing Bank’s prevailing charges for that type of transaction. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of the Administrative Agent or at the direction of Required Lenders (or, in the case of any Event of Default under clauses (h) or (i) of Article VII, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Letter of Credit Fees described in clause (x) of this Section 2.12(b) shall be increased by an additional two percent (2.0%) per annum; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 30 days after demand.

(c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due and shall be paid in U.S. Dollars, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders.

(e) Upon payment, such fees in this Section 2.12 shall not be refundable under any circumstances, absent manifest error in calculation.

Section 2.13 Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan denominated in U.S. Dollars) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Revolving Loans comprising each Term SOFR Borrowing shall bear interest at the Term SOFR Rate for the Interest Period in effect for such Borrowing, plus the Applicable Rate.

(c) The Revolving Loans comprising each CDOR Borrowing shall bear interest at the CDOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(d) The Loans comprising each Canadian Prime Rate Borrowing (including Swingline Loans denominated in Canadian Dollars) shall bear interest at the Canadian Prime Rate plus the Applicable Rate.

(e) Each Protective Advance and each Overadvance shall (i) if denominated in U.S. Dollars, bear interest at the Alternate Base Rate plus the Applicable Rate plus 2%, and (ii) if denominated in Canadian Dollars, bear interest at the Canadian Prime Rate plus the Applicable Rate plus 2%.

(f) Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower Representative, declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder; provided that (x) the default rate of interest set forth in this clause (f) shall apply automatically and without notice to the Borrower Representative upon the occurrence and during the continuance of any Event of Default under clauses (a), (h) or (i) of Article VII and (y) application of the default rate of interest pursuant to this clause (f) may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates.

(g) Accrued interest on each Loan (for ABR Loans and Canadian Prime Rate Loans, accrued from the first day of the prior calendar quarter through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to this paragraph (g) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan or Canadian Prime Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term SOFR Loan or CDOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(h) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate, CDOR Rate or the Canadian Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Term SOFR Rate, CDOR Rate, Alternate Base Rate or Canadian Prime Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. For the purposes of the Interest Act (Canada), the yearly rate of interest to which any rate calculated on the basis of a period of time different from the actual number of days in the year (360 days, for example) is equivalent is the stated rate multiplied by the actual number of days in the year (365 or 366, as applicable) and divided by the number of days in the shorter period (360 days, in the example).

(i) With respect to the Existing Revolving Loans of each Type, from the Restatement Effective Date until the earlier of (i) the repayment of such Existing Revolving Loans and (ii) the Existing Interest Period Termination Date (such earlier date with respect to such Type of Existing Revolving Loans, the “Existing Revolving Loan Interest Payment Date”), the Existing Revolving Loans of such Type shall continue to bear interest at the Existing Interest Rate, subject to any increase in such rate pursuant to Section 2.13(f) (if applicable). On the Existing Revolving Loan Interest Payment Date of each Type of Existing Revolving Loans, the U.S. Borrower shall pay any interest in respect of the Existing Revolving Loans of such Type that is accrued and unpaid from the beginning of the Existing Interest Period, to the Existing Revolving Loan Interest Payment Date at the Existing Interest Rate. On the Existing Interest Period Termination Date with respect to each Type of Existing Revolving Loans, any Existing Revolving Loans of such Type that remain outstanding shall be converted to an ABR Borrowing or a Term SOFR Borrowing, as selected by the U.S. Borrower in accordance with Section 2.08. In the event that the U.S. Borrower does not provide notice of its selection of a Term SOFR Borrowing to the Administrative Agent prior to 11:00 a.m., three (3) Business Days prior to the Existing Interest Period Termination Date with respect to any Type of Existing Revolving Loans, the U.S. Borrower shall be deemed to have selected an ABR Borrowing for the Existing Revolving Loans of such Type and the Existing Revolving Loans of such Type shall automatically be converted to Revolving Loans at the Alternate Base Rate on the Existing Interest Period Termination Date.

Section 2.14 Rate Unascertainable; Increased Costs; Deposits Not Available; Illegality; Benchmark Replacement Setting.

(a) Unascertainable; Increased Costs; Deposits Not Available. If at any time:

(i) on or prior to the first day of an Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that (x) the CDOR Rate, Term SOFR Rate or Daily Simple SOFR rate applicable to a Loan (whether in U.S. Dollars or Canadian Dollars, as applicable) cannot be determined pursuant to the definition thereof, including, without limitation, because such rate for the corresponding applicable Currency is not available or published on a current basis or (y) a fundamental change has occurred in the foreign exchange or interbank markets with respect to such Currency or with respect to such rate (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), or

(ii) on or prior to the first day of an Interest Period, the Required Lenders determine that for any reason in connection with any request for a CDOR Rate Loan or Term SOFR Loan (whether denominated in U.S. Dollars or Canadian Dollars, as applicable) or a conversion thereto or a continuation thereof that (A) deposits in the applicable Currency are not available to any Lender in connection with such CDOR Rate Loan or Term SOFR Loan, or are not being offered to banks in the market for the applicable Currency, amount, and Interest Period of such CDOR Rate Loan or Term SOFR Loan, or (B) the CDOR

Rate or Term SOFR Rate for any requested Currency or Interest Period with respect to a proposed CDOR Rate Loan or Term SOFR Loan, as applicable, does not adequately and fairly reflect the cost to such Lenders of funding, establishing or maintaining such Loan and, in each case, the Required Lenders have provided notice of such determination to the Administrative Agent, then the Administrative Agent shall have the rights specified in Section 2.14(c).

(b) Illegality. If at any time any Lender shall have determined, or any Official Body shall have asserted, that the making, maintenance or funding of any CDOR Rate Loan or Term SOFR Loan has been made impracticable or unlawful, by compliance by such Lender in good faith with any law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of law), or any Official Body has imposed material restrictions on the authority of such Lender to purchase, sell, or take deposits of any Currency in the applicable interbank market for the applicable Currency, then the Administrative Agent shall have the rights specified in Section 2.14(c).

(c) Administrative Agent’s and Lender’s Rights. In the case of any event specified in Section 2.14(a) above, the Administrative Agent shall promptly so notify the Lenders and the Borrower Representative thereof, and in the case of an event specified in Section 2.14(b) above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower Representative.

(i) Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Lenders, in the case of such notice given by the Administrative Agent, or (ii) such Lender, in the case of such notice given by such Lender, to allow the applicable Borrower to select, convert to or renew a Loan under the affected interest rate option in each such Currency shall be suspended (to the extent of the affected CDOR Rate Loan or Term SOFR Loan, as applicable, or Interest Periods) until the Administrative Agent shall have later notified the Borrower Representative, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.

(ii) If at any time the Administrative Agent makes a determination under Section 2.14(a), (a) if the Borrower Representative has previously notified the Administrative Agent of its selection of, conversion to or renewal of an affected interest rate option has not yet gone into effect, such notification shall (i) with regard to any such pending request for Loans denominated in U.S. Dollars, be deemed to provide for selection of, conversion to or renewal of the Alternate Base Rate option otherwise available with respect to such Loans in the amount specified therein and (ii) with regard to any such pending request for Loans denominated in Canadian Dollars, be deemed to provide for selection of, conversion to or renewal of the Canadian Prime Rate option otherwise available with respect to such Loans in the amount specified therein (in each case to the extent of the affected interest rate option, or the applicable Interest Periods), (b) any outstanding affected Loans denominated in U.S. Dollars shall be deemed to have been converted into ABR Loans immediately or, in the case of Term SOFR Loans, at the end of the applicable Interest Period and (c) any outstanding affected Loans denominated in Canadian Dollars shall be deemed to have been converted into Canadian Prime Rate Loans at the end of the applicable Interest Period or prepaid in full immediately at the end of the applicable Interest Period; provided, however, that absent notice from the applicable Borrower of conversion or prepayment, such Loans shall automatically be converted to ABR Loans in U.S. Dollars or Canadian Prime Rate Loans in Canadian Dollars, as applicable.

(iii) If any Lender notifies the Administrative Agent of a determination under Section 2.14(b), the Borrowers shall, subject to the Borrowers’ indemnification Obligations under Section 9.03, as to any Loan of such Lender to which an affected interest rate option applies, on the date specified in such notice either convert such Loan to the Alternate Base Rate or Canadian Prime Rate option, as applicable, otherwise available with respect to such Loan or prepay such Lender’s portion of such Loan in accordance with Section 2.11. Absent due notice from the applicable Borrower of conversion or prepayment, such

Lender’s portion of such Loan shall automatically be converted to the Alternate Base Rate or Canadian Prime Rate, as applicable, option otherwise available with respect to such Loan upon such specified date.

(d) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark for any Currency, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice from Lenders comprising the Required Lenders of objection with respect to a Benchmark Replacement determined in accordance with clause (2) of the definition of “Benchmark Replacement,” such Benchmark Replacement. If the Benchmark Replacement is determined based on clause (1) of the definition thereof, all interest payments will be payable on a quarterly basis.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent may make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower Representative and the Lenders of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption, or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower Representative of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section 2.14.

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, the applicable Borrower may revoke any pending request for a Loan bearing interest based on the Benchmark for which the Benchmark Unavailability Period has occurred to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the applicable Borrower will be deemed to have converted any such request into a request for a Loan of or conversion to ABR Loans or Canadian Prime Rate Loans, as applicable. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate or Canadian Prime Rate, as applicable, based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate or Canadian Prime Rate, as applicable.

(vi) Definitions. As used in this Section 2.14:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Currency, as applicable, (x) if such Benchmark for such Currency is a term rate or is based on a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) for such Currency that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (iv) of this Section 2.14.

“Benchmark” means, initially, with respect to any Obligations, interest, fees, commissions, or other amounts denominated in, or calculated with respect to, (a) U.S. Dollars, the Term SOFR Rate, or (b) Canadian Dollars, the CDOR Rate; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section 2.14.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first applicable alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) Where the Benchmark is Term SOFR, the sum of: (A) Daily Simple SOFR and (B) the SOFR Adjustment; and

(2) the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (B) the related Benchmark Replacement Adjustment;

provided that if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than 0.00%, the Benchmark Replacement will be deemed to be 0.00% for the purposes of this Agreement and the other Loan Documents; and provided, further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement , the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Representative, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark for any Currency:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, the occurrence of one or more of the following events, with respect to the then-current Benchmark for any Currency:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by an Official Body having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the Administrative Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for any Currency for all purposes hereunder and under any Loan Document in accordance with this Section 2.14(d) titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for such Currency for all purposes hereunder and under any Loan Document in accordance with this Section 2.14 titled “Benchmark Replacement Setting.”

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Section 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London (or, with regard to the CDOR Rate, the Toronto) interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of, or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative accompanied by a certificate setting forth in reasonable detail any amount or amounts and upon such delivery of such items, shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Term SOFR Loan or CDOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Term SOFR Loan or CDOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term SOFR Loan or CDOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Term SOFR Loan or CDOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19 or 9.02(d), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense (excluding any loss of margin or profit therefrom) attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) with respect to a Term SOFR Loan or CDOR Loan, the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Term SOFR Rate or the CDOR Rate, as the case may be, that would have been applicable to such Loan (but not including the Applicable Rate, margin or profit applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London, European or Canadian interbank market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and upon delivery of such items shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.17 Withholding of Taxes; Gross-Up.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Lender (or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrowers. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. Subject in all cases to Section 9.21, the Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent and in the manner(s) prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent or prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Foreign

Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), two of whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable (or successor forms), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W-8ECI (or successor form);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments under any Loan Document are effectively connected with the Foreign Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W- 8BEN or W-8BEN-E, as applicable (or successor form); or

(4) to the extent a Foreign Lender is not the Beneficial Owner (for example, where the Foreign Lender is a partnership or a Lender that sells a participation), executed originals of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W- 8BEN or W-8BEN-E, as applicable (or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9 (or successor form), and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of such direct and indirect partner(s);

(C) any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal ineligibility to do so.

Notwithstanding anything to the contrary in this Section 2.17(f), a Lender shall not be required to deliver any documentation pursuant to this Section 2.17(f) that such Lender is not legally eligible to deliver.

Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.17(f).

(g) Treatment of Certain Refunds. If any party determines in its sole discretion exercised in good faith that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

Section 2.18 Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 3:00 p.m., New York time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Payment Office, or as otherwise directed by the Administrative Agent, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan shall, except as otherwise expressly provided herein, be made in the currency of such Loan and all payments in respect of LC Disbursements and all other payments hereunder and under each other Loan Document shall be made in U.S. Dollars.

(b) Any proceeds of Collateral or other payments in respect of the Obligations received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers) or (B) amounts to be applied from a Concentration Account or a Borrowing Base Deposit Account during a Dominion Period (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied, subject to the terms of any applicable Intercreditor Agreement, ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Banks from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest due in respect of the Overadvances and Protective Advances, fourth, to pay the principal of the Overadvances and Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Overadvances and Protective Advances and any Loans under any FILO Tranche) ratably, sixth, to prepay principal on the Loans (other than the Overadvances and Protective Advances and any Loans under any FILO Tranche) and unreimbursed LC Disbursements ratably, seventh, to Cash Collateralize all outstanding Letters of Credit, eighth, to pay interest then due and payable on the Loans under any FILO Tranche, ninth, to prepay principal on the Loans under any FILO Tranche, tenth, ratably to the payment of any amounts owing with respect to Banking Services Obligations and Swap Agreement Obligations for which Banking Services/Swap Reserves have been established but only up to the amount of such Banking Services/Swap Reserves, eleventh, to payment of any amounts owing with respect to Banking Services Obligations and Swap Agreement Obligations not paid pursuant to clause tenth above up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, and twelfth, to the payment of any other Secured Obligation; provided that (i) any amounts received from any U.S. Collateral or any U.S. Loan Party shall be applied, first, in the order provided above in clauses first through ninth to all amounts constituting U.S. Secured Obligations, second, in the order provided above in clauses first through ninth to the Canadian Secured Obligations, third, in the order provided above in clauses tenth through thirteenth to all amounts constituting U.S. Secured Obligations and fourth in the order provided above in clauses tenth through thirteenth to the Canadian Secured Obligations and (ii) any such application of proceeds from any Canadian Collateral or any Canadian Loan Party shall be made solely in respect of Canadian Secured Obligations. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless an Event of Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Term SOFR Loan of a Class, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans or Canadian Prime Rate Loans, respectively, and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16.

(c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reasonable and documented reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section, provided that, in the case of any deemed request (other than a payment of principal, interest, LC Disbursements, and fees due under this Agreement), the Administrative Agent shall have provided the Borrower Representative prior written notice that such sums are due and payable, the amount thereof and the date payment is requested to be made, and provided, further, that no amount from any Canadian Loan Party shall be applied to pay any U.S. Secured Obligations. Each Borrower hereby irrevocably authorizes the Administrative Agent to make a Borrowing for the purpose of paying each payment referred to in the preceding sentence on or after the date any of the same becomes due and payable and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 2.04 and Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03, 2.04 or 2.05, as applicable.

(d) If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lenders, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may, subject to Section 9.08, exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder. Application of amounts pursuant to (i) and (ii) above shall be made in any order determined by the Administrative Agent in its discretion.

(g) The Administrative Agent may from time to time provide the Borrowers with billing statements or invoices with respect to any of the Secured Obligations (the “Billing Statements”). The Administrative Agent is under no duty or obligation to provide Billing Statements, which, if provided, will be solely for the Borrowers’ convenience. The Billing Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrowers pay the full amount indicated on a Billing Statement on or before the due date indicated on such Billing Statement, the Borrowers shall not be in default; provided that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the payment due at that time shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

Section 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.

(b) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) if the assignee is not already a Lender, the Borrowers shall have received the prior written consent of the Administrative Agent (and in circumstances where its consent would be required under Section 9.04, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or under any other Loan Document; provided that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower Representative shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, then within one (1) Business Day following notice by the Administrative Agent (x) first, the U.S. Borrower or Canadian Borrower, as applicable, shall prepay such U.S. Swingline Exposure and Canadian Swingline Exposure, respectively, and (y) second, the U.S. Borrower shall Cash Collateralize, for the benefit of the Issuing Bank, the U.S. Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such LC Exposure is outstanding (and such cash collateral shall constitute Eligible Cash/Cash Equivalents to the extent such cash collateral satisfies the definition thereof);

(iii) if the U.S. Borrower Cash Collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or Cash Collateralized; and

(vi) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(c), and participating interests in any such newly made Swingline Loan or newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to the Parent of any Lender shall occur following the Restatement Effective Date and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrowers, the Issuing Bank and the Swingline Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Section 2.21 Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

Section 2.22 Banking Services and Swap Agreements. Each Lender or Affiliate thereof (other than the Administrative Agent or an Affiliate thereof) providing Banking Services for, or having Swap Agreements with, any Loan Party or any Subsidiary of a Loan Party shall deliver to the Administrative Agent (if after the Restatement Effective Date, with a copy to the U.S. Borrower) promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Loan Party or Subsidiary thereof to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In addition, each such Lender or Affiliate thereof shall deliver to the Administrative Agent (if after the Restatement Effective Date, with a copy to the U.S. Borrower) from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations. In the case of Banking Services provided by, or Swap Agreements with, the Administrative Agent or Affiliates thereof the amount of the Banking Services Obligations and Swap Agreement Obligations therefor shall be deemed provided by the Administrative Agent to the Administrative Agent. The most recent information provided to the Administrative Agent shall be used in determining the amounts to be applied in respect of such Banking Services Obligations and/or Swap Agreement Obligations pursuant to Section 2.18(b).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lenders that:

Section 3.01 Organization; Powers. Each Loan Party and each Restricted Subsidiary (a) is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted, and (c) is qualified to do business and is in good standing in every jurisdiction where such qualification is required, in each case, except where the failure to be so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The Transactions:

(a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents,

(b) will not violate any Requirement of Law applicable to any Loan Party or any Subsidiary,

(c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any Subsidiary or the assets of any Loan Party or any Subsidiary, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and

(d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any Subsidiary, except Liens created pursuant to the Loan Documents,

(e) Except, in each case, to the extent such action, violation, default, payment, or creation or imposition of any Lien, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.04 Financial Condition; No Material Adverse Change.

(a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended January 29, 2022, reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended April 30, 2022, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) No event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect, since January 29, 2022.

Section 3.05 Properties.

(a) With respect to each parcel of real property that is leased or subleased by any Loan Party, each of such leases and subleases of each Loan Party is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists, in each case except to the extent the failure of the foregoing to be true would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Each of the Loan Parties and each of its Restricted Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all of its material real and personal property, free of all Liens other than those permitted by Section 6.02 and minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, except to the extent the failure of the foregoing to be true would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) (i) Each Loan Party and each Restricted Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other Intellectual Property necessary to its business as currently conducted, and , the use thereof by each Loan Party and each Restricted Subsidiary does not infringe in any respect upon the rights of any other Person, in each case, except to the extent such infringement or use would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; and (ii) each Loan Party’s and each Restricted Subsidiary’s rights thereto are not subject to any licensing agreement or similar arrangement (other than (A) restrictions relating to software licenses that may limit such Loan Party’s ability to transfer or assign any such agreement to a third party and (B) licensing agreements or similar agreements that do not materially impair the ability of the Administrative Agent or the Lenders to avail themselves of their rights of disposal and other rights granted under the Collateral Documents in respect of Inventory and (C) restrictions or agreements that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect).

Section 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against any Loan Party or any Restricted Subsidiary as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters).

(b) Except for the Disclosed Matters and any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has incurred an Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) has knowledge that it will become subject to any Environmental Liability.

Section 3.07 Compliance with Laws and Agreements; No Default. Except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, each Loan

Party and each Restricted Subsidiary is in compliance with (i) all Requirement of Law applicable to it or its property and (ii) all indentures, agreements and other instruments binding upon it or its property. Each Loan Party and each Restricted Subsidiary is in compliance, in all material respects, with the USA PATRIOT Act. No Event of Default has occurred and is continuing.

Section 3.08 Investment Company Status. No Loan Party or any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended from time to time.

Section 3.09 Taxes. Each Loan Party and each Restricted Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so would not be expected to result in a Material Adverse Effect. No tax liens or claims are being presently asserted with respect to any delinquent Taxes that would reasonably be expected to have a Material Adverse Effect. Each Loan Party and each of its respective Restricted Subsidiaries has withheld all employee withholdings and has made all employer contributions to be withheld and made by it pursuant to applicable law on account of the Canadian Pension Plans and the Canadian Benefit Plans, employment insurance and employee income taxes, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10 ERISA; Labor Matters; Canadian Pension Plans and Canadian Benefit Plans.

(a) Except as would not, individually or in the aggregate, result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA and (iii) on the Restatement Effective Date, the present value of all accumulated benefit obligations under each Plan that is subject to Title IV of ERISA (based on the assumptions used for purposes of Accounting Standards Codification No. 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans that are subject to Title IV of ERISA (based on the assumptions used for purposes of Accounting Standards Codification No. 715) did not, as of the date or dates of the most recent financial statements reflecting such amounts, exceed the fair value of the assets of all such underfunded Plans.

(b) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) there are no strikes, lockouts, slowdowns or any other labor disputes against the Company or any Restricted Subsidiary pending or, to the knowledge of the Company, threatened, (ii) the hours worked by and payments made to employees of the Company and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act of 1938, the Employee Standards Act (Ontario) or any other applicable federal, state, provincial, territorial, local or foreign law dealing with such matters and (iii) all payments due from the Company or any Restricted Subsidiary, or for which any claim may be made against the Company or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Company or such Subsidiary to the extent required by GAAP. The consummation of the Transactions do not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Company or any Restricted Subsidiary is bound.

(c) Schedule 3.10 lists as of the Restatement Effective Date all Canadian Benefit Plans and Canadian Pension Plans currently maintained or contributed to by the Loan Parties and their Subsidiaries. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, as of the Restatement Effective Date, the Canadian Pension Plans are duly registered under the ITA and all other applicable laws which require registration. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Loan Party and each of their Subsidiaries has complied with and performed all of its obligations under and in respect of the Canadian Pension Plans and Canadian Benefit Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations), (ii) all employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws, (iii) there have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans, and (iv) to the knowledge of the Borrower Representative, no facts or circumstances have occurred or existed that would result, or be reasonably anticipated to result, in the declaration of a termination of any Canadian Pension Plan by any Governmental Authority under applicable laws. No promises of benefit improvements under the Canadian Pension Plans or the Canadian Benefit Plans have been made except where such improvement would not be reasonably expected to have a Material Adverse Effect, and, in any event, no such improvements will result in a solvency deficiency or going concern unfunded liability in the affected Canadian Pension Plans which would be reasonably expected to have a Material Adverse Effect. The pension fund under each Canadian Pension Plan is exempt from the payment of any income tax and there are no material taxes, penalties or interest owing in respect of any such pension fund. All material reports and disclosures relating to the Canadian Pension Plans required by such plans and any Requirement of Law to be filed or distributed have been filed or distributed. No Canadian Benefit Plans (other than any applicable Canadian MEPP) provide for benefits beyond retirement or other termination of service to employees or former employees or to the beneficiaries or dependents of such employees. There are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans which would be reasonably expected to have a Material Adverse Effect. Each of the Canadian Pension Plans is fully funded on both a going concern and on a solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles) and no Termination Event has occurred.

Section 3.11 Disclosure.

(a) As of the Restatement Effective Date, none of the financial statements, reports, certificates or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not materially misleading, provided that, with respect to projected financial information, the Borrower Representative represents only that such information was prepared in good faith based upon assumptions believed by the Borrower Representative to be reasonable at the time made, it being understood that the projected financial information relates to future events and is not to be viewed as fact, the projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the Borrower Representative’s control, that no assurance can be given that any particular projected financial information will be realized and that actual results during the period or periods covered by any projected financial information may differ significantly from the projected results and such differences may be material.

(b) As of the Restatement Effective Date, to the knowledge of the Borrower Representative, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 3.12 [Reserved].

Section 3.13 Solvency.

(a) Immediately after the consummation of the Transactions to occur on the Restatement Effective Date, (i) the fair value of the assets of the Company and its Restricted Subsidiaries, on a consolidated basis, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Company and its Restricted Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Company and its Restricted Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Company and its Restricted Subsidiaries, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted after the Restatement Effective Date. The determination of the foregoing shall take into account all properties and liabilities of the Company and its Restricted Subsidiaries regardless of whether, or the amount at which, any such property or liability is included on a balance sheet of any such Person prepared in accordance with GAAP, including properties such as contingent contribution or subrogation rights, business prospects, distribution channels and goodwill.

(b) No Loan Party intends to, nor will permit any Restricted Subsidiary to, and no Loan Party believes that it or any Restricted Subsidiary will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Restricted Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Restricted Subsidiary.

(c) Immediately after the consummation of the Transactions to occur on the Restatement Effective Date, with respect to each Canadian Loan Party, (i) each Canadian Loan Party’s property is sufficient, if disposed of at a fairly conducted sale under legal process, to enable payment of all its obligations, due and accruing due; (ii) each Canadian Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities generally become due; (iii) each Canadian Loan Party has not ceased paying its current obligations in the ordinary course of business as they generally become due, and (iv) for greater certainty, each Canadian Loan Party is not an “insolvent person” as such term is defined in the BIA.

In respect of each of the foregoing, the determination of the sum of properties at a fair valuation or the present fair saleable value of properties shall be made on a going concern basis. In computing the amount of contingent or unrealized properties or contingent or unliquidated liabilities at any time, such properties and liabilities will be computed at the amounts which, in light of all the facts and circumstances existing at such time, represent the amount that reasonably can be expected to become realized properties or matured liabilities, as applicable. In computing the amount that would be required to pay a Person’s probable liability on its existing debts as they become absolute and matured, reasonable valuation techniques, including a present value analysis, shall be applied using such rates over such periods as are appropriate under the circumstances, and it is understood that, in appropriate circumstances, the present value of contingent liabilities may be zero.

Section 3.14 Insurance. Schedule 3.14,when delivered in accordance with Section 5.19, will set forth a true, complete and correct description, in all material respects, of all material insurance (excluding any title insurance) maintained by or on behalf of the Borrower or the Subsidiaries as of the date of delivery of such schedule. As of such date, such insurance will be or is, as applicable, in full force and effect.

Section 3.15 Capitalization and Subsidiaries. Schedule 3.15 sets forth, as of the Restatement Effective Date, the name, type of organization and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by the Company or any Subsidiary in each Subsidiary. All of the issued and outstanding Equity Interests in each Subsidiary owned by any Loan Party have been (to the extent such concepts are relevant with respect to such Equity Interests) duly authorized and validly issued and are fully paid and non-assessable (except as such rights may arise under mandatory provisions of applicable statutory law that may not be waived and not as a result of any rights contained in organizational documents). Additionally, Schedule 3.15 sets forth whether any such Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary as of the Restatement Effective Date. As of the Restatement Effective Date, each Subsidiary (other than Excluded Subsidiaries) is listed on Schedule 3.15.

Section 3.16 Security Interest in Collateral.

(a) Each Collateral Document is effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. Subject to Section 5.19, in the case of Real Estate, upon recordation of a Mortgage in the applicable jurisdiction, in the case of Collateral described in the Collateral Documents in which a security interest can be perfected by possession or control (within the meaning of the UCC or PPSA, as applicable), upon such possession or control by the Administrative Agent (to the extent required by this Agreement or the Collateral Documents), and in the case of the other Collateral described in the Collateral Documents, when financing statements and other filings specified herein and in the Collateral Documents are filed in the appropriate offices, the Administrative Agent (for the benefit of the Secured Parties) shall have, and as of the Restatement Effective Date has, a fully perfected Lien (subject to no Liens other than Permitted Liens) on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York UCC and any similar provision of the PPSA, the proceeds thereof, as security for the Secured Obligations to the extent perfection can be obtained by recordation of a mortgage, possession or control (within the meaning of the Uniform Commercial Code or PPSA, as applicable) or filing of financing statements or other filings specified herein and in the Collateral Documents, in each case prior and superior in right to the Lien of any other person (except Permitted Liens permitted to have priority pursuant to Section 6.02).

(b) Notwithstanding anything herein (including this Section 3.16) or in any other Loan Document to the contrary, neither the Borrowers nor any other Loan Party make any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary that is not required to constitute Collateral, or as to the rights and remedies of the Administrative Agents or any Lender with respect thereto.

Section 3.17 Federal Reserve Regulations. No part of the proceeds of any Loan or Letter of Credit has been used, whether directly or indirectly, for any purpose that entails a violation of Regulations T, U and X.

Section 3.18 [Reserved].

Section 3.19 Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and, to the knowledge of such Loan Party, their respective officers and directors are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person. None of any Loan Party, any Subsidiary or, to the knowledge of such Loan Party, any of their respective directors or officers is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws, Anti-Money Laundering Laws or applicable Sanctions. Notwithstanding the foregoing, the representations given in this Section 3.19 shall not be made by nor apply to any Person that qualifies as a corporation that is registered or incorporated under the laws of Canada or any province thereof and that carries on business in whole or in part in Canada within the meaning of Section 2 of the Foreign Extraterritorial Measures (United States) Order, 1992 passed under the Foreign Extraterritorial Measures Act (Canada) in so far as such representations would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any similar law.

Section 3.20 Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its Board of Directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Loan Party, and is in its best interest.

Section 3.21 Credit Card Agreements. Except where failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (a) all Credit Card Agreements relating to Eligible Credit Card Accounts are in full force and effect, currently binding upon each Loan Party that is a party thereto and, to the knowledge of the Loan Parties, binding upon other parties thereto in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and (b) the Loan Parties are in compliance in all material respects with each such Credit Card Agreement.

Section 3.22 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

Section 3.23 Plan Assets. No Loan Party or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations).

ARTICLE IV.

CONDITIONS

Section 4.01 [Reserved].

Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects with the same effect as though made on and as of the date of the making of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects);

(b) At the time of and immediately after giving effect to the making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing; and

(c) After giving effect to the making of any such Loan or the issuance, amendment, renewal or extension of any such Letter of Credit, the Borrowers shall be in compliance with the Revolving Exposure Limitations.

Each making of a Loan and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b), and (c) of this Section.

Notwithstanding the failure to satisfy the conditions precedent set forth in paragraph (a) or (b) of this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans, and an Issuing Bank may, but shall have no obligation to, issue, amend, renew or extend, or cause to be issued, amended, renewed or extended, any Letter of Credit for the ratable account and risk of the Lenders from time to time if the Administrative Agent believes that making such Loans or issuing, amending, renewing or extending, or causing the issuance, amendment, renewal or extension of, any such Letter of Credit is in the best interests of the Lenders.

For the avoidance of doubt, this Section 4.02 shall not apply to the conversion or continuance of any Loans.

ARTICLE V.

AFFIRMATIVE COVENANTS

Until the Termination Date, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

Section 5.01 Financial Statements; Borrowing Base and Other Information. The Borrower Representative will furnish to the Administrative Agent, for distribution to each Lender:

(a) within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification, or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants; provided that the requirements of this clause (a) shall be deemed to have been satisfied if the Administrative Agent has been furnished with a consolidated annual report for the Company and its Subsidiaries containing the foregoing information on form 10-K in the time period specified above in this clause (a);

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that the requirements of this clause (b) shall be deemed to have been satisfied if the Administrative Agent has been furnished with a quarterly report for the Company and its Subsidiaries containing the foregoing information on form 10-Q in the time period specified above in this clause (b);

(c) [reserved];

(d) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate, which shall (i) when delivered concurrently with the delivery of the financial statements delivered under clause (b), certify that such financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certify as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (iii) if required to be tested pursuant to Section 6.10, set forth reasonably detailed calculations of the Fixed Charge Coverage Ratio demonstrating compliance with Section 6.10;

(e) [Reserved];

(f) no later than 90 days after the end of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and cash flow statement) of the Company for each quarter of the then-current fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent (it being understood that the Company’s customary format consistent with the format delivered to the Administrative Agent in connection with the Closing Date will be satisfactory);

(g) on or before each Borrowing Base Reporting Date, a Borrowing Base Certificate setting forth a computation of the Borrowing Base as of the most recently ended fiscal quarter, fiscal month or week, as applicable, to which such Borrowing Base Reporting Date relates, together with supporting information and any additional reports with respect to the Borrowing Base that the Administrative Agent may reasonably request; and the Real Property Component of the Borrowing Base shall be updated immediately upon any Real Estate ceasing to be Eligible Real Property;

(h) on or before each Borrowing Base Reporting Date, the following information as of the most recently ended fiscal quarter, fiscal month or week, as applicable, to which such Borrowing Base Reporting Date relates, all delivered electronically in a text formatted file, each of which shall be in a form reasonably acceptable to the Administrative Agent:

(i) (A) to the extent Eligible Trade Accounts are included in the Borrowing Base as of such date, a reasonably detailed aging of the Loan Parties’ Accounts, and (B) a reasonably detailed aging of the Loan Parties’ Credit Card Accounts;

(ii) a schedule detailing the Loan Parties’ Inventory;

(iii) a worksheet of calculations prepared by the Loan Parties to determine Eligible Credit Card Accounts, Eligible Trade Accounts and Eligible Inventory, such worksheets detailing the Credit Card Accounts, Accounts and Inventory excluded from Eligible Credit Card Accounts, Eligible Trade Accounts and Eligible Inventory and the reason for such exclusion;

(iv) a reconciliation of the Loan Parties’ Credit Card Accounts, Accounts and Inventory between (A) the amounts shown in the Loan Parties’ general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above and (B) the amounts and dates shown in the reports delivered pursuant to clauses (i) and (ii) above and the Borrowing Base Certificate delivered pursuant to clause (g) above as of such date;

(v) if there are Eligible Trade Accounts included in the Borrowing Base, a schedule of the Loan Parties’ accounts payable as of the month then ended, delivered electronically in a text formatted file; and

(vi) such other information regarding the Collateral or Loan Parties as the Administrative Agent may from time to time reasonably request.

(vii) concurrent with any field exam permitted under Section 5.06 (or at such other times as agreed upon by the Administrative Agent and the Company), the Borrower Representative shall provide notice to the Administrative Agent of any removal or addition of any credit card issuer or credit card processor to the extent that (i) in the case of a removal, Credit Card Accounts of such credit card issuer or credit card processor were included in any previous Borrowing Base or (ii) in the case of an addition, the Borrower Representative desires to include the Credit Card Accounts of such credit card issuer or credit card processor in the Borrowing Base, and concurrently with any such notice of an addition, the Company shall provide to the Administrative Agent (A) evidence that a Credit Card Notification shall have been delivered to such credit card issuer or credit card processor, (B) a true and complete copy of each Credit Card Agreement with respect thereto, together with all material amendments, waivers and other modifications thereto, and (C) such other information with respect thereto as may be reasonably requested by the Administrative Agent; for the avoidance of doubt, unless otherwise agreed by the Administrative Agent, no Credit Card Accounts of an added credit card issuer or credit card processor may be included in the Borrowing Base until a field exam with respect thereto has been completed (provided that the Borrower may request a field exam, at its cost, from time to time for such purpose);

(i) [reserved];

(j) (A) promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if a Loan Party or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan and is eligible to request such documents or notices, the applicable Loan Party or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof and (B) promptly after the filing thereof with any Governmental Authority, a copy of each actuarial valuation report and, upon request of the Administrative Agent, annual information return in respect of any Canadian Benefit Plan (other than a Canadian MEPP) or a Canadian Pension Plan;

(k) (i) where an actuarial report on a Canadian Defined Benefit Plan discloses a solvency or wind-up deficiency, on a quarterly basis thereafter whenever and for so long as a solvency or wind-up deficiency exists promptly following the end of each fiscal quarter of the Canadian Borrower, a summary actuarial update for such Canadian Defined Benefit Plan, which summary update shall reflect the updated value of the assets of the Canadian Defined Benefit Plan and discount rates at the end of the quarter to which the summary relates but otherwise utilizing the facts and assumptions set forth in the most recently delivered actuarial report, and (ii) when requested by the Administrative Agent, the most recent defined benefit Canadian Defined Benefit Plan financial statements;

(l) within five (5) Business Days after a Responsible Officer of the Borrower Representative has knowledge of the production or the receipt by a Loan Party thereof, copies of (i) any material environmental reports produced by or on behalf of any Loan Party or Restricted Subsidiary or (ii) any notice received or sent by any Loan Party or Restricted Subsidiary with respect to the Specified Environmental Order;

(m) promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, Proceeds of Crime Act and the Beneficial Ownership Regulation; and

(n) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party or any Restricted Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

The Borrower Representative shall be deemed to have furnished to the Administrative Agent the financial statements and certificates required to be delivered pursuant to Sections 5.01(a) and (b) and the reports and other material required by Section 5.01 upon the filing of such financial statements or other information or material by the Company through the SEC’s EDGAR system (or any successor electronic gathering system) or the publication by the Company of such financial statements or other information or material on its website, so long as such system or website is publicly available; provided that, at the request of the Administrative Agent or any Lender, the Borrower Representative shall promptly deliver electronic or paper copies of such filings together all accompanying exhibits, attachments, calculations, or other supporting documentation included with such filing.

Section 5.02 Notices of Material Events. The Borrower Representative will furnish to the Administrative Agent prompt written notice of the following:

(a) knowledge by a Responsible Officer of the Borrower Representative of the occurrence of any Default or Event of Default;

(b) knowledge by a Responsible Officer of the Borrower Representative of the receipt by any Loan Party or any Subsidiary of any notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened against any Loan Party or any Subsidiary that, individually or in the aggregate would reasonably be expected to have a Material Adverse Effect;

(c) knowledge by a Responsible Officer of the Borrower Representative of the occurrence of any ERISA Event that results, or would reasonably be expected to result, in a Material Adverse Effect;

(d) knowledge by a Responsible Officer of the Borrower Representative of (i) any default in, or breach of, a Canadian Defined Benefit Plan; (ii) any action or inaction of a plan sponsor or administrator that could lead to a Termination Event; (iii) receipt of any notice from, or any action of, any Governmental Authority that that could lead to a Termination Event; (iv) copies of all actuarial valuations conducted for all Canadian Defined Benefit Plans; and (v) the existence of any Unfunded Pension Liability in any Canadian Defined Benefit Plans; which, for each of clauses (i)-(v), results, or would reasonably be expected to result in, a Material Adverse Effect;

(e) (A) within five (5) Business Days after knowledge by a Responsible Officer of the Borrower Representative (1) of the occurrence of any default or event of default by any Person under any Credit Card Agreement relating to Credit Cards Accounts contained in the Borrowing Base, (2) the establishment of, or receipt by any Loan Party of a notice of any proposed establishment of, a reserve or reserve account (or similar concept), whether in the form of an actual deposit account, book entry or otherwise, in connection with any Credit Card Agreement for the purposes of securing all or any portion of any Loan Party’s existing or potential obligations to the applicable credit card issuer or processor under such Credit Card Agreement, or (3) that any credit card issuer, credit card processor or debit card or mall card issuer or provider with respect to Credit Card Accounts ceases to meet the requirements of clause (f) of the definition of “Eligible Credit Card Accounts” and (B) on and at the time of submission to the Administrative Agent of the Borrowing Base Certificate after a Responsible Officer of the Borrower Representative has knowledge that any Loan Party has entered into a material amendment, waiver or other modification of a Credit Card Agreement applicable to any Credit Card Account included in the Borrowing Base;

(f) knowledge by a Responsible Officer of the Borrower Representative of the occurrence of any Material Adverse Effect;

(g) if any of its Accounts arise out of contracts between any Loan Party and the United States, any state, or any department, agency or instrumentality of any of them; and

(h) knowledge by a Responsible Officer of the Borrower Representative of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of the beneficial owners identified in parts (c) or (d) of such certification.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business. Each Loan Party will, and will cause each Restricted Subsidiary to do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii), the rights, qualifications, licenses, permits, franchises, governmental authorizations, Intellectual Property rights, licenses and permits with respect to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, in each case, except to the extent failure to do so would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation, dissolution, disposition or other transaction not prohibited by Article VI.

Section 5.04 Payment of Taxes. Each Loan Party will, and will cause each Restricted Subsidiary to, pay or discharge all of its obligations in respect of Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and such Loan Party or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.05 Maintenance of Properties. Each Loan Party will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.06 Books and Records; Inspection Rights. Each Loan Party will, and will cause each Restricted Subsidiary to:

(a) keep proper books of record and account in which full, true and correct (in all material respects) entries are made of all material dealings and transactions in relation to its business and activities; and

(b) permit any representatives designated by the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, and agents retained by the Administrative Agent), as and when determined by the Administrative Agent in its Permitted Discretion, upon reasonable prior notice and during normal business hours, to visit and inspect its properties, and to discuss its affairs, finances and condition with its officers and independent accountants (the foregoing collectively, “Inspection Rights” and any of the foregoing individually, an “Inspection Right”), all at such reasonable times and as often as reasonably requested; provided that the Administrative Agent shall not exercise such Inspection Rights more often than one time during any calendar year in the aggregate absent the existence of a continuing Event of Default, which shall be at the reasonable expense of the Loan Parties; provided, further, that (i) when an Event of Default exists and is continuing, the Administrative Agent may exercise its Inspection Rights at any time during normal business hours and upon reasonable advance notice and at the expense of the Loan Parties, (ii) the Administrative Agent shall give the U.S. Borrower the opportunity to participate in any discussions with the U.S. Borrower’s independent public accountants and (iii) the Administrative Agent may exercise such Inspection Rights more often than one time during any calendar year absent the existing of a continuing Event of Default, at the expense of the Lenders.

Each Loan Party acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to such Loan Party’s assets for internal use by the Administrative Agent and the Lenders.

Section 5.07 Compliance with Laws. Each Loan Party will, and will cause each Restricted Subsidiary to comply with all Requirements of Law applicable to it or its property (including without limitation Environmental Laws) except, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect (except in the case of Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, with respect to which compliance shall be in all material respects). The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

Section 5.08 Use of Proceeds.

(a) The proceeds of the Loans and the Letters of Credit will be used only for general corporate purposes and working capital needs of the Loan Parties (including for Investments, Capital Expenditures and Restricted Payments and the redemption, repurchase or repayment of the Convertible Notes) subject to the restrictions otherwise set forth in this Agreement; provided that no part of the proceeds of any Loan may be used to repay or redeem the Convertible Notes unless the Payment Conditions are satisfied immediately before and after such repayment or redemption.

(b) No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of Regulations T, U and X.

(c) No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall, directly or to the knowledge of a Responsible Officer of the Borrower Representative, indirectly, use the proceeds of any Borrowing or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(d) The foregoing clauses (b) and (c) shall not be made by nor apply to any Person that qualifies as a corporation that is registered or incorporated under the laws of Canada or any province thereof and that carries on business in whole or in part in Canada within the meaning of Section 2 of the Foreign Extraterritorial Measures (United States) Order, 1992 passed under the Foreign Extraterritorial Measures Act (Canada) in so far as such covenant or representation would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any similar law.

Section 5.09 [Reserved].

Section 5.10 Insurance.

(a) Each Loan Party will, and will cause each Restricted Subsidiary to, maintain with financially sound and reputable carriers insurance in at least such amounts (after giving effect to any self-insurance which the

Borrower Representative believes (in the good faith judgment of management of the Borrower Representative) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower Representative believes (in the good faith judgment of the management of the Borrower Representative ) are reasonable and prudent in light of the size and nature of its business. The Borrowers will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. All liability insurance policies shall name the Administrative Agent (for the benefit of the Administrative Agent and the Secured Parties) as an additional insured, as applicable, and with respect to casualty policies covering Collateral, as mortgagee or as lender loss payee, as applicable, and shall contain lender loss payable clauses or mortgagee clauses, as applicable, through endorsements in form and substance reasonably satisfactory to the Administrative Agent.

(b) In the event any Real Estate that is subject to a Mortgage is located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the applicable Loan Party shall (a) obtain and maintain with financially sound and reputable insurance companies (except to the extent that any insurance company insuring such Real Estate of such Loan Party ceases to be financially sound and reputable after the Closing Date, in which case such Loan Party shall promptly replace such insurance company with a financially sound and reputable insurance company), such flood insurance in such reasonable total amount as the Administrative Agent and the Lenders may from time to time reasonably require and otherwise sufficient to comply with all applicable rules and regulations promulgated under the Flood Laws and (b) promptly upon request of the Administrative Agent or any Lender, shall deliver to the Administrative Agent or such Lender as applicable, evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent or such Lender, including, without limitation, evidence of annual renewals of such flood insurance.

(c) In connection with the covenants set forth in this Section 5.10, it is understood and agreed that:

(i) the Administrative Agent, the Lenders and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.10, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then the U.S. Borrower, on behalf of itself and behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of its Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Lenders and their agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent (including acting in the capacity as the Administrative Agent) under this Section 5.10 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrower and the Subsidiaries or the protection of their properties.

Section 5.11 Appraisals. At the Administrative Agent’s reasonable request and in its Permitted Discretion, the Borrower Representative (a) will provide the Administrative Agent with appraisals or updates thereof of the Loan Parties’ Inventory and Eligible Real Property from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by any applicable Requirement of Law and (b) will permit the Administrative Agent to conduct at the Loan Parties’ premises field examinations of such Loan Party’s assets, liabilities, books and records, including examining and making extracts from its books and records, environmental assessment reports and Phase I or Phase II studies, upon reasonable prior notice and during normal business hours (clause (a) and (b), “Appraisals and Field Examinations”); provided that:

(i) so long as no Increased Appraisal Trigger or Specified Event of Default has occurred and is continuing, any Appraisals and Field Examinations shall be conducted only (x) to the extent the Administrative Agent has deemed such Appraisals and Field Examinations to be necessary and (y) at the Lenders’ expense;

(ii) if an Increased Appraisal Trigger has occurred, the Loan Parties shall be required to pay the fees and expenses for one such Appraisal and Field Examination that is commenced during the twelve-month period following the first date such Increased Appraisal Trigger has occurred;

(iii) if a Specified Event of Default occurs, any Appraisals and Field Examinations may be commenced while such Specified Event of Default is continuing without prior notice from the Administrative Agent and the Loan Parties shall be required to pay the fees and expenses for any such Appraisals and Field Examinations commenced while a Specified Event of Default has occurred and is continuing; and

(iv) at any time and at its option, the Borrower Representative may request additional Appraisals and Field Examinations, at the expense of the Loan Parties.

Section 5.12 Depository Banks; Withdrawals from Borrowing Base Deposit Accounts; Control Agreements.

(a) The Loan Parties will maintain with the Administrative Agent or one or more Lenders acceptable to the Administrative Agent in its Permitted Discretion as their principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other Deposit Accounts for the conduct of their business; provided that the Loan Parties shall not be required to satisfy the foregoing requirement with respect to any Deposit Account (i) that is an Excluded Account (as defined in the applicable Security Agreement) or an Excluded Asset or (ii) with respect to which the applicable Loan Parties have entered into a Deposit Account Control Agreement in accordance with the applicable Security Agreement and this Section 5.12, as applicable, in favor of the Administrative Agent.

(b) In the Borrower Representative’s discretion, the Loan Parties may establish one or more Deposit Accounts meeting the requirements of the definition of “Borrowing Base Deposit Accounts” and that otherwise comply with this Section 5.12(b) so that Eligible Cash/Cash Equivalents held in any such Borrowing Base Deposit Account constitute part of the U.S. Borrowing Base or the Canadian Borrowing Base, as applicable. No Loan Party shall be entitled to withdraw any funds from any Borrowing Base Deposit Account unless (i) the Borrower Representative shall have delivered to the Administrative Agent an updated Borrowing Base Certificate demonstrating that after giving effect to such withdrawal, the Revolving Exposure Limitations shall be complied with (and, after any such withdrawal, the cash or Cash Equivalents withdrawn shall thereafter be excluded for purposes of calculating the applicable Borrowing Base), (ii) no Default or Event of Default exists or will exist immediately after giving effect to such withdrawal, and (iii) the Borrower Representative shall have delivered to the Administrative Agent evidence satisfactory to the Administrative Agent that the foregoing conditions in this clause (b) will be satisfied.

Section 5.13 Additional Collateral; Further Assurances.

(a) Subject to applicable law, each Borrower and each Loan Party will cause each Designated Subsidiary formed or acquired after the Closing Date or that becomes a Designated Subsidiary after the Closing Date in accordance with the terms of this Agreement within 60 days (in each case, as such time may be extended in the Administrative Agent’s sole discretion) to become a Guarantor pursuant to a Joinder Agreement and take all such further actions (including the filing and recording of financing statements, fixture filings, and other documents) that are required under the Collateral Documents or this Agreement to cause the Collateral and Guaranty Requirement to be satisfied with respect to such Designated Subsidiary. Upon execution and delivery thereof, each such Person (i) shall automatically become a Borrower or Guarantor, as applicable hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the applicable Secured Parties, in any property of such Loan Party which constitutes Collateral, under the applicable Security Agreement.

(b) The Loan Parties will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, and other documents) which may be required by any Requirement of Law or which the Administrative Agent may, from time to time, reasonably request, to cause the Collateral and Guaranty Requirement to be and remain satisfied at all times. The Loan Parties also agree to provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

(c) Notwithstanding the foregoing, the Administrative Agent shall not enter into any Mortgage in respect of any Real Estate acquired by any Loan Party after the Closing Date until (1) the date that occurs 45 days after the Administrative Agent has delivered to the Lenders (which may be delivered electronically) the following documents in respect of such Real Estate: (i) a completed flood hazard determination from a third party vendor, (ii) if such Real Estate is located in a “special flood hazard area,” (A) a notification to the applicable Loan Party of that fact and (if applicable) notification to the applicable Loan Party that flood insurance is not available and (B) evidence of receipt by the applicable Loan Party of such notice, and (iii) if such notice is required to be provided to the applicable Loan Party and flood insurance is available in the community in which such Real Estate is located, evidence of flood insurance, and (2) the Administrative Agent shall have received written confirmation from the Lenders that flood insurance due diligence and flood insurance compliance has been completed by the Lenders (such written confirmation not to be unreasonably conditioned, withheld or delayed).

Section 5.14 Designation of Subsidiaries. The Borrower Representative shall designate any Subsidiary as an Unrestricted Subsidiary or redesignate any Unrestricted Subsidiary as a Subsidiary only in accordance with the definition of “Unrestricted Subsidiary” contained herein. Notwithstanding anything herein to the contrary, (i) if any Restricted Subsidiary owns or holds exclusive licenses to any Intellectual Property that is material to the operation of the business of the U.S. Borrower and its Subsidiaries, taken as a whole (“Material Intellectual Property”), no such Restricted Subsidiary or Loan Party may be designated as an Unrestricted Subsidiary at such time, (ii) neither the U.S. Borrower nor any of its Restricted Subsidiaries shall otherwise transfer or dispose of Material Intellectual Property (other than non-exclusive licenses, sublicenses or cross-licenses or other intercompany disclosures of such intellectual property) to any Unrestricted Subsidiary and (iii) no Subsidiary may be designed as an Unrestricted Subsidiary if, after such designation, it is a “restricted subsidiary” under any Fixed Asset Priority Indebtedness.

Section 5.15 [Reserved].

Section 5.16 Canadian Pension Plans and Canadian Benefit Plans.

(a) For each existing, or hereafter adopted, Canadian Pension Plan and Canadian Benefit Plan, each Loan Party will, and will cause each Restricted Subsidiary to, in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Canadian Pension Plan or Canadian Benefit Plan, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations), unless any failure to so comply or perform would not reasonably be expected to have a Material Adverse Effect.

(b) All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan shall be paid or remitted by each Loan Party and each Restricted Subsidiary of each Loan Party in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws, unless any failure to so would not reasonably be expected to have a Material Adverse Effect.

Section 5.17 Transactions with Affiliates. It shall not enter into or conduct any transaction or series of related transactions involving aggregate consideration in excess of the greater of $70,000,000 and 10% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the U.S. Borrower (an “Affiliate Transaction”) on terms that are materially less favorable to the U.S. Borrower or such Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a person who is not such an Affiliate (or in the event there are no comparable transactions involving persons who are not Affiliates of the U.S. Borrower or the relevant Subsidiary to apply for comparative purposes, on terms that, taken as a whole, the U.S. Borrower has determined to be fair to the U.S. Borrower or the relevant Subsidiary); provided that this Section 5.17 shall not restrict:

(a) transactions among the U.S. Borrower and its Subsidiaries;

(b) transactions pursuant to reasonable (as determined by the U.S. Borrower) director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, and stock compensation plans) and indemnification arrangements and performance of such arrangements;

(c) Restricted Payments permitted by Section 6.06;

(d) ordinary course overhead arrangements in which any Subsidiary participates;

(e) any Investment permitted by Section 6.04;

(f) any agreement or arrangement in effect on the Restatement Effective Date and set forth on Schedule 5.17 and any amendment or replacement thereof, and any other similar arrangements or agreements, in each case, that is not more disadvantageous to the Lender in any material respect than the agreement or arrangement in effect on the Restatement Effective Date and any transactions pursuant to such agreements or arrangements;

(g) any transaction with a joint venture or similar entity which would be subject to this Section 5.17 solely because the U.S. Borrower or a Subsidiary owns an equity interest in or otherwise controls such joint venture or other similar entity;

(h) any transaction entered into by a person prior to the time such person becomes a Subsidiary or is merged or consolidated with or into the U.S. Borrower or a Subsidiary;

(i) any transaction with an Affiliate where the only consideration paid by the U.S. Borrower or any Subsidiary is Qualified Equity Interests;

(j) the issuance or sale of any Qualified Equity Interests;

(k) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise, in each case, pursuant to or the funding of, employment arrangements, stock options and stock ownership plans in the ordinary course of business;

(l) any employment agreements entered into by the U.S. Borrower or any of its Subsidiaries in the ordinary course of business and the transactions pursuant thereto;

(m) [reserved];

(n) [reserved];

(o) the Transactions and the payment of fees and expenses related to the Transactions;

(p) [reserved]; and

(q) customary payments by the U.S. Borrower and any of the Subsidiaries made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions, divestitures or financings), which payments are approved by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of such person in good faith.

Section 5.18 Existence. Each Loan Party agrees to promptly notify the Administrative Agent of any change in (a) its corporate or organization name as it appears in official filings in its state or province of incorporation or organization, (b) solely with respect to Canadian Loan Parties that are not organized under the laws of the Provinces of Ontario or British Columbia, its chief executive office, (c) the type of entity that it is, (d) its organization identification number, if any, issued by its state or province of incorporation or other organization, or (e) its state or province of incorporation or organization. Each Loan Party agrees not to effect or permit any change referred to in the first sentence of this Section 5.18 unless all filings have been made, or will be made (x) with respect to any Canadian Loan Party, within thirty (30) days following such change or (y) with respect to any U.S. Loan Party, within ninety (90) days following such change (or, in each case such longer period as the Administrative Agent may agree it its reasonable discretion), under the UCC or PPSA (or its equivalent in any applicable jurisdiction) that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest with the priority it had prior to such change in all the Collateral in which a security interest may be perfected by such filing, for the benefit of the Secured Parties.

Section 5.19 Post-Closing Covenants. The Loan Parties will execute and deliver the documents and complete the tasks set forth on Schedule 5.19, in each case within the time limits specified on such schedule (or such longer period as the Administrative Agent may agree in its sole discretion).

ARTICLE VI.

NEGATIVE COVENANTS

Until the Termination Date, each Loan Party executing this Agreement covenants and agrees that it will not, and it will not permit any of its Subsidiaries to:

Section 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness (other than as described in Section 6.01(b) or (cc) below) existing or committed on the Restatement Effective Date (provided that any such Indebtedness for borrowed money that is owed to any person other than the U.S. Borrower and/or one or more of its Subsidiaries, in an aggregate amount in excess of $10,000,000 shall be set forth in Schedule 6.01) and (y) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided that any Indebtedness outstanding pursuant to this clause (a) which is owed by a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated in right of payment to the same extent required pursuant to Section 6.01(e);

(b) Indebtedness created hereunder and under the other Loan Documents;

(c) Indebtedness of the U.S. Borrower or any Subsidiary pursuant to Swap Agreements entered into for non-speculative purposes;

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the U.S. Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business or consistent with past practice or industry practices;

(e) Indebtedness of the U.S. Borrower to any Subsidiary and of any Subsidiary to the U.S. Borrower or any other Subsidiary; provided that Indebtedness owed by any Loan Party to any Subsidiary that is not a Guarantor incurred pursuant to this Section 6.01(e) (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the U.S. Borrower and its Subsidiaries) shall be subordinated in right of payment to the Obligations under this Agreement on customary terms (but only to the extent permitted by applicable law and not giving rise to material adverse tax consequences); provided that the Intercompany Subordination Agreement shall be deemed to be on terms reasonably satisfactory to the Administrative Agent;

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business or consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practices;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services, in each case incurred in the ordinary course of business;

(h) (x) Indebtedness of a Subsidiary acquired after the Restatement Effective Date or a person merged, amalgamated or consolidated with the U.S. Borrower or any Subsidiary after the Restatement Effective Date and Indebtedness otherwise assumed by any Loan Party in connection with the acquisition of assets or Equity Interests (including a Permitted Acquisition), where such acquisition, merger, amalgamation or consolidation is not prohibited by this Agreement; provided that Indebtedness incurred pursuant to this subclause (h)(x) shall be in existence prior to the respective acquisition of assets or Equity Interests (including a Permitted Acquisition) and shall not have been created in contemplation thereof or in connection therewith and (y) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;

(i) (x) Capitalized Lease Obligations, mortgage financings and other Indebtedness incurred by the U.S. Borrower or any Subsidiary prior to or within 360 days after the acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interest of any person owning such property) permitted under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement, in an aggregate principal amount that immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(i), would not exceed the greater of $350,000,000 and 50.0% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time when incurred, created or assumed, and (y) any Permitted Refinancing Indebtedness in respect thereof;

(j) (x) Capitalized Lease Obligations and any other Indebtedness incurred by the U.S. Borrower or any Subsidiary arising from any Permitted Sale Lease-Back Transaction, and (y) any Permitted Refinancing Indebtedness in respect thereof;

(k) (x) other Indebtedness of the U.S. Borrower or any Subsidiary, in an aggregate principal amount that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(k), would not exceed the greater of $350,000,000 and 50.0% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time when incurred, created or assumed and (y) any Permitted Refinancing Indebtedness in respect thereof;

(l) (x) Indebtedness of the U.S. Borrower or any Subsidiary incurred in connection with a Permitted Acquisition, in an aggregate principal amount that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(l), would not exceed the greater of $245,000,000 and 35.0% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time when incurred, created or assumed and (y) any Permitted Refinancing Indebtedness in respect thereof;

(m) Guarantees (i) by the U.S. Borrower or any Guarantor of any Indebtedness of the U.S. Borrower or any Subsidiary permitted to be incurred under this Agreement, (ii) by any Subsidiary that is not a Guarantor of Indebtedness of another Subsidiary that is not a Guarantor and (iii) by Subsidiaries that are not Guarantors of Indebtedness of the U.S. Borrower or any Guarantor; provided that any Guarantees by a Loan Party of any Indebtedness of a Subsidiary that is not a Loan Party shall be permitted by Section 6.04; provided that Guarantees by any Borrower or any Guarantor under this Section 6.01(m) of any other Indebtedness of a person that is subordinated in right of payment to other Indebtedness of such person shall be expressly subordinated in right of payment to the Obligations to at least the same extent as such underlying Indebtedness is subordinated in right of payment; provided, further, that this clause (m) shall not permit any Canadian Loan Party to Guarantee Indebtedness of any U.S. Loan Party incurred pursuant to clause (p) of this Section 6.01 unless such Canadian Loan Party concurrently provides a Guarantee of the U.S. Obligations pursuant to arrangements and documentation reasonably satisfactory to the Administrative Agent (it being understood and agreed that arrangements and documentation substantially similar to the arrangements and documentation pursuant to which such Canadian Loan Party Guarantees such other Indebtedness shall be satisfactory to the Administrative Agent);

(n) Indebtedness arising from agreements of the U.S. Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs), in each case, incurred or assumed in connection with the Transactions, any Permitted Acquisition, other Investments or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement;

(o) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;

(p) (x) Permitted Debt, so long as, immediately after giving effect to the incurrence of such Permitted Debt and the use of proceeds thereof (excluding for purposes of “cash netting” the proceeds of any such Permitted Debt) (A) the aggregate principal amount of such Permitted Debt, together with the aggregate principal amount of any other Permitted Debt then outstanding pursuant to this Section 6.01(p), shall not exceed an aggregate principal amount equal to $1.2 billion plus (i) in the case of any Permitted Debt that is secured, an additional aggregate principal amount that does not cause the Senior Secured Net Leverage Ratio to exceed 1.50 to 1.00 (or, in the case of any Permitted Debt incurred in connection with a Permitted Acquisition or any other investment permitted by Section 6.04, if greater, such Senior Secured Net Leverage Ratio immediately prior to such transaction); or (ii) in the case of any Permitted Debt that is unsecured, an additional aggregate principal amount that does not cause the Total Net Leverage Ratio to exceed 3.00 to 1.00 (or, in the case of any Permitted Debt incurred in connection with a Permitted Acquisition or any other investment permitted by Section 6.04, if greater, such Total Net Leverage Ratio immediately prior to such transaction); (B) no Default or Event of Default shall have occurred and be continuing or shall result therefrom and (C) the aggregate amount of Permitted Debt incurred under this clause (p) by any Subsidiary that is not a Loan Party shall not exceed the greater of $350,000,000 and 50% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time and (y) any Permitted Refinancing Indebtedness in respect thereof.

(q) (x) Indebtedness of Subsidiaries that are not Guarantors in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(q), would not exceed the greater of $245,000,000 and 35.0% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time and (y) any Permitted Refinancing Indebtedness in respect thereof;

(r) Indebtedness incurred in the ordinary course of business in respect of obligations of the U.S. Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Swap Agreements;

(s) Indebtedness representing deferred compensation to employees, consultants or independent contractors of the U.S. Borrower or any Subsidiary incurred in the ordinary course of business;

(t) [reserved];

(u) obligations in respect of Banking Services Obligations;

(v) unsecured Indebtedness, Subordinated Indebtedness or Indebtedness that is secured solely by assets constituting Collateral on a junior basis to the Liens securing the Obligations, in each case, with a maturity date and a Weighted Average Life to Maturity that is at least six (6) months following the Maturity Date;

(w) (x) Indebtedness of, incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures or Unrestricted Subsidiaries in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(w), would not exceed the greater of $280,000,000 and 40.0% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time when incurred, created or assumed and (y) any Permitted Refinancing Indebtedness in respect thereof;

(x) Indebtedness issued by the U.S. Borrower or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the U.S. Borrower or any Parent Entity permitted by Section 6.06;

(y) Indebtedness consisting of obligations of the U.S. Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with the Transactions and Permitted Acquisitions or any other Investment permitted hereunder;

(z) Indebtedness of the U.S. Borrower or any Subsidiary to or on behalf of any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of the U.S. Borrower and its Subsidiaries;

(aa) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(bb) Contribution Indebtedness;

(cc) Indebtedness incurred in the ordinary course of business in respect of customary working capital lines in an aggregate principal amount outstanding not to exceed (x) together with the aggregate principal amount of any other Indebtedness outstanding under this Section 6.01(cc), the greater of $245,000,000 and 35.0% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time and (y) any Permitted Refinancing Indebtedness in respect thereof; and

For purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (cc) but may be permitted in part under any relevant combination thereof (and subject to compliance, where relevant, with Section 6.02), (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (cc), the U.S. Borrower may, in its sole discretion, classify or reclassify or divide such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof); provided that all Indebtedness outstanding under this Agreement shall at all times be deemed to have been incurred pursuant to clause (b) of this Section 6.01 and (C) Section 1.09 shall apply. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior in right of payment to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Section 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person) of the U.S. Borrower or any Subsidiary now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of the U.S. Borrower and its Subsidiaries existing on the Restatement Effective Date and, to the extent securing Indebtedness for borrowed money in an aggregate principal amount in excess of $10,000,000, set forth on Schedule 6.02 and any modifications, replacements, renewals or extensions thereof; provided that (i) such Liens shall secure only those obligations that they secure on the Restatement Effective Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01) and shall not subsequently apply to any other property or assets of the U.S. Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof and (ii) to the extent such to the extent any such Lien on ABL Priority Collateral on the Restatement Effective Date is junior in priority to the Lien on the ABL Priority Collateral securing the Obligations, and modifications, replacements, renewals or extensions thereof shall also rank junior in priority to the Lien on the ABL Priority Collateral securing the Obligations;

(b) any Lien created under the Loan Documents (including Liens created under the Collateral Documents securing obligations in respect of Banking Services Obligations and Swap Agreement Obligations);

(c) any Lien on any property or asset of the U.S. Borrower or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, as the case may be, and (ii) such Lien does not apply to any other property or assets of the U.S. Borrower or any of its Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset and accessions and additions thereto and proceeds and products thereof (other than accessions thereto and proceeds thereof so acquired or any after-acquired property of such person becoming a Subsidiary (but not of the U.S. Borrower or any other Loan Party, including any Loan Party into which such acquired entity is merged) required to be subjected to such Lien pursuant to the terms of such Indebtedness (and refinancings thereof)); provided that no such Lien on any receivable or inventory that secures debt for borrowed money shall be permitted under this clause (c);

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent by more than thirty (30) days or that are being contested in good faith;

(e) Liens imposed by law, constituting landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than thirty (30) days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the U.S. Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the U.S. Borrower or any Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof), in each case to the extent such deposits and other Liens are incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) zoning, land use and building restrictions, regulations and ordinances, easements, survey exceptions, minor encroachments by and on the Real Estate (including, in the case of any Canadian Subsidiary, the reservations, limitations, provisos and conditions expressed in any original grants from the Crown), railroad trackage rights, sidings and spur tracks, leases (other than Capitalized Lease Obligations), subleases, licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real

Estate, reservations, restrictions and leases of or with respect to oil, gas, mineral, riparian and water rights and water usage, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the U.S. Borrower or any Subsidiary;

(i) Liens securing Indebtedness permitted by Section 6.01(i); provided that such Liens do not apply to any property or assets of the U.S. Borrower or any Subsidiary other than the property or assets acquired, leased, constructed, replaced, repaired or improved with such Indebtedness (or the Indebtedness Refinanced thereby), and accessions and additions thereto, proceeds and products thereof, customary security deposits and related property; provided, further, that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates) (it being understood that with respect to any Liens on the Collateral being incurred under this clause (i) to secure Permitted Refinancing Indebtedness, if Liens on the Collateral securing the Indebtedness being Refinanced (if any) ranked junior in right of security with the Obligations pursuant to an Intercreditor Agreement, then any Liens on such Collateral being incurred under this clause (i) shall also rank junior in right of security with the Obligations);

(j) Liens arising out of any Permitted Sale Lease-Back Transaction, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions and additions thereto or proceeds and products thereof and related property;

(k) non-consensual Liens securing judgments that do not constitute an Event of Default under Article VII(k);

(l) any interest or title of a ground lessor or any other lessor, sublessor or licensor under any ground leases or any other leases, subleases or licenses entered into by the U.S. Borrower or any Subsidiary in the ordinary course of business, and all Liens suffered or created by any such ground lessor or any other lessor, sublessor or licensor (or any predecessor in interest) with respect to any such interest or title in the real property which is subject thereof;

(m) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the U.S. Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the U.S. Borrower or any Subsidiary, including with respect to credit card charge-backs and similar obligations, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the U.S. Borrower or any Subsidiary in the ordinary course of business;

(n) Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes, (iv) in respect of Third Party Funds or (v) in favor of credit card companies pursuant to agreements therewith;

(o) Liens securing obligations in respect of letters of credit, bank guarantees, warehouse receipts or similar obligations permitted under Section 6.01(f) or (o) and incurred in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;

(p) leases or subleases, and licenses or sublicenses (including with respect to any fixtures, furnishings, equipment, vehicles or other personal property, or Intellectual Property), granted to others in the ordinary course of business not interfering in any material respect with the business of the U.S. Borrower and its Subsidiaries, taken as a whole;

(q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(r) Liens solely on any cash earnest money deposits made by the U.S. Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(s) Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing obligations of a Subsidiary that is not a Loan Party not prohibited by Section 6.01;

(t) Liens on any amounts held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(u) Liens in favor of consignors of inventory and proceeds (other than Accounts or Credit Card Accounts) thereof consigned by such consignors to a Borrower or a Subsidiary thereof, in each case granted in the ordinary course of business;

(v) agreements to subordinate any interest of the U.S. Borrower or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the U.S. Borrower or any of its Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(w) Liens arising from precautionary UCC financing statements or PPSA financing statements, in each case, regarding operating leases or other obligations not constituting Indebtedness;

(x) Liens (i) on Equity Interests in joint ventures (A) securing obligations of such joint venture or (B) pursuant to the relevant joint venture agreement or arrangement and (ii) on Equity Interests in Unrestricted Subsidiaries;

(y) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(z) [reserved];

(aa) Liens securing insurance premiums financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;

(bb) in the case of Real Estate that constitutes a leasehold interest, any Lien to which the fee simple or freehold interest (or any superior leasehold interest) is subject;

(cc) Liens securing Indebtedness or other obligations (i) of the U.S. Borrower or a Subsidiary in favor of the U.S. Borrower or any Guarantor and (ii) of any Subsidiary that is not a Guarantor in favor of any Subsidiary that is not a Guarantor;

(dd) Liens on cash or Permitted Investments securing Swap Agreements in the ordinary course of business submitted for clearing in accordance with applicable Requirements of Law;

(ee) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bank guarantee issued or created for the account of the U.S. Borrower or any Subsidiary in the ordinary course of business; provided that such Lien secures only the obligations of the U.S. Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(ff) subordination, non-disturbance and/or attornment agreements with any ground lessor, lessor or any mortgagor of any of the foregoing, with respect to any ground lease or other lease or sublease entered into by U.S. Borrower or any Subsidiary;

(gg) Liens securing Fixed Asset Priority Indebtedness (or any Permitted Refinancing Indebtedness in respect thereof), so long as the same is subject to the ABL Intercreditor Agreement; provided that the Fixed Asset Priority Indebtedness incurred by any U.S. Loan Party shall not be secured by any asset of any Canadian Loan Party unless such Canadian Loan Party concurrently grants Liens on such assets to secure the U.S. Obligations pursuant to arrangements and documentation reasonably satisfactory to the Administrative Agent (it being understood and agreed that arrangements and documentation substantially similar to the arrangements and documentation pursuant to which such Canadian Loan Party grants such Liens on such other Indebtedness shall be satisfactory to the Administrative Agent);

(hh) Liens arising in the ordinary course of business in favor of customs brokers, custom and forwarding agents and similar Persons in respect of imported goods and merchandise in the custody of such Persons;

(ii) Liens arising out of conditional sale, title retention or similar arrangements for the sale or purchase of goods by the U.S. Borrower or any of its Subsidiaries in the ordinary course of business;

(jj) with respect to any Real Estate which is acquired in fee after the Restatement Effective Date, Liens which exist immediately prior to the date of acquisition, excluding any Liens securing Indebtedness which is not otherwise permitted hereunder; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of the U.S. Borrower or any of its Subsidiaries;

(kk) other Liens with respect to property or assets of the U.S. Borrower or any Subsidiary securing (x) obligations in an aggregate outstanding principal amount that, together with the aggregate principal amount of other obligations that are secured pursuant to this clause (kk), immediately after giving effect to the incurrence of such Liens, would not exceed the greater of $350,000,000 and 50.0% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time when incurred, created or assumed and (y) Permitted Refinancing Indebtedness incurred to Refinance obligations secured pursuant to subclause (x); provided that to the extent a Lien applies to any ABL Priority Collateral, such Lien shall be junior in priority to the Lien on the ABL Priority Collateral securing the Obligations;

(ll) in the case of (A) any subsidiary of the U.S. Borrower that is not a Wholly Owned Subsidiary or (B) the Equity Interests in any person that is not a subsidiary of the U.S. Borrower, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such subsidiary or such other person set forth in the organization documents of such subsidiary or such other person or any related joint venture, shareholders’ or similar agreement;

(mm) [reserved];

(nn) Liens securing Indebtedness permitted by Section 6.01(p) and guarantees thereof permitted by Section 6.01(m); provided that to the extent a Lien applies to any ABL Priority Collateral, such Lien shall be junior in priority to the Lien on the ABL Priority Collateral securing the Obligations; and

(oo) Liens securing Indebtedness permitted by Section 6.01(v) and guarantees thereof permitted by Section 6.01(m); provided that (i) such Liens do not attach to any assets that are not Collateral and (ii) such Liens shall be subject to an Intercreditor Agreement pursuant to which such Liens rank junior to the Liens on the Collateral securing the Obligations.

For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of Permitted Liens (or any portion thereof) described in Sections 6.02(a) through (oo) but may be permitted in part under any combination thereof, (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens (or any portion thereof) described in Sections 6.02(a) through (oo), the U.S. Borrower may, in its sole discretion, divide, classify or reclassify such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.02 and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the above clauses and such Lien securing such item of Indebtedness (or portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof) and (C) Section 1.09 shall apply.

Section 6.03 [Reserved].

Section 6.04 Investments, Loans and Advances. (i) Purchase or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of any other person, (ii) make any loans or advances to or Guarantees of the Indebtedness of any other person, or (iii) purchase or otherwise acquire, in one transaction or a series of related transactions, (x) all or substantially all of the property and assets or business of another person or (y) assets constituting a business unit, line of business or division of such person (each of the foregoing, an “Investment”), except that the following Investments shall be permitted:

(a) any Investment if the Payment Conditions are satisfied before and immediately after giving effect to such Investment;

(b) Investments by the U.S. Borrower, any Guarantor or any Subsidiary in the U.S. Borrower, any Guarantor or any Subsidiary; provided that the aggregate amount of outstanding investments by Loan Parties in any Subsidiary that is not a Loan Party (other than any such investments outstanding as of the Restatement Effective Date), together with the aggregate amount of consideration in respect of Permitted Acquisitions of entities that are not or do not become Loan Parties and/or of assets that are not or do not become Collateral pursuant to clause (y) of the proviso to the definition of “Permitted Acquisitions”, shall not exceed the greater of $700,000,000 and 100% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time.

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by the U.S. Borrower or any Subsidiary of non-cash consideration for the Disposition of assets;

(e) loans and advances to officers, directors, employees or consultants of the U.S. Borrower or any Subsidiary (i) in the ordinary course of business in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the greater of $70,000,000 and 10% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of the U.S. Borrower;

(f) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Swap Agreements entered into for non-speculative purposes;

(h) Investments (not in Subsidiaries, which are provided in clause (b) above) existing on, or contractually committed as of, the Restatement Effective Date and, to the extent in an aggregate amount in excess of $10,000,000, set forth on Schedule 6.04 and any extensions, renewals, replacements or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the Restatement Effective Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Restatement Effective Date or as otherwise permitted by this Section 6.04);

(i) Investments resulting from pledges and deposits under Sections 6.02(f), (g), (n), (q), (r), (dd) and (jj);

(j) Investments by the U.S. Borrower or any Subsidiary in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed at the time made the sum of (x) the greater of $350,000,000 and 50.0% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits for sale, repayments, income and similar amounts) actually received in respect of any such Investment (excluding any returns in excess of the amount originally invested) pursuant to clause (x); provided that if any Investment pursuant to this Section 6.04(j) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the U.S. Borrower, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the provisions thereof) and not in reliance on this Section 6.04(j));

(k) Investments constituting Permitted Acquisitions;

(l) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the U.S. Borrower or a Subsidiary as a result of a foreclosure by the U.S. Borrower or any of its Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(m) Investments of a Subsidiary acquired after the Restatement Effective Date or of a person merged into the U.S. Borrower or merged into, amalgamated with or consolidated with a Subsidiary after the Restatement Effective Date, in each case, (i) to the extent such acquisition, merger, amalgamation or consolidation is permitted under this Section 6.04, (ii) in the case of any acquisition, merger, amalgamation or consolidation, in accordance with Section 6.05 and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(n) acquisitions by the U.S. Borrower of obligations of one or more officers or other employees of the U.S. Borrower or its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of the U.S. Borrower, so long as no cash is actually advanced by the U.S. Borrower or any of its Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(o) Guarantees by the U.S. Borrower or any Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness of the kind described in clauses (b), (e), (f), (g), (h), (i), (j) or (k) of the definition thereof, in each case entered into by the U.S. Borrower or any Subsidiary in the ordinary course of business;

(p) Investments to the extent that payment for such Investments is made with Qualified Equity Interests of the U.S. Borrower; provided that the issuance of such Equity Interests are not included in the calculation of Contribution Indebtedness or applied in respect of any Junior Financing as described in clause (c) of the definition of “Junior Debt Restricted Payment”;

(q) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit (or the PPSA equivalent) and UCC Article 4 customary trade arrangements with customers (or the PPSA equivalent);

(r) non-cash Investments made in connection with tax planning and reorganization activities so long as, after giving effect thereto, the security interest of the Lenders in the Collateral, taken as a whole, is not materially impaired (as determined by the U.S. Borrower in good faith);

(s) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the U.S. Borrower or such Subsidiary;

(t) [reserved];

(u) [reserved];

(v) Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing or other similar arrangements with other persons;

(w) to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property in each case in the ordinary course of business;

(x) [reserved];

(y) Investments in joint ventures in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed at the time made the sum of (X) the greater of (i) $315,000,000 and (ii) 45.0% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time and (Y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (excluding any returns in excess of the amount originally invested) pursuant to clause (X); provided that if any Investment pursuant to this Section 6.04(y) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the U.S. Borrower, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the provisions thereof) and not in reliance on this Section 6.04(y);

(z) Investments in any Unrestricted Subsidiary in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed at the time made the sum of (X) the greater of (i) $245,000,000 and (ii) 35.0% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time and (Y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (excluding any returns in excess of the amount originally invested) pursuant to clause (X); provided that if any Investment pursuant to this Section 6.04(z) is made in any person that was not a Subsidiary on the date on which such Investment was made but is redesignated by the U.S. Borrower as a Subsidiary thereafter, then such Investment may, at the option of the U.S. Borrower, upon such person being redesignated as a Restricted Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the provisions thereof) and not in reliance on this Section 6.04(z);

(aa) Investments in any Similar Business not to exceed at the time made the sum of (X) the greater of $350,000,000 and 50.0% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time and (Y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (excluding any returns in excess of the amount originally invested) pursuant to clause (X); provided that if any Investment pursuant to this Section 6.04(aa) is made in any person that was not a Subsidiary on the date on which such Investment was made but is redesignated by the U.S. Borrower as a Subsidiary thereafter, then such Investment may, at the option of the U.S. Borrower, upon such person being redesignated as a Restricted Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the provisions thereof) and not in reliance on this Section 6.04(aa);

(bb) Investments consisting of loans and advances to any Parent Entity in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such Parent Entity in accordance with Section 6.06; and

(cc) Investments consisting of Liens permitted under Section 6.02 and Indebtedness (including guarantees) permitted under Section 6.01, in each case other than by reference to Investments permitted under this Section 6.04.

For purposes of determining compliance with this Section 6.04, (A) an Investment need not be permitted solely by reference to one category of permitted Investments (or any portion thereof) described in Sections 6.04(a) through (cc) but may be permitted in part under any relevant combination thereof and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof) described in Sections 6.04(b) through (cc), the U.S. Borrower may, in its sole discretion, divide, classify or reclassify such Investment (or any portion thereof) in any manner that complies with this Section 6.04 and will be entitled to only include the amount and type of such Investment (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) excluding clause (a) above, and such Investment (or any portion thereof) shall be treated as having been made or existing pursuant to only such clause or clauses (or any portion thereof); provided that all Investments described in Schedule 6.04 shall be deemed outstanding under Section 6.04.

The amount of any Investment made other than in the form of cash or cash equivalents shall be the Fair Market Value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

Notwithstanding anything to the contrary contained herein, the Loan Parties may only dispose of Intellectual Property in the form of an Investment to any Person (other than another Loan Party) if such Investment is subject to a non-exclusive royalty-free license of such Intellectual Property in favor of the Administrative Agent for use in connection with the exercise of rights and remedies of the Secured Parties under the Loan Documents in respect of the Collateral, which license shall be substantially similar to the license described in Section 5.3 of the Security Agreement (or otherwise reasonably satisfactory to the Administrative Agent).

If any Investment (i) involves assets that account for more than 15% of the aggregate Borrowing Base immediately prior to such Investment (unless such Investment is an Investment in a Loan Party organized in the same country as the Loan Party that made such Investment) or (ii) results in a Loan Party ceasing to be a Loan Party or ceasing to be organized in the same country in which it was organized immediately prior to such Investment, as a condition to such Investment, an updated Borrowing Base Certificate shall be delivered to the Administrative Agent recalculating the applicable Borrowing Base after giving effect to such Investment.

Section 6.05 Mergers, Consolidations and Sales of Assets and Acquisitions. (x) Merge into, amalgamate with or consolidate with any other person, or permit any other person to merge into, amalgamate with or consolidate with it, or (y) Dispose of (in one transaction or in a series of related transactions) all or substantially all of the assets of the U.S. Borrower and its Subsidiaries, taken as a whole, except that this Section 6.05 shall not prohibit:

(a) Permitted Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Acquisition); provided that following any such merger, consolidation or amalgamation involving a U.S. Borrower, such Borrower is the surviving entity or the requirements of Section 6.05(b) or 6.05(f), as applicable, are otherwise complied with;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, any Subsidiary or any other person may be merged, amalgamated or consolidated with or into the U.S. Borrower or the U.S. Borrower may Dispose of substantially all (as determined by the U.S. Borrower) of its assets, or substantially all (as determined by the U.S. Borrower) of the stock of its subsidiaries to any Subsidiary or any other person, provided that (A) in the case of a merger or amalgamation, the U.S. Borrower shall be the surviving or continuing entity or (B) if the surviving or continuing entity is not the U.S. Borrower or in the case of such Disposition to any person other than the U.S. Borrower (such other person, the “Successor U.S. Borrower”), (1) the Successor U.S. Borrower shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia, (2) the Successor U.S. Borrower shall expressly assume all the obligations of the U.S. Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent,

(3) each applicable Guarantor, unless it is the other party to such merger, amalgamation, consolidation or Disposition, shall have by a supplement to this Agreement, as applicable, confirmed that its guarantee thereunder shall apply to any Successor U.S. Borrower’s obligations under this Agreement, (4) each applicable Guarantor, unless it is the other party to such merger, amalgamation, consolidation or Disposition, shall have by a supplement to any applicable Collateral Document affirmed that its obligations thereunder shall apply to its guarantee as reaffirmed pursuant to clause (3) and (5) the Successor U.S. Borrower shall have delivered to the Administrative Agent (x) a certificate of a Responsible Officer stating that such merger, amalgamation, consolidation or Disposition does not violate this Agreement or any other Loan Document and (y) if requested by any Administrative Agent, an opinion of counsel to the effect that such merger, amalgamation, consolidation or Disposition does not violate this Agreement or any other Loan Document and covering such other matters as are contemplated by the Collateral and Guaranty Requirement to be covered in opinions of counsel (it being understood that if the foregoing are satisfied, the Successor U.S. Borrower shall succeed to, and be substituted for, and may exercise every right and power of, the U.S. Borrower under this Agreement and the other Loan Documents, with the same effect as if such Successor U.S. Borrower had been named as the U.S. Borrower herein and therein, and with respect to any such merger, amalgamation, consolidation or Disposition, the entity succeeded as U.S. Borrower shall be released from the obligation to pay the principal of and interest on the Loans and all of the U.S. Borrower’s other obligations and covenants under this Agreement and the other Loan Documents);

(c) any Subsidiary (other than the Canadian Borrower) may merge, amalgamate or consolidate with or into the U.S. Borrower or any other Subsidiary or Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the U.S. Borrower or to any other Subsidiary;

(d) any Subsidiary may liquidate or dissolve if the U.S. Borrower determines in good faith than such liquidation or dissolution is in the best interests of the U.S. Borrower and is not materially disadvantageous to the Lenders;

(e) any Subsidiary (other than the Canadian Borrower) may merge, amalgamate or consolidate with or into any other person or Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another person; provided that the transaction constitutes a sale, Disposition or transfer of the Subsidiary or the Disposition of all or substantially all of the assets of the Subsidiary (in each case other than to the U.S. Borrower or a Subsidiary) to consummate any Disposition, Investment or other transaction otherwise permitted hereunder;

(f) the Canadian Borrower may merge, amalgamate or consolidate with or into any other person or Dispose of all or substantially all of its assets if (A) in the case of a merger, amalgamation or such Disposition, the Canadian Borrower or the U.S. Borrower shall be the surviving or continuing entity or (B) if the surviving or continuing entity is not the Canadian Borrower or in the case of such Disposition to any person other than the Canadian Borrower (such other person, the “Successor Canadian Borrower”), (1) the Successor Canadian Borrower shall be an entity organized or existing under the laws of Canada or any province or territory thereof, (2) the Successor Canadian Borrower shall expressly assume all the obligations of the Canadian Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (3) each applicable Guarantor, unless it is the other party to such merger, amalgamation, consolidation or Disposition, shall have by a supplement to this Agreement, as applicable, confirmed that its guarantee thereunder shall apply to any Successor Canadian Borrower’s obligations under this Agreement, (4) each applicable Guarantor, unless it is the other party to such merger, amalgamation, consolidation or Disposition, shall have by a supplement to any applicable Collateral Document affirmed that its obligations thereunder shall apply to its guarantee as reaffirmed pursuant to clause (3) and (5) the Successor Canadian Borrower shall have delivered to the Administrative Agent (x) a certificate of a Responsible Officer stating that such merger, amalgamation, consolidation or Disposition does not violate this Agreement or any other Loan Document and (y) if requested by any Administrative Agent, an opinion of counsel covering such matters as are contemplated by the Collateral and Guaranty Requirement to be covered in opinions of counsel (it being understood that if the foregoing are satisfied, the Successor Canadian Borrower shall succeed to, and be substituted for, and may exercise every right and power of, the Canadian Borrower under this Agreement and the other Loan Documents, with the same effect as if such Successor Canadian Borrower had been named as the Canadian Borrower herein and therein, and with respect to any such merger, amalgamation, consolidation or Disposition, the entity succeeded as Canadian Borrower shall be released from the obligation to pay the principal of and interest on the Loans and all of the Canadian Borrower’s other obligations and covenants under this Agreement and the other Loan Documents);

(g) any Subsidiary (other than any Loan Party) may merge, amalgamate or consolidate with or into any other person or Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another person; and

(h) the U.S. Borrower and any Subsidiary may merge, amalgamate or consolidate with any person to effect a Disposition that is not a Disposition of all or substantially all of the assets of the U.S. Borrower and its Subsidiaries, taken as a whole.

Section 6.06 Restricted Payments. (i) Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of Qualified Equity Interests of the person declaring, paying or making such dividends or distributions) or (ii) directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of the U.S. Borrower’s Equity Interests or set aside any amount for any such purpose (other than through the issuance of Qualified Equity Interests) (all of the foregoing, “Restricted Payments”); provided, however, that:

(a) Restricted Payments may be made to the U.S. Borrower or any Subsidiary (provided that Restricted Payments made by a non-Wholly Owned Subsidiary to the U.S. Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary must be made on a pro rata basis (or more favorable basis from the perspective of the U.S. Borrower or such Subsidiary) based on its ownership interests in such non-Wholly Owned Subsidiary);

(b) Restricted Payments may be made by the U.S. Borrower to purchase, redeem or otherwise acquire for value the Equity Interests of the U.S. Borrower or any Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of the U.S. Borrower, any Parent Entity, any of the Subsidiaries of the U.S. Borrower or by any Plan or any shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided that the aggregate amount of such purchases or redemptions under this clause (b) shall not exceed, in any fiscal year, $50,000,000 plus (x) the amount of Net Proceeds contributed to the U.S. Borrower that were received by the U.S. Borrower during such calendar year from sales of Qualified Equity Interests of the U.S. Borrower or any Parent Entity to directors, consultants, officers or employees of the U.S. Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangements, (y) the amount of net proceeds of any key-person life insurance policies received by the U.S. Borrower (or received by a Parent Entity and contributed to the U.S. Borrower) during such calendar year and (z) permitted employee compensation and incentive arrangements paid in cash in lieu of the issuance of Qualified Equity Interests of the U.S. Borrower to directors, consultants, officers or employees of the U.S. Borrower, any Parent Entity or any Subsidiary (which amounts in this clause (b) if not used in any given fiscal year, may be carried forward to the next succeeding fiscal year); provided, further, that cancellation of Indebtedness owing to the U.S. Borrower or any Subsidiary from members of management of any Parent Entity, the U.S. Borrower or its Subsidiaries in connection with a repurchase of Equity Interests of the U.S. Borrower or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06;

(c) Restricted Payments may be made by the U.S. Borrower for repurchases of Equity Interests of the U.S. Borrower or any other entity that is a direct or indirect parent of U.S. Borrower (a) deemed to occur upon the exercise of stock options, warrants, or similar rights if the Equity Interests represent all or a portion of the exercise price thereof or (b) in connection with the satisfaction of any withholding Tax obligations incurred relating to the vesting or exercise of stock options, warrants, restricted stock units or similar rights;

(d) [reserved];

(e) [reserved];

(f) Restricted Payments may be made to make payments, in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(g) other Restricted Payments may be made in an aggregate amount not to exceed the greater of $315,000,000 and 45.0% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time when made;

(h) additional Restricted Payments, so long as immediately before and after giving effect thereto, the Payment Conditions are satisfied; so long as no Specified Event of Default has occurred and is continuing (in the case of dividends and share repurchases, on the date of declaration or notice thereof, as applicable);

(i) additional Restricted Payments in an aggregate amount for any fiscal year not to exceed $1.00 per share of common stock of the U.S. Borrower, which aggregate amount shall increase by 5.0% per each fiscal year of the U.S. Borrower ending after the Restatement Effective Date;

(j) the prepayment, redemption, purchase, defeasance or other satisfaction of any Disqualified Stock or preferred Equity Interests of a Subsidiary (x) existing at the time a person becomes a Subsidiary or (y) assumed in connection with the acquisition of assets, in each case so long as such Indebtedness, Disqualified Stock or preferred Equity Interests was not incurred in contemplation of such person becoming a Subsidiary or such acquisition;

(k) the U.S. Borrower and the Subsidiaries may make Restricted Payments in cash:

(i) the proceeds of which shall be used by any Parent Entity to pay (or to make Restricted Payments to allow any direct or indirect parent of any Parent Entity to pay) (1) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses payable to third parties) that are reasonable and customary and incurred in the ordinary course of business and are attributable to the ownership or operations of the U.S. Borrower and the Subsidiaries, (2) any reasonable and customary indemnification claims made by directors or officers of any Parent Entity (or any direct or indirect parent thereof) attributable to the ownership or operations of the U.S. Borrower and the Subsidiaries, (3) fees and expenses (x) due and payable by any of the U.S. Borrower and the Subsidiaries and (y) otherwise permitted to be paid by the U.S. Borrower and the Subsidiaries under this Agreement and (4) payments that would otherwise be permitted to be paid directly by the U.S. Borrower or the Subsidiaries pursuant to Section 5.15(o) or (p);

(ii) the proceeds of which shall be used by any Parent Entity to pay (or to make Restricted Payments to allow any direct or indirect parent of any Parent Entity to pay) franchise and similar Taxes, and other fees and expenses, required to maintain its corporate existence, to the extent attributable to the ownership or operations of the U.S. Borrower and the Subsidiaries;

(iii) with respect to any taxable period (or portion thereof) for which the U.S. Borrower and any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar income tax group for U.S. federal and/or applicable state or local income tax purposes of which a Parent Entity is the common parent, the proceeds of which will be used, after the Restatement Effective Date, to pay the U.S. federal and/or state and local income tax liability, as applicable, of such Parent Entity’s income tax group that is attributable to the income of the U.S. Borrower or its Subsidiaries (including Unrestricted Subsidiaries); provided that (w) no such payments with respect to any taxable year shall exceed the amount of such income tax liability that would have been imposed on the U.S. Borrower and/or the applicable Subsidiaries had such entity(ies) filed on a stand-alone basis for all applicable taxable years, (x) any such payments attributable to an Unrestricted Subsidiary shall be limited to the amount of any cash paid by such Unrestricted Subsidiary to the U.S. Borrower or any Restricted Subsidiary for such purpose, (y[reserved] and (z) such payments shall be reduced by any such income taxes directly paid or withheld at the level of the U.S. Borrower or its Subsidiaries to the extent that such income taxes directly paid or withheld reduce the U.S. federal and/or state and local income tax liability of such Parent Entity’s income tax group;

(iv) to finance any Investment permitted to be made pursuant to Section 6.04; provided that (1) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (2) the applicable Parent Entity shall, immediately following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests but not including any loans or advances made pursuant to Section 6.04(e)) to be contributed to the U.S. Borrower or the Subsidiaries or (y) the person formed or acquired to merge into, amalgamate with or consolidate with the U.S. Borrower or any of the Subsidiaries to the extent such merger, amalgamation or consolidation is permitted in Section 6.05 in order to consummate such Investment, in each case in accordance with the requirements of Section 5.13;

(v) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of any Parent Entity to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the U.S. Borrower and the Subsidiaries; and

(vi) the proceeds of which shall be used by any Parent Entity to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) fees and expenses related to any equity offering, debt offering or similar non-ordinary course transaction not prohibited by this Agreement (whether or not such offering or other transaction is successful), to the extent that the proceeds of such equity offering, debt offering or similar non-ordinary course transaction are contributed (or would be contributed) to the U.S. Borrower;

(l) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the U.S. Borrower or any Parent Entity, or subordinated Indebtedness of the U.S. Borrower or any Guarantor, in exchange for, or out of the proceeds of the issuance or sale of, Equity Interests of the U.S. Borrower or any Parent Entity or contributions to the equity capital of the U.S. Borrower (other than Disqualified Stock) (collectively, including any such contributions, “Refunding Capital Stock”);

(m) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the issuance or sale (other than to a Subsidiary of the U.S. Borrower or to an employee stock ownership plan or any trust established by the U.S. Borrower or any of its Subsidiaries) of Refunding Capital Stock; and

(n) if immediately prior to the retirement of the Retired Capital Stock, the declaration and payment of dividends thereon was permitted pursuant to this covenant and has not been made as of such time (the “Unpaid Amount”), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower) in an aggregate amount no greater than the Unpaid Amount.

For purposes of determining compliance with this Section 6.06, (A) a Restricted Payment need not be permitted solely by reference to one category of permitted Restricted Payments (or any portion thereof) described in Sections 6.06(a) through (n) but may be permitted in part under any relevant combination thereof and (B) in the event that a Restricted Payment (or any portion thereof) meets the criteria of one or more of the categories of Restricted Payments (or any portion thereof) described in Sections 6.06(a) through (n), the U.S. Borrower may, in its sole discretion, divide, classify or reclassify such Restricted Payment (or any portion thereof) in any manner that complies with this Section 6.06 and will be entitled to only include the amount and type of such Restricted Payment (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) excluding clause (h) above, and such Restricted Payment (or any portion thereof) shall be treated as having been made or existing pursuant to only such clause or clauses (or any portion thereof).

For the avoidance of doubt, an Unrestricted Subsidiary may purchase or otherwise acquire Indebtedness or Equity Interests of the U.S. Borrower, any Parent Entity or any of the U.S. Borrower’s Subsidiaries with value such Unrestricted Subsidiary has obtained through Investments otherwise permitted under this Agreement and such purchase, acquisition, or transfer will not be deemed to be a “direct or indirect” action by the U.S. Borrower or its Subsidiaries.

Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 6.06 will not prohibit the payment of any Restricted Payment or the consummation of any redemption, purchase, defeasance or other payment within sixty (60) days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Section 6.06 (it being understood that such Restricted Payment shall be deemed to have been made on the date of declaration or notice for purposes of such provision).

Section 6.07 Junior Debt Restricted Payments. Make any Junior Debt Restricted Payment in excess of the greater of (i) $126,000,000 and (ii) 18.0% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time in respect of any Junior Financing; provided, however, that:

(a) Junior Debt Restricted Payments may be made so long as immediately before and after giving effect thereto, the Payment Conditions are satisfied; and

(b) other Junior Debt Restricted Payments may be made in an aggregate amount not to exceed the greater of $315,000,000 and 45.0% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time when made.

Section 6.08 Restrictions on Subsidiary Distributions and Negative Pledge Clauses. Permit the U.S. Borrower or any Subsidiary to enter into any agreement or instrument that by its terms restricts (A) the payment of dividends or other distributions or the making of cash advances to the U.S. Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (B) the granting of Liens by the U.S. Borrower or any Guarantor pursuant to the Collateral Documents (in each case other than those arising under any Loan Document or any agreement governing Fixed Asset Priority Indebtedness to the extent any restrictions under such agreement governing Fixed Asset Priority Indebtedness are not materially more restrictive on the U.S. Borrower or such Subsidiaries than restrictions contained in this Agreement), except, in each case, restrictions existing by reason of:

(a) restrictions imposed by applicable law;

(b) contractual encumbrances or restrictions in effect on the Restatement Effective Date under Indebtedness existing on the Restatement Effective Date and set forth on Schedule 6.01 or contained in any Indebtedness outstanding pursuant to Section 6.01(z), or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not materially expand the scope of any such encumbrance or restriction (as determined in good faith by the U.S. Borrower);

(c) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(d) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(e) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the specific property or assets securing such Indebtedness;

(f) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.01 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement (in each case, as determined in good faith by the U.S. Borrower);

(g) customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;

(h) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(i) customary provisions restricting assignment, mortgaging or hypothecation of any agreement entered into in the ordinary course of business;

(j) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted hereunder pending the consummation of such sale, transfer, lease or other disposition;

(k) Permitted Liens and customary restrictions and conditions contained in the document relating thereto, so long as (1) such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.08;

(l) customary net worth provisions contained in Real Estate leases entered into by Subsidiaries, so long as the U.S. Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the U.S. Borrower and its Subsidiaries to meet their ongoing obligations;

(m) any agreement in effect at the time a subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(n) restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary that is not a Guarantor that apply only to such Subsidiary and its Subsidiaries that are not Guarantors;

(o) customary restrictions contained in leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(p) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(q) [reserved];

(r) any encumbrances or restrictions of the type referred to in clause (A) above imposed by any other instrument or agreement entered into after the Restatement Effective Date that contains encumbrances and restrictions that, as determined by the U.S. Borrower in good faith, will not materially adversely affect the U.S. Borrower’s ability to make payments on the Loans; and

(s) any encumbrances or restrictions of the type referred to in clause (A) or (B) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements to the contracts, instruments or obligations referred to in clauses (a) through (r) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or similar arrangements are, in the good faith judgment of the U.S. Borrower, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions as contemplated by such provisions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement.

Section 6.09 Asset Sales. Make any Disposition of any asset, including any Equity Interest owned by it (each, to the extent that the Fair Market Value of the assets transferred in such transaction exceed $5,000,000, a “Disposition”), except:

(a) Any Disposition, so long as (i) immediately before and after giving effect thereto, the Payment Conditions are satisfied, (ii) no Overadvance would result therefrom (with Availability calculated pursuant to the most recently delivered Borrowing Base Certificate (including the Borrowing Base Certificate described in clause (iii) if required thereby)); and (iii) to the extent any such Disposition involves assets that account for more than 5% of the aggregate Borrowing Base immediately prior to such Disposition, an updated Borrowing Base

Certificate shall be delivered to the Administrative Agent recalculating the applicable Borrowing Base giving Pro Forma Effect to such Disposition;

(b) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful, or economically practicable to maintain, in the conduct of the business of the U.S. Borrower and the Subsidiaries (including allowing any registration or application for registration of any Intellectual Property determined in good faith by the Borrower Representative to be no longer used or useful, or economically practicable to maintain, to lapse, go abandoned or be invalidated);

(c) Dispositions of inventory and other assets in the ordinary course of business;

(d) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) an amount equal to the Net Proceeds of such Disposition are promptly applied to the purchase price of such replacement property or (iii) such Disposition is allowable under Section 1031 of the Code, or any comparable or successor provision is for like property (and any boot thereon) and for use in a Similar Business;

(e) Dispositions of property to the U.S. Borrower or a Subsidiary; provided that any Dispositions by a Loan Party to a Subsidiary that is not a Loan Party in reliance on this clause (e) shall be made in compliance with Section 6.04;

(f) Dispositions permitted by Section 6.03, Investments permitted by Section 6.04, Restricted Payments permitted by Section 6.08 and Liens permitted by Section 6.02, in each case, other than by reference to this Section 6.09(f);

(g) the unwinding of any Swap Agreement Obligations or Banking Services Obligations;

(h) Dispositions of Permitted Investments;

(i) Dispositions of accounts receivable in connection with the collection or compromise thereof (including sales to factors or other third parties) in the ordinary course of business;

(j) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business;

(k) transfers of property subject to casualty events upon receipt of the Net Proceeds of such casualty event;

(l) Dispositions of property to Persons other than the U.S. Borrower or any of the Subsidiaries not otherwise permitted under this Section 6.09; provided that such Disposition is made for Fair Market Value and with respect to any Disposition pursuant to this clause (l) for a purchase price in excess of $20,000,000 in one transaction or a series of related transactions, the U.S. Borrower or a Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided, however, that for the purposes of this clause (ii), (A) any liabilities (as reflected on the most recent balance sheet of the U.S. Borrower (or a Parent Entity) provided hereunder or in the footnotes thereto), or if incurred, accrued or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the balance sheet of the U.S. Borrower (or Parent Entity) or in the footnotes thereto if such incurrence, accrual or increase had taken place on or prior to the date of such balance sheet, as determined in good faith by the U.S. Borrower, of the U.S. Borrower or such Subsidiary, other than liabilities that are by their terms subordinated to the Obligations, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Disposition) pursuant to a written agreement which releases the U.S. Borrower or such Subsidiary from such liabilities, (B) any securities received by the U.S. Borrower or such Subsidiary from such transferee that are converted by the U.S. Borrower or such Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within 180 days following the closing of the applicable Disposition, shall be deemed to be cash and (C) any

Designated Non-Cash Consideration received by the U.S. Borrower or such Subsidiary in respect of such Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (l) that is at that time outstanding, not in excess (at the time of receipt of such Designated Non-Cash Consideration) of the greater of (i) $140,000,000 and (ii) 20% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time of receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash; provided that if, any such Disposition involves assets that account for more than 15% of the aggregate Borrowing Base immediately prior to such Disposition, an updated Borrowing Base Certificate shall be delivered to the Administrative Agent recalculating the applicable Borrowing Base giving Pro Forma Effect to such Disposition;

(m) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(n) Dispositions of any assets (including Equity Interests) acquired in connection with any Permitted Acquisition or other Investment permitted hereunder; provided that if, any such Disposition is made by a Loan Party to a Person that is not a Loan Party organized in the same country as the Loan Party making such Disposition and during the period from the date of the most recent delivery of a Borrowing Base Certificate hereunder until the date of such Disposition, ABL Priority Collateral with a Fair Market Value in excess of $30,000,000 in the aggregate is the subject of or included in any one or more Dispositions made by a Loan Party to a Person that is not a Loan Party organized in the same country as the Loan Party making such Disposition pursuant to this clause (n), the Borrower Representative shall deliver an updated Borrowing Base Certificate giving Pro Forma Effect to such Disposition;

(o) transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(p) Dispositions of property for Fair Market Value not otherwise permitted under this Section 6.09 in any transaction or series of related transactions having an aggregate purchase price not to exceed $10,000,000 at the time of such Disposition; provided that if, any such Disposition is made by a Loan Party to a Person that is not a Loan Party organized in the same country as the Loan Party making such Disposition and during the period from the date of the most recent delivery of a Borrowing Base Certificate hereunder until the date of such Disposition, assets that account for more than 15% of the aggregate Borrowing Base immediately prior to such Disposition is the subject of or included in any one or more Dispositions made by a Loan party to a Person that is not a Loan Party organized in the same country as the Loan Party making such Disposition pursuant to this clause (p), the Borrower Representative shall deliver an updated Borrowing Base Certificate giving Pro Forma Effect to such Disposition; and

(q) Dispositions of any property subject to a Permitted Sale Lease-Back Transaction.

Section 6.10 Fixed Charge Coverage Ratio. The Company will not permit the Fixed Charge Coverage Ratio, as of the end of any fiscal quarter, commencing with the fiscal quarter ending immediately preceding any date on which Availability is less than the Applicable Trigger Amount (Level I), to be less than 1.0 to 1.0; provided that the Company will not be required to comply with this covenant from and after the first date thereafter that (A) no Specified Event of Default exists and (B) Availability is greater than the Applicable Trigger Amount (Level I) for a period of 20 consecutive days.

Section 6.11 Canadian Pension Plans. The Loan Parties shall not (a) contribute to or assume an obligation to contribute to any Canadian Defined Benefit Plan, without the prior written consent of the Administrative Agent (consent not to be unreasonably withheld), or (b) acquire an interest in any Person (other than pursuant to a Permitted Acquisition) if such Person sponsors, maintains or contributes to, or at any time in the five-year period preceding such acquisition has sponsored, maintained, or contributed to a Canadian Defined Benefit Plan, without the prior written consent of the Administrative Agent (consent not to be unreasonably withheld).

ARTICLE VII.

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrowers shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or

(b) the Borrowers shall fail to pay (i) any interest on any Loan or Letter of Credit Fee when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days or (ii) any fee or any other amount (other than any fee or other amount referred to in clause (a) or (b)(i) of this Article VII) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days after the earlier of the knowledge of a Responsible Officer of the Borrower Representative of such breach or notice thereof from the Administrative Agent to the Borrower Representative; or

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in, or in connection with, this Agreement, any other Loan Document, any Compliance Certificate or any Borrowing Base Certificate (and any amendment or modification hereof or thereof or waiver hereunder or thereunder), shall prove to have been false or misleading in any material respect when so made or deemed made and, to the extent capable of being cured, including by a restatement of any relevant financial statements, such false or misleading representation or warranty remains incorrect for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower Representative; or

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (solely with respect to the Borrowers’ existence), 5.08 or in Article VI of this Agreement; or

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those which constitute an Event of Default under another Section of this Article VII), and such failure shall continue unremedied for a period of (i) three (3) days after notice thereof from the Administrative Agent to the Borrower Representative if such breach relates to the delivery of a weekly Borrowing Base Certificate pursuant to Section 5.01(g) and clause (i) of the definition of “Borrowing Base Reporting Date”, (ii) five (5) days after notice thereof from the Administrative Agent to the Borrower Representative if such breach relates to the delivery of a quarterly or monthly Borrowing Base Certificate pursuant to Section 5.01(g) and clause (ii) or (iii), as applicable, of the definition of “Borrowing Base Reporting Date” and (iii) thirty (30) days after notice thereof from the Administrative Agent to the Borrower Representative, if such breach relates to other provisions of this Agreement; or

(f) so long as the following failure is unremedied or is not waived by the holders of such Indebtedness, in each case, prior to the termination of the Aggregate Commitments or acceleration of the Loans pursuant to this Article VII, any Loan Party or Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness or the Fixed Asset Priority Indebtedness, when due at scheduled maturity; or

(g) (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, in each case without such Material Indebtedness having been discharged, or any such event of or condition having been cured promptly; or (ii) the U.S. Borrower or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness when due and owing; provided that subclause (i) of this clause (f) shall not apply to: (1) any secured Indebtedness that becomes due as a result of a disposition, transfer, condemnation, insured loss or similar event with respect to the property or assets securing such Indebtedness, (2) termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness (other than any failure to make any payment required as a result of any such termination event or similar event); (3) any breach or default that

(A) has been remedied by the U.S. Borrower or the applicable Subsidiary or (B) has been waived (including in the form of an amendment) by the required holders of the applicable item of Indebtedness and is no longer continuing, in each case, prior to any acceleration of Loans and Commitments pursuant to this Article VII(f); (4) any customary offer to repurchase provisions upon an asset sale; (5) customary debt and equity proceeds prepayment requirements contained in any bridge or other interim credit facility; (6) Indebtedness of any person assumed in connection with the acquisition of such person to the extent that such Indebtedness is repaid as required by the terms thereof as a result of the acquisition of such person or (7) the redemption of any Indebtedness incurred to finance an acquisition pursuant to any special mandatory redemption feature that is triggered as a result of the failure of such acquisition to occur;

(h) (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (A) liquidation, reorganization or other relief in respect of a Loan Party or Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or other Insolvency Laws now or hereafter in effect or (B) the appointment of a receiver, interim receiver, monitor, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered or (ii) any involuntary case or proceeding (including the filing of any notice of intention in respect thereof) is commenced against any Canadian Loan Party or any Material Subsidiary of any Canadian Loan Party under any Insolvency Law, any incorporation law or other applicable law in any jurisdiction in respect of (A) its bankruptcy, liquidation, winding-up, dissolution or suspension of general operations, or (B) the composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of its debts or obligations; or

(i) any Loan Party or Material Subsidiary shall (i) voluntarily commence any proceeding or proposal or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or other Insolvency Laws now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article VII, (iii) apply for or consent to the appointment of a receiver, interim receiver, monitor, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(j) any Loan Party or Material Subsidiary shall become unable or fail generally to pay its debts as they become due; or

(k) one or more judgments for the payment of money in an aggregate amount in excess of the greater of (i) $140,000,000 and (ii) 20% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment and has not denied coverage) shall be rendered against any Loan Party or any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any judgment creditor has attached or levied upon any assets of any Loan Party or Material Subsidiary that are material to the operations and business of the Loan Parties and their Subsidiaries, taken as a whole, to enforce any such judgment; or

(l) (i) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect, or (ii) a Termination Event shall occur; or there is an appointment by the appropriate Governmental Authority of a replacement administrator to administer any Canadian Defined Benefit Plan; or if any Canadian Defined Benefit Plan shall be terminated or a replacement administrator is appointed; or if the Canadian Borrower or any other Canadian Subsidiary is in default with respect to payments to a Canadian Defined Benefit Plan; or Canadian Borrower or any other Canadian Subsidiary completely or partially withdraws from a Canadian Defined Benefit Plan which is a multi-employer pension plan, as defined under the applicable pension standards legislation; or any Lien arises (save for contribution amounts not yet due) in connection with any Canadian Defined

Benefit Plan, in each case when taken together with all other events set forth in this clause (ii) that have occurred, in the opinion of the Required Lenders, would reasonably be expected to result in a Material Adverse Effect; or

(m) a Change in Control shall occur; or

(n) any security interest purported to be created by any Collateral Document and to extend to assets that constitute a material portion of the Collateral shall cease to be, or shall be asserted in writing by the Borrowers or any other Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Collateral Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations (other than under Canadian law, rule and regulation) or from failure of the Administrative Agent to file UCC continuation statements (or the PPSA equivalent) (so long as such failure does not result from the breach or non-compliance with the Loan Documents by any Loan Party), or (ii) a material portion of the Guarantees pursuant to the Loan Documents by the Guarantors guaranteeing the Obligations, shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Borrowers or any Guarantor not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof); provided that no Event of Default shall occur under this Article VII(n) if the Loan Parties cooperate with the Administrative Agent to replace or perfect such security interest and Lien, such security interest and Lien is promptly replaced or perfected (as needed) and the rights, powers and privileges of the Secured Parties are not materially adversely affected by such replacement; or

(o) (i) any material provision of any Loan Document shall for any reason (other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Banking Services Obligations and Swap Obligations)) cease to be a legal, valid and binding obligation of any party thereto in accordance with its terms or (ii) any Loan Document shall for any reason be asserted in writing by the Borrowers or any Guarantor not to be a legal, valid and binding obligation of any party thereto, then, and in every such Event of Default (other than an Event of Default with respect to the Loan Parties described in clause (h) or (i) of this Article VII), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; and in the case of any event with respect to the Loan Parties described in clause (h) or (i) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations to the extent set forth in this Agreement and exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC or the PPSA, as applicable.

ARTICLE VIII.

THE ADMINISTRATIVE AGENT

Section 8.01 Appointment. Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Lenders and the Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. The provisions of this Article VIII are solely for the benefit of the Administrative Agent and the Lenders (including the Swingline Lender and the Issuing Bank), and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

For the purposes of the grant of security by any Borrower or any other Loan Party pursuant to the laws of the Province of Quebec, each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties and the Issuing Banks hereby irrevocably appoints and authorizes the Administrative Agent to act as the hypothecary representative (in such capacity, the “Attorney”) of the Secured Parties, as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec granted by any Loan Party in favour of the Attorney, and to exercise such powers and duties that are conferred upon the Attorney under any applicable deed of hypothec. The Attorney shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any deed of hypothec, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders, and (c) be entitled to delegate from time to time any of its powers or duties under any deed of hypothec on such terms and conditions as it may determine from time to time. Any person who becomes a Lender or an Issuing Bank hereunder shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed the appointment of the Attorney as aforesaid and to have ratified, as of the date it becomes a Lender or an Issuing Bank hereunder, all actions taken by the Attorney in such capacity. The substitution of the Administrative Agent pursuant to the provisions of this Article VIII shall also constitute the substitution of the Attorney and any successor Administrative Agent shall automatically (and without any further act or formality) become the successor Attorney for the purposes of each deed of hypothec referred to above.

Section 8.02 Rights as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Subsidiary or any Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 8.03 Duties and Obligations. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and, (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence, willful misconduct or material breach of its obligations under this Agreement or any other Loan Document as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence, value or sufficiency of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04 Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05 Actions through Sub-Agents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub- agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties, including through its Toronto or London branches as applicable. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

Section 8.06 Resignation. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower Representative and with the consent of the Borrower Representative (unless an Event of Default under clause (a), (b), (h) or (i) of Article VII shall have occurred and be continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be (a) an Approved Bank with an office in New York, New York, or an Affiliate of any such bank and (b) with the consent of the Borrower Representative (unless an Event of Default under clause (a), (b), (h) or (i) of Article VII shall have occurred and be continuing). Upon the acceptance of its appointment as Administrative Agent hereunder by its successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed by the Borrowers and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article VIII, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

Section 8.07 Non-Reliance.

(a) Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

(b) Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 8.08 Other Agency Titles. The joint bookrunners and joint lead arrangers, co-syndication agents, and co-documentation agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as joint bookrunners and joint lead arrangers, co-syndication agents, and co-documentation agents, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

Section 8.09 Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties.

(a) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

(b) In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York UCC. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

Section 8.10 Flood Laws. PNC has adopted internal policies and procedures that address requirements placed on federally regulated lenders under (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto, and (iv) related legislation (collectively, the “Flood Laws”). PNC, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, PNC reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

Section 8.11 No Reliance on Administrative Agent’s Customer Identification Program. To the extent the this Agreement is, or becomes, syndicated in cooperation with other Lenders, each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any Sanctions or other Anti-Corruption Law, including any programs involving any of the following items relating to or in connection with any of Borrowers, their Affiliates or their agents, the other documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Sanctions or Anti-Corruption Laws.

Section 8.12 Erroneous Payments.

(a) If the Administrative Agent notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party such Lender or Issuing Bank (any such Lender, Issuing Bank, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party such Lender or Issuing Bank, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clause (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, Issuing Bank or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.12(b).

(c) Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Bank at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrowers) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any notes evidencing such Loans to the Borrowers or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Bank (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Bank or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is made with funds received by the Administrative Agent from any Borrower or any other Loan Party or the proceeds of any Collateral.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine

(g) Each party’s obligations, agreements and waivers under this Section 8.12 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE IX.

MISCELLANEOUS

Section 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone or otherwise, all notices and other communications provided for herein shall be in writing and shall be delivered by Electronic Systems (and subject in each case to paragraph (b) below) or by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to any Loan Party, to the Borrower Representative at:

[***]

with copies to:

[***]

and

[***]

(ii) if to the Administrative Agent, the Issuing Bank or the Swingline Lender, to PNC Bank, National Association at:

[***]

with copies to:

[***]

(iii) in addition to notices pursuant to clause (ii) above, with respect to any Borrowing in any currency (other than U.S. Dollars), to the Persons at the address or facsimile number set forth on Schedule 9.01.

(iv) if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) delivered through Electronic Systems to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent. Each of the Administrative Agent and the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. In the case of notices from the Borrower Representative to the Administrative Agent, such acceptable and approved Electronic Systems include email to the Administrative Agent at the email addresses identified above or as otherwise designated in writing pursuant to Section 9.01(c) below. All such notices and other communications (i) sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), provided that if not given during the normal business hours of the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c) Any party hereto may change its address, facsimile number or email address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) Electronic Systems.

(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Loan Parties, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System, except to the extent that such damages, losses or expenses have been determined by a court of competent jurisdiction by a final non-appealable judgment to have resulted from the willful misconduct, gross negligence or material breach of its obligations under this Agreement or any other Loan Document of the Administrative Agent or any of its Related Parties, as applicable. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

Section 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in the first sentence of Section 2.09(f) (with respect to any Commitment Increase), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender);

(ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly and adversely affected thereby (except (1) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders and (2) that any amendment or modification of defined terms used in the determination of the Borrowing Base shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii));

(iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly and adversely affected thereby (except (1) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders and (2) that any amendment or modification of defined terms used in the determination of the Borrowing Base shall not constitute a reduction in the rate of interest or fees for purposes of this clause (iii));

(iv) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender) directly and adversely affected thereby;

(v) increase the advance rates set forth in the definition of “Borrowing Base” or add new categories of eligible assets, without the written consent of Lenders (other than Defaulting Lenders) having Revolving Exposures and unused Commitments representing more than 66-2/3% of the sum of the Aggregate Credit Exposure and unused Commitments of all Lenders (other than Defaulting Lenders) at such time;

(vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly and adversely affected thereby;

(vii) release any Borrower from the Obligations (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender);

(viii) except as provided in clause (c) of this Section, release all or substantially all of the Collateral or all or substantially all of the value of the Loan Guaranty provided by the Guarantors, taken as whole, without the written consent of each Lender (other than any Defaulting Lender); or

(ix) (i) subordinate, or have the effect of subordinating, the payment obligations under the Loan Documents to any other Indebtedness or other obligation (except Indebtedness that is expressly permitted by the Loan Documents to be senior (including by way of subordination) to the Obligations) or (ii) subordinate, or have the effect of subordinating, the Liens on the assets of the Loan Parties securing the

Obligations to Liens securing any other Indebtedness or other obligation (except Indebtedness that is expressly permitted by the Loan Documents to be secured by a Lien that is senior (including by way of subordination) to the Liens securing the Obligations);

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04, and this Agreement may be amended without any additional consents to provide for increased Commitments in the manner contemplated by Section 2.09.

(c) The Lenders and the other Secured Parties hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, (i) to release any Guarantees and to release any Liens granted to the by the Loan Parties on any Collateral, as applicable, as provided in Section 9.25. Any such release shall not in any manner discharge, affect, or impair the Obligations, any other Guarantees, or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(d) The Lenders and the other Secured Parties hereby irrevocably authorize the Administrative Agent to, without any further consent of any Lender or any other Secured Party, (i) enter into (or acknowledge and consent to) any ABL Intercreditor Agreement with the collateral agent or other representative of holders of Fixed Asset Priority Indebtedness or amend, renew, extend, supplement, restate, replace, waive or otherwise modify any ABL Intercreditor Agreement in accordance with the terms of such ABL Intercreditor Agreement or in connection with the incurrence of additional Fixed Asset Priority Indebtedness, (ii) enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify any Intercreditor Agreement with the holders of, or the collateral agent or other representative of holders of, Indebtedness secured (and permitted to be secured) by a Lien on assets constituting a portion of the Collateral under Sections 6.02 (j) and (iii) enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify any Intercreditor Agreement with the holders of, or the collateral agent or other representative of holders of, Indebtedness secured (and permitted to be secured) by a Lien on assets constituting a portion of the Collateral that is junior in priority to the Lien of the Administrative Agent granted under the Collateral Documents under any other provision of Section 6.02 (it being acknowledged and agreed that the Administrative Agent shall be required to enter into any such agreement at the request of the U.S. Borrower in the circumstances contemplated by this Agreement). The Lenders and the other Secured Parties irrevocably agree that (x) the Administrative Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower Representative as to whether any such other Liens are permitted hereunder and as to the respective assets constituting Collateral that secure (and are permitted to secure) such Indebtedness hereunder and (y) any Intercreditor Agreement entered into by the Administrative Agent shall be binding on the Secured Parties and each Lender, and the other Secured Parties hereby agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, any Intercreditor Agreement.

(e) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers, the Administrative Agent and the Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(f) Notwithstanding anything to the contrary herein (x) the Administrative Agent may, with the consent of the Borrower Representative only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect, error or inconsistency and (y) the Administrative Agent and the Borrower Representative may amend, modify or supplement this Agreement or any of the other Loan Documents to the extent necessary or advisable to expand the collateral pledged to the Administrative Agent in accordance with or as contemplated by the definition of “Permitted Debt”.

(g) MIRE Events. Each of the parties hereto acknowledges and agrees that, if there is any Real Estate subject to a Mortgage, any increase, extension or renewal of any of the Commitments or Loans or any other incremental or additional credit facilities hereunder, but excluding (i) any continuation or conversion of borrowings, (ii) the making of any Revolving Loans, or (iii) the issuance, renewal or extension of Letters of Credit shall be subject to and conditioned upon: (1) the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Real Estate subject to a Mortgage as required by the Flood Laws and as otherwise reasonably required by the Administrative Agent and (2) the Administrative Agent shall have received written confirmation from the Lenders that flood insurance due diligence and flood insurance compliance, in each case, to the extent required by the Lenders, have been completed by the Lenders (such written confirmation not to be unreasonably conditioned, withheld or delayed).

(h) Future Guarantors. Upon execution and delivery of a Joinder Agreement in substantially the form of Exhibit F hereto (or such other form as the Administrative Agent may agree) by a Subsidiary, and acknowledgment by the Administrative Agent thereof, such Subsidiary shall (x) become a party to (i) this Agreement as a U.S. Guarantor or a Canadian Guarantor, as designated therein, and (ii) the applicable Security Agreement as a Grantor (as defined therein), as designated therein and (y) assume and perform all applicable duties and applicable Obligations under this Agreement, the applicable Security Agreement and each of the other Loan Documents with the same force and effect as if originally named as a U.S. Guarantor or Canadian Guarantor herein and a “Grantor” (or similar term) as designated in the applicable Security Agreement.

Section 9.03 Expenses; Indemnity; Damage Waiver.

(a) Except as otherwise provided in this Agreement (including Section 5.06 and Section 5.11), the Loan Parties shall, jointly and severally, pay all (i) reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel (in each case limited to one primary law firm and one law firm in each relevant jurisdiction, except in the case of actual or perceived conflicts of interest, in which case, such additional counsel for the affected persons) for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through an Electronic System) of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel (in each case limited to one primary law firm and one law firm in each relevant jurisdiction, except in the case of actual or perceived conflicts of interest, in which case, such additional counsel for the affected persons) for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit (in each case limited to one primary law firm and one law firm in each relevant jurisdiction, except in the case of actual or perceived conflicts of interest, in which case, such additional counsel for the affected persons). Such reasonable and documented out-of-pocket expenses being reimbursed by the Loan Parties under this Section may include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with:

(i) appraisals and insurance reviews;

(ii) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the reasonable and documented internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;

(iii) Taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(iv) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(v) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing fees, costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).

(b) The Loan Parties, subject to Section 9.21, shall, jointly and severally, indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee (in each case limited to one primary law firm and one law firm in each relevant jurisdiction, except in the case of actual or perceived conflicts of interest, in which case, such additional counsel for the affected persons), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Subsidiary, (iv) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by a Loan Party for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Loan Parties or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or material breach of its obligations under this Agreement or any other Loan Document by such Indemnitee or (ii) arose from any claim, litigation, investigation or proceeding that does not involve an act or omission by the U.S. Borrower or any of the Subsidiaries and is brought by an Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding against the Administrative Agent or any arranger or bookrunner in its capacity as such). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the extent that any Loan Party fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), the Swingline Lender or the Issuing Bank (or any Related Party of any of the foregoing) under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Swingline Lender or the Issuing Bank (or any Related Party of any of the foregoing), as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Loan Parties’ failure to pay any such amount shall not relieve any Loan Party of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Swingline Lender or the Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law (i) no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet); provided that no Indemnitee shall be relieved from liability from liability for such Indemnitee’s gross negligence, willful misconduct or material breach of its obligations under this Agreement or any other Loan Document (as determined by a court of competent jurisdiction in a final non-appealable judgment) and (ii) no Loan Party or Indemnitee shall assert, and each Loan Party and Indemnitee hereby waives, any claim on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

(f) Notwithstanding the foregoing, no Canadian Loan Party shall have any liability under this Section 9.03 for any expenses or indemnities that do not arise from the commitments or extensions of credit to the Canadian Loan Parties, the conduct or alleged conduct of any Canadian Loan Party, the assets of any Canadian Loan Party, any Default or Event of Default relating to any Canadian Loan Party, any services provided to any Canadian Loan Party or any enforcement action against any Canadian Loan Party.

Section 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (in each case, such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower Representative, provided that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof, and provided, further, that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing, any other assignee;

(B) the Administrative Agent shall be required for assignments in respect of the Revolving Loan if such assignment is to a Person that is not a Lender with a Commitment in respect of such Revolving Loan, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) each Issuing Bank; and

(D) the Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement (including its obligations to fund the Loans and other products under the Canadian Sublimit);

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and the tax forms required by Section 2.17(f); and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E) each assignee Lender shall acquire and equal proportionate share (as determined by the assigned Commitments in relation to all other Commitments of other Lenders), either directly, or through an Affiliate or a branch, of the Canadian Sublimit.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) natural person, (b) Defaulting Lender, (c) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business or (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and stated interest on the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered solely to the participating Lender and the information and documentation required under Section 2.17(g) will be delivered to the Borrowers and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 9.06 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or any other document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.07 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured; provided that the foregoing authorization shall not entitle any Lender to apply any deposits (i) of any Canadian Loan Party to the satisfaction of any of the U.S. Secured Obligations or (ii) to the extent that such deposit constitutes an Excluded Asset. The applicable Lender shall notify the Borrower Representative and the Administrative Agent of such setoff or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. NOTWITHSTANDING THE FOREGOING, NO LENDER, NO ISSUING BANK AND NO PARTICIPANT SHALL EXERCISE ANY RIGHT OF SETOFF, BANKER’S LIEN, OR THE LIKE AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF ANY LOAN PARTY HELD OR MAINTAINED BY SUCH LENDER WITHOUT THE WRITTEN CONSENT OF THE ADMINISTRATIVE AGENT.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER

THEORY). EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than any Loan Party and, as far as such recipient is aware, has not been made available as a result of a breach of any obligation of confidentiality of such source with respect to such information. For the purposes of this Section, “Information” means all information received from the Loan Parties relating to the Loan Parties or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Loan Parties under circumstances in which, as far as such recipient is aware, such information has not been made available as a result of a breach of any obligation of confidentiality of such source with respect to such information; provided that, in the case of information received from the Loan Parties after the Restatement Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY, AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON- PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE LOAN PARTIES OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE LOAN PARTIES AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN

ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 9.13 Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

Section 9.14 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

Section 9.15 Canadian Anti-Money Laundering Legislation.

(a) Each Loan Party acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, the Administrative Agent or any Issuing Bank, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b) If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of the Loan Parties for the purposes of applicable AML Legislation, then the Administrative Agent:

(i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable AML Legislation; and

(ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that neither the Administrative Agent nor any other agent has any obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

Section 9.16 Disclosure. Each Loan Party, each Lender and the Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.17 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC, the PPSA or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.18 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) such Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Loan Party or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to such Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Loan Party and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to such Loan Party or its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.20 Authorization to Distribute Certain Materials to Public-Siders.

(a) If the Borrowers do not file this Agreement with the SEC, then the Borrowers hereby authorize the Administrative Agent to distribute the execution version of this Agreement and the Loan Documents to all Lenders, including their Public-Siders. Each Borrower acknowledges its understanding that Public-Siders and their firms may be trading in any of the Loan Parties’ respective securities while in possession of the Loan Documents.

(b) Each Borrower represents and warrants that none of the information in the Loan Documents constitutes or contains material non-public information within the meaning of federal and state securities laws. To the extent that any of the executed Loan Documents constitutes at any time material non-public information within the meaning of the federal and state securities laws after the Restatement Effective Date, each Borrower agrees that it will promptly make such information publicly available by press release or public filing with the SEC.

Section 9.21 Obligations of Foreign Subsidiaries. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, none of the Canadian Loan Parties nor any other Foreign Subsidiary, nor any Subsidiary of the Company that is a CFC Holdco, shall guarantee or pledge any assets as Collateral for any obligations (including principal, interest, fees, penalties, premiums, expenses, charges, reimbursements, indemnities or any other U.S. Obligations) in respect of any U.S. Loan Party or any other Domestic Subsidiary under this Agreement, any other Loan Document, any document with respect to Banking Services Obligations or Swap Agreement Obligations or any other agreement executed and/or delivered in connection with any of the foregoing that are not, with respect to Canadian Loan Parties only, also Canadian Secured Obligations; provided that, for the avoidance of doubt, the U.S. Loan Parties shall be jointly and severally liable for the U.S. Obligations and the Canadian Obligations); provided further that, to the extent any Canadian Loan Party guarantees Permitted Debt of any U.S. Loan Party incurred pursuant to Section 6.01(p), such Canadian Loan Party shall concurrently provide a Guarantee of the U.S. Obligations and grant security to secure the U.S. Obligations pursuant to arrangements and documentation reasonably satisfactory to the Administrative Agent (it being understood and agreed that arrangements and documentation substantially similar to that entered into in connection with the guarantee and pledges in respect of such Indebtedness shall be satisfactory to the Administrative Agent).

Section 9.22 Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase the Original Currency with the Second Currency at the Spot Rate on the date two Business Days preceding that on which judgment is given. Each Loan Party agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Administrative Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency as a result of such judgment, each Loan Party agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent against such loss. The term “rate of exchange” in this Section means the Spot Rate at which the Administrative Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

Section 9.23 Waiver of Immunity. To the extent that any Loan Party has, or hereafter may be entitled to claim or may acquire, for itself, any Collateral or other assets of the Loan Parties, any immunity (whether sovereign or otherwise) from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself, any Collateral or any other assets of the Loan Parties, such Loan Party hereby waives such immunity in respect of its obligations hereunder and under any promissory notes evidencing the Loans hereunder and any other Loan Document to the fullest extent permitted by applicable law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section shall be effective to the fullest extent now or hereafter permitted under the Foreign Sovereign Immunities Act of 1976 (as amended, and together with any successor legislation) and are, and are intended to be, irrevocable for purposes thereof.

Section 9.24 Process Agent. Each Canadian Loan Party hereby irrevocably designates and appoints the Borrower Representative, in the case of any suit, action or proceeding brought in the United States as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any other Loan Document. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to such Canadian Loan Party in care of the Borrower Representative at the Borrower Representative’s address set forth in Section 9.01, and each such Canadian Loan Party hereby irrevocably authorizes and directs the Borrower Representative to accept such service on its behalf. As an alternative method of service, each Canadian Loan Party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Borrower Representative or such Canadian Loan Party at its address specified in Section 9.01. Each Canadian Loan Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 9.25 Termination and Release of Collateral.

(a) Upon the occurrence of the Termination Date, the Administrative Agent, on behalf of the Lenders, agrees to negotiate in good faith with the Borrower Representative, and to execute and deliver, a customary payoff letter in form and substance reasonably satisfactory to the Administrative Agent and the Borrower Representative, which payoff letter shall provide for, among other things, (i) an acknowledgment of the termination of all Loan Documents, other than any terms thereunder that expressly survive termination, (ii) delivery to the Borrower Representative or its designee of all property pledged to the Administrative Agent (including without limitation stock or other certificates, notes receivable, certificates of title, change of address forms and other instruments) or, if applicable, lost collateral affidavits with respect thereto, (iii) [reserved] (iv) delivery to the Borrower Representative or its designee of mortgage or deed of trust releases against any real property of any Loan Party or property subject to any title laws and other like releases, revocations of direct pay notices to Account Debtors, Credit Card Notifications, releases of Deposit Account Control Agreements, Collateral Access Agreements and similar instruments or documents, (v) delivery to the Borrower Representative or its designee of UCC-3 termination statements with respect to the UCC and PPSA discharge filings made by the Administrative Agent in respect of each Loan Party, as applicable, and (vi) a release of liability from the Loan Parties in favor of the Secured Parties.

(b) Upon the written request of the Borrower Representative, the Administrative Agent and the Lenders agree that the Administrative Agent shall, within a reasonable period of time after such request (but in any event, in not less than ten (10) Business Days (or such shorter period otherwise agreed by the Administrative Agent)) and subject to the satisfaction of the conditions below, execute and deliver, as applicable, to the Borrower Representative or a designated agent releases of Mortgages, deeds of trust and assignment of rents (or other similar releases) against Real Estate of any Loan Party subject to a Mortgage; whereupon such specified Real Estate shall cease to be Eligible Real Property, provided that, for each such request, (x) the Borrower Representative shall have delivered to the Administrative Agent an updated Borrowing Base Certificate which shall include a reasonably detailed calculation of Availability immediately before and after giving effect to the release of such property (which shall include any financing being obtained by the Loan Parties giving effect to such release), (y) if such release is requested in connection with the incurrence of Fixed Asset Priority Indebtedness all conditions with respect to such incurrence shall have first been satisfied, and (z) immediately before and after the release of such property the Payment Conditions shall have been satisfied and the Loan Parties shall be in compliance with the Revolving Exposure Limitations, and the Borrower Representative shall have delivered a certificate to the Administrative Agent certifying that each of the foregoing conditions has been satisfied, and the Administrative Agent shall be entitled to conclusively rely on such certificate. Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(c) The Lenders and the other Secured Parties hereby irrevocably agree that the Liens granted to the Administrative Agent by the Loan Parties on any Collateral shall be automatically released (and the Administrative Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without any further inquiry):

(i) in full upon the occurrence of the Termination Date as set forth in Section 9.25(d) below;

(ii) upon the Disposition (other than any lease or license) of such Collateral by any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction permitted by this Agreement (and the Administrative Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry);

(iii) to the extent that such Collateral comprises property leased to a Loan Party, upon termination or expiration of such lease (and the Administrative Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry);

(iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.02);

(v) to the extent that the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee in accordance with Sections 9.25(d) below (and the Administrative Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry);

(vi) as required by the Administrative Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Administrative Agent pursuant to the Collateral Documents;

(vii) [reserved]; and/or

(viii) upon any asset or property becoming Excluded Assets pursuant to a transaction that is not prohibited by this Agreement;

Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.

Notwithstanding anything herein to the contrary, if any release under this clause (c) or clause (d) below (i) results in a Loan Party ceasing to be a Loan Party or (ii) involves assets that account for more than 15% of the aggregate Borrowing Base immediately prior to such release, an updated Borrowing Base Certificate shall be delivered to the Administrative Agent recalculating the applicable Borrowing Base giving Pro Forma Effect to such release.

(d) In addition, the Lenders and the other Secured Parties hereby irrevocably agree that the respective Guarantor shall be automatically released from its respective Guarantee:

(i) upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Subsidiary;

(ii) [reserved];

(iii) if the release of such Guarantor is approved, authorized or ratified by the Required Lenders (or such other percentage of Lenders whose consent is required in accordance with Section 9.02); and/or

(iv) in the case of a Guarantor that becomes an Excluded Subsidiary pursuant to a transaction not prohibited by the terms of this Agreement, if the Borrower Representative so requests (other than as a result of a transaction whereby a Subsidiary that was a Wholly-Owned Restricted Subsidiary ceases to be a Wholly-Owned Restricted Subsidiary as a result of (x) a transaction that is not bona fide or (y) the sale of its Equity Interests with sole intention to release such Subsidiary from its Guarantee of the Obligations).

(e) The Lenders and the other Secured Parties hereby authorize the Administrative Agent to execute (or acknowledge and consent to) and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 9.25, all without the further consent or joinder of any Lender or any other Secured Party. Upon the effectiveness of any such release, any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor shall no longer be deemed to be made. In connection with any release hereunder, the Administrative Agent shall promptly (and the Secured Parties hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower Representative and at the Borrower Representatives’ expense in connection with the release of any Liens created by any Loan Document in respect of such Subsidiary, property or asset; provided that (i) the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower Representative containing such certifications as the Administrative Agent shall reasonably request, (ii) the Administrative Agent shall not be required to execute any such document on terms which, in the applicable Agent’s reasonable opinion, would expose such Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (iii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the U.S. Borrower or any Subsidiary in respect of) all interests retained by the U.S. Borrower or any

Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery of documents pursuant to this Section 9.25(e) shall be without recourse to or warranty by the Administrative Agent.

(f) Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Termination Date, upon request of the Borrower Representative, the Administrative Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document (other than obligations that expressly survive termination pursuant to the terms of the Loan Documents), whether or not on the date of such release there may be any (i) obligations in respect of any Banking Services Obligations or any Swap Agreement Obligations and (ii) contingent indemnification obligations or expense reimbursement claims not then due; provided that the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower Representative containing such certifications as the Administrative Agent shall reasonably request. Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded, avoided or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrowers or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrowers or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. The U.S. Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent (and its representatives) in connection with taking such actions to release security interests in all Collateral and all obligations under the Loan Documents as contemplated by this Section 9.25(d).

(g) Obligations of the U.S. Borrower or any of its Subsidiaries under any Banking Services Obligations and Swap Agreement (after giving effect to all netting arrangements relating to such Swap Agreement) shall be secured and guaranteed pursuant to the Collateral Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. No person shall have any voting rights under any Loan Document solely as a result of the existence of obligations owed to it under any such Banking Services Obligation or Swap Agreement. For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Agreement shall require the consent of any holder of obligations under any Banking Services Obligation or any Swap Agreement.

Section 9.26 Publicity. Each Loan Party and each Lender hereby authorizes the Administrative Agent, at its sole expense, after providing prior notice thereof to the Borrower Representative, to reference this Agreement and the syndication and arrangement of the loan facility contemplated herein (but not the individual Lenders, bookrunners or arrangers) in connection with marketing, press release or other transactional announcements or updates; provided that the content of any such marketing, press release or other transactional announcements or updates shall be reasonably acceptable to the Borrower Representative (it being understood that tombstones used in pitchbooks by Administrative Agent (as opposed to public announcements) referencing the syndication and arrangement of this Agreement and the loan facility contemplated herein, or inclusion of same on lists or in other formats (other than public announcements), in each case providing the same information as is typically included on tombstones, shall not require prior notice thereof to, or acceptance by, the Borrower Representative).

Section 9.27 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(i) the effects of any Bail-in Action on any such liability, including, if applicable:

(ii) a reduction in full or in part or cancellation of any such liability;

(iii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(b) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.28 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.29 Amendment and Restatement. Effective immediately upon the Restatement Effective Date, the terms and conditions of the Existing Credit Agreement shall be amended and restated as set forth herein and the Existing Credit Agreement shall be superseded by this Agreement. On Restatement Effective Date, the rights and obligations of the parties evidenced by the Existing Credit Agreement shall be evidenced by this Agreement and the other Loan Documents and the grant of security interests and Liens in the Collateral under the Existing Credit Agreement and the other “Loan Documents” (as defined in the Existing Credit Agreement) by the Borrowers and the Guarantors party thereto shall continue under this Agreement and the other Loan Documents, and shall not in any event be terminated, extinguished or annulled but shall hereafter continue to be in full force and effect and be governed by this Agreement and the other Loan Documents. All Obligations (as defined in the Existing Credit Agreement) under the Existing Credit Agreement and the other “Loan Documents” (as defined in the Existing Credit Agreement) shall continue to be outstanding except as expressly modified by this Agreement and shall be governed in all respects by this Agreement and the other Loan Documents, it being agreed and understood that this Agreement does not constitute a novation, satisfaction, payment or reborrowing of any Obligation (as defined in the Existing Credit Agreement) under the Existing Credit Agreement or any other “Loan Document” (as defined in the Existing Credit Agreement), nor does it operate as a waiver of any right, power or remedy of the Lenders under any “Loan Document” (as defined in the Existing Credit Agreement). All references to the Existing Credit Agreement in any Loan Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof.

Section 9.30 Intercreditor Agreements. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document (other than any Intercreditor Agreement) (a) the Liens granted to the Administrative Agent for the benefit of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of any Intercreditor Agreement and (b) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document on the one hand and of any such Intercreditor Agreement, on the other hand, the terms and provisions of such Intercreditor Agreement shall control.

Section 9.31 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.31, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE X.

U.S. GUARANTY

Section 10.01 Guaranty. Each U.S. Loan Party hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment and performance when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all reasonable and documented costs and expenses, including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Party or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively, the “U.S. Guaranteed Obligations”; provided, however, that the definition of “U.S. Guaranteed Obligations” shall not create any guarantee by any U.S. Loan Party of (or grant of security interest by any U.S. Guarantor to support, as applicable) any Excluded Swap Obligations of such U.S. Loan Party for purposes of determining any obligations of any U.S. Loan Party). Each U.S. Loan Party further agrees that the U.S. Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this U.S. Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender or Issuing Bank that extended any portion of the U.S. Guaranteed Obligations.

Section 10.02 Guaranty of Payment. This U.S. Guaranty is a guaranty of payment and not of collection. Each U.S. Loan Party waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue any other Loan Party, any other guarantor of, or any other Person obligated for, all or any part of the U.S. Guaranteed Obligations (each, a “U.S. Obligated Party”), or to enforce its rights against any collateral securing all or any part of the U.S. Guaranteed Obligations.

Section 10.03 No Discharge or Diminishment of Loan Guaranty.

(a) Except as otherwise provided for herein, the obligations of each U.S. Loan Party hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the U.S. Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the U.S. Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Loan Party or any other Obligated Party liable for any of the U.S. Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any U.S. Obligated Party or their assets or any resulting release or discharge of any obligation of any U.S. Obligated Party; or (iv) the existence of any claim, setoff or other rights which any U.S. Loan Party may have at any time against any U.S. Obligated Party, the Administrative Agent, the Issuing Bank, any Lender or any other Person, whether in connection herewith or in any unrelated transaction.

(b) The obligations of each U.S. Loan Party hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the U.S. Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any U.S. Obligated Party, of the U.S. Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any U.S. Loan Party hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the U.S. Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the U.S. Guaranteed Obligations; (iii) any release, non- perfection or invalidity of any indirect or direct security for the obligations of any Loan Party for all or any part of the U.S. Guaranteed Obligations or any obligations of any other U.S. Obligated Party liable for any of the U.S. Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the U.S. Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the U.S. Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such U.S. Loan Party or that would otherwise operate as a discharge of any U.S. Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of the U.S. Guaranteed Obligations).

Section 10.04 Defenses Waived. To the fullest extent permitted by applicable law, each U.S. Loan Party hereby waives any defense based on or arising out of any defense of any U.S. Loan Party or the unenforceability of all or any part of the U.S. Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any U.S. Loan Party or any other U.S. Obligated Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each U.S. Loan Party irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any U.S. Obligated Party or any other Person. Each U.S. Loan Party confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the U.S. Guaranteed Obligations, compromise or adjust any part of the U.S. Guaranteed Obligations, make any other accommodation with any U.S. Obligated Party or exercise any other right or remedy available to it against any U.S. Obligated Party, without affecting or impairing in any way the liability of such U.S. Loan Party under this U.S. Guaranty except to the extent the U.S. Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each U.S. Loan Party waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any U.S. Loan Party against any U.S. Obligated Party or any security.

Section 10.05 Rights of Subrogation. No U.S. Loan Party will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any U.S. Obligated Party or any Collateral, until the Loan Parties have fully performed all their obligations to the Administrative Agent, the Issuing Bank, the Lenders, and the other Secured Parties.

Section 10.06 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the U.S. Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Loan Party or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each U.S. Loan Party’s obligations under this U.S. Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank, the Lenders, or the other Secured Parties are in possession of this U.S. Guaranty. If acceleration of the time for payment of any of the U.S. Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Loan Party, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the U.S. Guaranteed Obligations shall nonetheless be payable by the U.S. Loan Parties forthwith on demand by the Administrative Agent.

Section 10.07 Information. Each U.S. Loan Party assumes all responsibility for being and keeping itself informed of each Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the U.S. Guaranteed Obligations and the nature, scope and extent of the risks that each U.S. Loan Party assumes and incurs under this U.S. Guaranty, and agrees that none of the Administrative Agent, the Issuing Bank or any Lender shall have any duty to advise any U.S. Loan Party of information known to it regarding those circumstances or risks.

Section 10.08 [Reserved].

Section 10.09 [Reserved].

Section 10.10 Maximum Liability. The provisions of this U.S. Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any U.S. Loan Party under this U.S. Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such U.S. Loan Party’s liability under this U.S. Guaranty, then, notwithstanding any other provision of this U.S. Guaranty to the contrary, the amount of such liability shall, without any further action by the U.S. Loan Party or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant U.S. Loan Party’s “Maximum U.S. Liability”). This Section with respect to the Maximum U.S. Liability of each U.S. Loan Party is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no U.S. Loan Party nor any other Person or entity shall have any right or claim under this Section with respect to such Maximum U.S. Liability, except to the extent necessary so that the obligations of any U.S. Loan Party hereunder shall not be rendered voidable under applicable law. Each U.S. Loan Party agrees that the U.S. Guaranteed Obligations may at any time and from time to time exceed the Maximum U.S. Liability of each U.S. Loan Party without impairing this U.S. Guaranty or affecting the rights and remedies of the Lenders hereunder; provided that nothing in this sentence shall be construed to increase any U.S. Loan Party’s obligations hereunder beyond its Maximum U.S. Liability.

Section 10.11 Contribution. In the event any U.S. Loan Party (a “Paying U.S. Loan Party”) shall make any payment or payments under this U.S. Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this U.S. Guaranty, each other U.S. Loan Party (each a “Non-Paying U.S. Loan Party”) shall contribute to such Paying U.S. Loan Party an amount equal to such Non-Paying U.S. Loan Party’s Applicable Share of such payment or payments made, or losses suffered, by such Paying U.S. Loan Party. For purposes of this Section, each Non-Paying U.S. Loan Party’s “Applicable Share” with respect to any such payment or loss by a Paying U.S. Loan Party shall be determined as of the date on which such payment or loss was made by reference to the ratio of (a) such Non- Paying U.S. Loan Party’s Maximum U.S. Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying U.S. Loan Party’s Maximum U.S. Liability has not been determined, the aggregate amount of all monies received by such Non-Paying U.S. Loan Party from the other U.S. Loan Parties after the Restatement Effective Date (whether by loan, capital infusion or by other means) to (b) the aggregate Maximum U.S. Liability of all U.S. Loan Party hereunder (including such Paying U.S. Loan Party) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum U.S. Liability has not been determined for any U.S. Loan Party, the aggregate amount of all monies received by such U.S. Loan Parties from the other Loan Parties after the Restatement Effective Date (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any U.S. Loan Party’s several liability for the entire amount of the U.S. Guaranteed Obligations (up to such U.S. Loan Party’s Maximum U.S. Liability). Each of the U.S. Loan Party covenants and agrees that its right to receive any contribution under this U.S. Guaranty from a Non-Paying U.S. Loan Party shall be subordinate and junior in right of payment to the payment in full in cash of the U.S. Guaranteed Obligations. This provision is for the benefit of both the Administrative Agent, the Issuing Banks, the Lenders and the U.S. Loan Party and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

Section 10.12 Liability Cumulative. The liability of each Loan Party as a U.S. Loan Party under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 10.13 Keepwell. Each Qualified ECP Guarantor that is a U.S. Loan Party hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this U.S. Guaranty in respect of a Swap Obligation (provided, however, that each such Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this U.S. Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each such Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Swap Obligations. Each such Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XI.

CANADIAN GUARANTY

Section 11.01 Guaranty. Each Canadian Loan Party hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Secured Parties, the prompt payment and performance when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Canadian Secured Obligations and all reasonable costs and expenses, including, without limitation, all reasonable and documented court costs and attorneys’ fees and expenses paid or incurred by the Administrative Agent, any Issuing Bank and any Lender in endeavoring to collect all or any part of the Canadian Secured Obligations from, or in prosecuting any action against, the Canadian Borrower, any Canadian Guarantor or any other guarantor of all or any part of the Canadian Secured Obligations (such costs and expenses, together with the Canadian Secured Obligations, collectively, the “Canadian Guaranteed Obligations”). Except as otherwise provided in Section 9.02, each Canadian Loan Party further agrees that the Canadian Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Canadian Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender or Issuing Bank that extended any portion of the Canadian Guaranteed Obligations.

Section 11.02 Guarantee of Payment. This Canadian Guaranty is a Guarantee of payment and not of collection. Each Canadian Loan Party waives any right to require the Administrative Agent, any Issuing Bank or any Lender or any other Secured Party to sue any other Loan Party, any other guarantor, or any other Person obligated for all or any part of the Canadian Guaranteed Obligations (each, a “Canadian Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Canadian Guaranteed Obligations. In addition, as an original and independent obligation under this Canadian Guaranty, each Canadian Loan Party shall: indemnify each Canadian Obligated Party and its successors, endorsees, transferees and assigns and keep the Canadian Obligated Parties indemnified against all costs, losses, expenses and liabilities of whatever kind resulting from the failure by the Loan Parties or any of them, to make due and punctual payment of any of the Canadian Secured Obligations or resulting from any of the Canadian Secured Obligations being or becoming void, voidable, unenforceable or ineffective against any Loan Party (including, but without limitation, all legal and other costs, charges and expenses incurred by each Canadian Obligated Party, or any of them, in connection with preserving or enforcing, or attempting to preserve or enforce, its rights under this Canadian Guaranty); and pay on demand the amount of such costs, losses, expenses and liabilities whether or not any of the Canadian Obligated Parties has attempted to enforce any rights against any Loan Party or any other Person or otherwise.

Section 11.03 No Discharge or Diminishment of Canadian Guaranty.

(a) Except as otherwise provided for herein, the obligations of each Canadian Loan Party hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Canadian Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Canadian Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Canadian Loan Party or any other Canadian Obligated Party liable for any of the Canadian Guaranteed Obligations; (iii) any insolvency, bankruptcy, winding-up, liquidation, reorganization or other similar proceeding affecting any Canadian Obligated Party or their assets or any resulting release or discharge of any obligation of any Canadian Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Canadian Loan Party may have at any time against any Canadian Obligated Party, the Administrative Agent, each Issuing Bank, any Lender or any other person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Canadian Loan Party hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Canadian Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Canadian Obligated Party, of the Canadian Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Canadian Loan Party hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, any Issuing Bank or any Lender or any other Secured Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Canadian Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Canadian Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Canadian Loan Party for all or any part of the Canadian Guaranteed Obligations or any obligations of any other Canadian Obligated Party liable for any of the Canadian Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Issuing Bank or any Lender or any other Secured Party with respect to any collateral securing any part of the Canadian Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Canadian Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Canadian Loan Party or that would otherwise operate as a discharge of any Canadian Loan Party as a matter of law or equity (other than the payment in full in cash of the Canadian Guaranteed Obligations).

Section 11.04 Defenses Waived. To the fullest extent permitted by applicable law, each Canadian Loan Party hereby waives any defense based on or arising out of any defense of any Canadian Loan Party or the unenforceability of all or any part of the Canadian Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Canadian Loan Party, other than the payment in full in cash of the Canadian Guaranteed Obligations. Without limiting the generality of the foregoing, each Canadian Loan Party irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Canadian Obligated Party, or any other Person. Each Canadian Loan Party confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on, or otherwise enforce against, any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Canadian Guaranteed Obligations, compromise or adjust any part of the Canadian Guaranteed Obligations, make any other accommodation with any Canadian Obligated Party or exercise any other right or remedy available to it against any Canadian Obligated Party, without affecting or impairing in any way the liability of such Canadian Loan Party under this Canadian Guaranty except to the extent the Canadian Guaranteed Obligations have been fully paid in cash. To the fullest extent permitted by applicable law, each Canadian Loan Party waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Canadian Loan Party against any Canadian Obligated Party or any security.

Section 11.05 Rights of Subrogation. No Canadian Loan Party will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Canadian Obligated Party, or any Collateral, until the Loan Parties have fully performed all their obligations to the Administrative Agent, the Issuing Banks and the Lenders.

Section 11.06 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Canadian Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Canadian Loan Party or otherwise, each Canadian Loan Party’s obligations under this Canadian Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, any Issuing Bank and the Lenders or other Secured Parties are in possession of this Canadian Guaranty. If acceleration of the time for payment of any of the Canadian Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Canadian Loan Party, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Canadian Guaranteed Obligations shall nonetheless be payable by the Canadian Loan Parties promptly on demand by the Administrative Agent.

Section 11.07 Information. Each Canadian Loan Party assumes all responsibility for being and keeping itself informed of the other Canadian Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Canadian Guaranteed Obligations and the nature, scope and extent of the risks that each Canadian Loan Party assumes and incurs under this Canadian Guaranty, and agrees that neither the Administrative Agent, any Issuing Bank nor any Lender shall have any duty to advise any Canadian Loan Party of information known to it regarding those circumstances or risks.

Section 11.08 Maximum Canadian Liability. In any action or proceeding involving any corporate law, or any provincial, territorial, state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Canadian Loan Party under this Canadian Guaranty would otherwise be held or determined to be void, voidable, avoidable, invalid or unenforceable on account of the amount of such Canadian Loan Party’s liability under this Canadian Guaranty, then, notwithstanding any other provision of this Canadian Guaranty to the contrary, the amount of such liability shall, without any further action by the Canadian Loan Parties or the Administrative Agent, any Issuing Bank or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Canadian Loan Party’s “Maximum Canadian Liability”). This Section with respect to the Maximum Canadian Liability of each Canadian Loan Party is intended solely to preserve the rights of the Administrative Agent, the Issuing Banks and the Lenders to the maximum extent not subject to avoidance under applicable law, and no Canadian Loan Party nor any other Person shall have any right or claim under this Section with respect to such Maximum Canadian Liability, except to the extent necessary so that the obligations of any Canadian Loan Party hereunder shall not be rendered voidable under applicable law. Each Canadian Loan Party agrees that the Canadian Guaranteed Obligations may at any time and from time to time exceed the Maximum Canadian Liability of each Canadian Loan Party without impairing this Canadian Guaranty or affecting the rights and remedies of the Administrative Agent, the Issuing Banks or the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Canadian Loan Party’s obligations hereunder beyond its Maximum Canadian Liability.

Section 11.09 Contribution. In the event any Canadian Loan Party (a “Paying Canadian Loan Party”) shall make any payment or payments under this Canadian Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Canadian Guaranty, each other Canadian Loan Party (each, a “Non-Paying Canadian Loan Party”) shall contribute to such Paying Canadian Loan Party an amount equal to such Non-Paying Canadian Loan Party’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Canadian Loan Party. For purposes of this Article XI, each Non-Paying Canadian Loan Party’s “Applicable Percentage” with respect to any such payment or loss by a Paying Canadian Loan Party shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Canadian Loan Party’s Maximum Canadian Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Canadian Loan Party’s Maximum Canadian Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Canadian Loan Party from the other Canadian Loan Parties after the Restatement Effective Date (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Canadian Liability of all Canadian Loan Parties hereunder (including such Paying Canadian Loan Party) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Canadian Liability has not been determined for any Canadian Loan Party, the aggregate amount of all monies received by such Canadian Loan Parties from the other Canadian Loan Parties after the Restatement Effective Date (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Canadian Loan Party’s several liability for the entire amount of the Canadian Guaranteed Obligations (up to such Canadian Loan Party’s Maximum Canadian Liability). Each of the Canadian Loan Parties covenants and agrees that its right to receive any contribution under this Canadian Guaranty from a Non-Paying Canadian Loan Party shall be subordinate and junior in right of payment to the payment in full in cash of the Canadian Guaranteed Obligations. This provision is for the benefit of all of the Administrative Agent, the Issuing Banks, the Lenders and the Canadian Loan Parties and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

Section 11.10 Liability Cumulative. The liability of each Canadian Loan Party under this Article XI is in addition to and shall be cumulative with all liabilities of each Canadian Loan Party to the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Canadian Loan Party is a party or in respect of any obligations or liabilities of the other Canadian Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

ARTICLE XII.

THE BORROWER REPRESENTATIVE

Section 12.01 Appointment; Nature of Relationship. The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XII. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), unless otherwise directed in the applicable Borrowing Request, at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower(s), provided that, in the case of a Revolving Loan, such amount shall not result in a violation of the Revolving Exposure Limitations. The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 12.01.

Section 12.02 Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

Section 12.03 Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

Section 12.04 Notices. Each Loan Party shall promptly notify the Borrower Representative of the occurrence of any Default or Event of Default hereunder referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give notice thereof to the Administrative Agent and the Lenders pursuant to Section 5.02. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

Section 12.05 Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

Section 12.06 Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other

Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

Section 12.07 Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificate required pursuant to the provisions of this Agreement.

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